As filed with the Securities and Exchange Commission on November 20, 1998
                                          Registration Statement No. 333-
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------
                               BE Aerospace, Inc.
             (Exact name of registrant as specified in its charter)


           DELAWARE                         3728                    06-1209796
 (State or other jurisdiction   (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)  Classification Code Number)   Identification Number)
                               ------------------

                            1400 Corporate Center Way
                            Wellington, Florida 33414
                                 (561) 791-5000

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Thomas P. McCaffrey
                             Chief Financial Officer
                               BE Aerospace, Inc.
                            1400 Corporate Center Way
                            Wellington, Florida 33414
                                 (561) 791-5000

          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ------------------

                                 with copies to:

                              Rohan S. Weerasinghe
                               Shearman & Sterling
                              599 Lexington Avenue
                            New York, New York 10022
                                 (212) 848-4000

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

          If the securities registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

==========================================================================================================================
                                                                Proposed maximum   Proposed maximum
            Title of each class of              Amount to be     offering price       aggregate           Amount of
         Securities to be Registered             Registered         per unit        offering price     Registration Fee
--------------------------------------------------------------------------------------------------------------------------
9 1/2% Series B Senior Subordinated Notes
   due 2008..................................   $200,000,000          100%           $200,000,000          $55,600
==========================================================================================================================

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 9(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a).

================================================================================

The information in the prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION DATED November 20, 1998

 [LOGO]


                                Offer to Exchange
                          all outstanding 9 1/2% Senior
                           Subordinated Notes due 2008
                        ($200,000,000 aggregate principal
                               amount outstanding)
                                       for
                       9 1/2% Series B Senior Subordinated
                                Notes due 2008 of


                               BE Aerospace, Inc.




                             TERMS OF EXCHANGE OFFER

            o Expires 5:00 p.m., New York City time,             , 1998, unless
              extended

            o Not subject to any condition other than that the Exchange Offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission

            o All outstanding notes that are validly tendered and not validly withdrawn will be exchanged

            o Tenders of outstanding notes may be withdrawn any time period to
              5:00 p.m. on the business day prior to expiration of the Exchange Offer

            o The exchange of notes will not be a taxable exchange for the U.S.
              federal income tax purposes

            o  We will not receive any proceeds from the Exchange Offer

            o The terms of the notes to be issued are substantially identical to the outstanding notes, except for certain transfer restrictions and registration rights relating to the outstanding notes

                               -------------------


        See "Risk Factors" beginning on page 20 for a discussion of certain matters that should be considered by prospective investors.

                               -------------------


        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes to be distributed in the exchange offer, nor have any of these organizations determined that this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               -------------------


                      The date of this Prospectus is , 1998

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Forward-Looking Statements. ...................................................2
Available Information..........................................................3
Incorporation of Certain Documents by Reference................................3
Summary........................................................................5
Risk Factors..................................................................20
Use of Proceeds...............................................................26
The Exchange Offer............................................................26
Capitalization................................................................33
Selected Financial Data.......................................................34
Pro Forma Combined Financial Data.............................................36
Management's Discussion and Analysis of Financial Condition
       and Results of Operations..............................................43
Business......................................................................52
Management....................................................................67
Security Ownership of Certain Beneficial Owners and Management................70
Description of Certain Indebtedness...........................................72
Description of the New Notes..................................................74
Plan of Distribution..........................................................97
Legal Matters.................................................................97
Experts.......................................................................97

                              --------------------

                           FORWARD-LOOKING STATEMENTS

        This Prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about us, including, among other things:

            o       Our anticipated growth strategies,

            o       Our expected internal growth,

            o       Our intention to introduce new products,

            o       Technological advances in our industry,

            o Anticipated trends and conditions in our industry, including regulatory reform,

            o       Our ability to integrate acquired businesses,

            o       Our ability to implement a Year 2000 readiness program,

            o       Our future capital needs and

            o       Our ability to compete, including internationally.

            We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this Prospectus might not occur.

                              --------------------

                              AVAILABLE INFORMATION

          We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith we file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also access this information electronically through the Commission's web page on the Internet at http://www.sec.gov. This web cite contains reports, proxy statements and other information regarding registrants such as ourselves that have filed electronically with the Commission.

          This Prospectus constitutes a part of a registration statement (the "Registration Statement") filed by us with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto. As such we make in this Prospectus reference to the Registration Statement and to the exhibits and schedules thereto. For further information about us and about the securities we hereby offer, you should consult the Registration Statement and the exhibits and schedules thereto. You should be aware that statements contained in this Prospectus concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

          The indenture governing the outstanding notes provides that we will furnish to the holders of the notes copies of the periodic reports required to be filed with the Commission under the Exchange Act. Even if we are not subject to the periodic reporting and informational requirements of the Exchange Act, we will make such filings to the extent that such filings are accepted by the Commission. We will make these filings regardless of whether we have a class of securities registered under the Exchange Act. Furthermore, we will provide the Trustee for the notes and the holders of the notes within 15 days after such filings with annual reports containing the information required to be contained in Form 10-K, and quarterly reports containing the information required to be contained in Form 10-Q promulgated by the Exchange Act. From time to time, we will also provide such other information as is required to be contained in Form 8- K promulgated by the Exchange Act. If the filing of such information is not accepted by the Commission or is prohibited by the Exchange Act, we will then provide promptly upon written request, and at our cost, copies of such reports to prospective purchasers of the notes.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            We hereby incorporate by reference into this Prospectus the following documents or information filed with the Commission (File No. 000-18348):

                   (a) the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1998 (the "1998 10-K"), filed with the Commission on May 29, 1998, as amended by the amendment to the 1998 10-K filed with the Commission on June 29, 1998.

                   (b) the Company's Quarterly Reports on Form 10-Q for the
            fiscal quarter ended May 30, 1998, filed with the Commission on July 14, 1998 and the quarter ended August 29, 1998, filed with the Commission on September 25, 1998.

                   (c) the Company's Current Reports on Form 8-K filed on April
            13, 1998, April 27, 1998, May 8, 1998, August 24, 1998 and November
            18,1998, respectively.

                   (d) all documents filed by the Company pursuant to Section 13
            (a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Registration Statement of which this Prospectus is part and prior to the effectiveness thereof or subsequent to the date of this Prospectus and prior to the termination of the offering made hereby.

            Any statement contained herein, or in any documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a subsequent statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

            This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available without charge upon written or oral request from Thomas P. McCaffrey, Chief Financial Officer of the Company at the Company's principal executive offices located at 1400 Corporate Center Way, Wellington, Florida 33414, telephone number (561) 791-5000.

                              --------------------

            This Exchange Offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the Securities or Blue Sky laws of such jurisdiction.

                                     SUMMARY

            This Summary may not contain all the information that may be important to you. You should read the entire Prospectus, including the financial data and related notes, before making an investment decision. The terms "B/E," the "Company," "our company" and "we" as used in this Prospectus refer to "BE Aerospace, Inc." and its subsidiaries as a combined entity, except where it is made clear that such term means only the parent company. References to a fiscal year end relate to a year ending on the last Saturday in February (for example, fiscal 1998 refers to our fiscal year ended February 28, 1998). Market share information in this Prospectus is based upon industry sources or knowledge of the industry and on our dollar sales for the twelve months ended August 29, 1998, except for market shares for commercial aircraft seats and in-flight entertainment systems, which are determined on the basis of installed base as of August 29, 1998. The market share information does not include markets in the former Soviet Union and will vary, sometimes significantly, from year to year. Investors should carefully consider the information set forth under the heading "Risk Factors." In addition, certain statements include forward-looking statements which involve risks and uncertainties. See "Forward-Looking Statements."

                               The Exchange Offer

            We completed on November 2, 1998 the private offering of $200 million of 9 1/2% Senior Subordinated Notes due 2008. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, among other things, to deliver to you this Prospectus and to complete the Exchange Offer within 150 days of the issuance of the 9 1/2% Senior Subordinated Notes due 2008. You are entitled to exchange in the Exchange Offer your outstanding notes for registered notes with substantially identical terms. If the Exchange Offer is not completed within 150 days of the issuance of the 9 1/2% Senior Subordinated Notes due 2008, then the interest rates on the notes will be increased to 10% per year. You should read the discussion under the heading "Summary Description of the New Notes" and "Description of the New Notes" for further information regarding the registered notes.

            We believe that the notes issued in the Exchange Offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the headings "Summary of the Terms of Exchange Offer" and "The Exchange Offer" for further information regarding the Exchange Offer and resale of the notes.

                                   The Company

            Our company is the world's largest manufacturer of commercial and general aviation aircraft cabin interior products. We serve virtually all major airlines and a wide variety of general aviation customers and airframe manufacturers. Our management believes that our company has achieved leading global market positions and significant market shares in each of its major product categories, which include:

                o commercial aircraft seats including an extensive line of first class, business class, tourist class and commuter aircraft seats, with a market share of 50%;

                o food and beverage preparation and storage equipment, with market shares of:

                       --     90% in coffee makers,

                       --     90% in refrigeration equipment and

                       --     50% in ovens;

                o aircraft interior structures such as galleys and crew rests, with a market share of 15%;

                o      oxygen delivery systems, with a market share of 50%;

                o      general aviation interior products, with market shares of


NYDOCS01/569031.10
                                                           5

                       --     60% in executive aircraft seats,

                       --     85% in indirect overhead lighting systems and

                       --     90% in air valves. and

                o      in-flight entertainment systems, with a market share of

                       --     35% in individual-passenger in-flight
                              entertainments systems.

            In addition, we offer our customers in-house capabilities to design, project manage, integrate, install, test and certify reconfigurations and modifications to commercial aircraft passenger cabin interiors and to manufacture related products, including engineering kits and interface components. We also provide upgrade, maintenance and repair services for our airline customers around the world.

            Our company has substantially expanded the size, scope and nature of its business as a result of a number of acquisitions. Since 1989, we have completed 15 acquisitions, including six in fiscal 1999, for an aggregate purchase price of approximately $680 million in order to:

                o increase our cabin interior product and service offerings;

                o expand our activities from the commercial to the general aviation market; and

                o position our company as the preferred global supplier to our customers.

            The acquisitions we have consummated to date have allowed us to reduce costs, principally by integrating manufacturing facilities, or to leverage our established customer relationships by selling more products through our integrated sales force, or both. The largest of the six transactions we have completed to date in fiscal 1999 was the acquisition of SMR Aerospace, Inc. and its affiliates ("SMR") for a total aggregate purchase price of approximately $142 million, subject to adjustment. SMR is a leader in providing design, integration, installation and certification services associated with the reconfiguration of commercial aircraft passenger cabin interiors. We believe that the acquisition of SMR complements our cabin interior product manufacturing capabilities. In addition, our management believes such acquisition positions our company as the only company in the industry able to offer its customers the complete range of products and services required for major cabin interior reconfigurations and modifications. This range extends from the conceptualization and engineering design of new cabin interiors, to the supply of cabin interior products, through the management of the integration, final installation and certification processes.

            As of August 29, 1998, our backlog was approximately $700 million, compared with a backlog of $560 million on February 28, 1998 and $420 million on February 22, 1997. Of our backlog at August 29, 1998, approximately 43% is deliverable by the end of fiscal 1999 and 51% of our total backlog was with North American carriers, approximately 22% was with European carriers and approximately 20% was with Asian carriers. Of such Asian carrier backlog, $34 million is deliverable in fiscal 1999. Approximately $35 million of the total Asian carrier backlog was with Japan Airlines, Singapore Airlines and Cathay Pacific, three of the largest Asian public airlines, each with a total equity market capitalization of at least $3.0 billion as of October 20, 1998.

            In fiscal 1998, approximately 92% of our total revenues were derived from major airlines and 8% of our total revenues were derived from airframe manufacturers. Approximately 61% of our revenues for fiscal 1998 were from refurbishment and upgrade orders.

            During the six months ended August 29, 1998, our company had revenues of $296.3 million and operating earnings before acquisition-related expenses of $42.3 million, an increase of 27% in revenues and 45% in operating earnings before acquisition-related expenses over the six months ended August 30, 1997. During the fiscal year ended February 28, 1998, our company had revenues of $488.0 million and operating earnings of $58.7 million, an increase of 18% in revenues and 38% in operating earnings over the fiscal year ended February 22, 1997.

Competitive Strengths

            We believe that we have a strong competitive position attributable to a number of factors, including the following:

            Leading Market Shares and Significant Installed Base. We believe our leading market positions in each of our major product categories provide us with significant competitive advantages in serving our customers. Such advantages include economies of scale and the ability to commit greater product development, global product support and marketing resources. Furthermore, because of economies of scale, in part attributable to our large market shares and our approximate $4.7 billion installed base of cabin interior equipment (valued at replacement prices as of August 29, 1998), we believe we are among the lowest cost producers in the cabin interior products industry. We also believe that our large installed base provides our company with a significant advantage over competitors in obtaining orders for retrofit and refurbishment programs, principally because airlines tend to purchase replacement equipment from the original supplier. In addition, because of the need for compatible spare parts at airline maintenance depots and the desire of airlines to maximize fleet commonality, a single vendor is typically used for all aircraft of the same type operated by a particular airline.

            Combination of Manufacturing and Cabin Interior Design Services. We have continued to expand our products and services, believing that the airline industry increasingly will seek an integrated approach to the design, development, integration, installation, testing and sourcing of aircraft cabin interiors. We believe that we are the only manufacturer of a broad technologically advanced line of cabin interior products that also has interior design capabilities. Based on our established reputation for quality, service and product innovation among the world's commercial airlines, we believe that we are well positioned to provide "one-stop shopping" to these customers. This maximizes sales opportunities for our company and increases the convenience and value of the service provided to our customers.

            Technological Leadership/New Product Development. Our management believes that we are a technological leader in our industry, with the largest R&D organization in the industry comprised of approximately 725 engineers. We believe that our R&D effort and our on-site engineers at both the airlines and airframe manufacturers enable our company to play a leading role in developing and introducing innovative products to meet emerging industry trends and needs. This allows us to gain early entrant advantages and substantial market shares. Examples of such product development include:

            o the introduction of several premium and main cabin class seats, which we believe are lighter in weight and provide greater comfort as a result of their ergonomic design and pre-engineered individual passenger comfort features;

            o our family of individual passenger distributed video systems, which we believe to be superior to existing operational systems in terms of performance, reliability, weight, heat generation and flexibility to adapt to changing technology;

            o       a cappuccino/espresso maker;

            o       a quick chill wine cooling system; and

            o a constant-pressure, steam cooking oven, which we believe substantially improves the appearance, aroma and taste of airline food.

            Our two individual passenger distributed video systems are designed to meet the varying technological and price specifications of the airlines. We also have a new interactive entertainment system in final development stage and a joint venture with Harris Corporation to develop and deliver live broadcast television (LiveTV(TM)) to domestic narrow-body commercial aircraft.

            Proven Track Record of Acquisition Integration. We have demonstrated the ability to make strategic acquisitions and successfully integrate such acquired businesses by identifying opportunities to consolidate engineering, manufacturing and marketing activities, as well as rationalizing product lines. Between 1989 and January 1996, our company acquired nine companies. We have integrated the acquisitions by eliminating 11 operating facilities and consolidating personnel at the acquired businesses, resulting in headcount reductions of approximately 1,300 employees through January 1998. Our integration activities, coupled with our re-engineering program, have helped to improve our gross and operating margins (before non-recurring expenses). During the five-year period ended February 28, 1998 our gross margin increased from 33.0% to 36.7% and our operating margin (before non-recurring expenses) increased from 10.5% to 13.0%. During fiscal 1999, we acquired six companies, including Aerospace Interiors, Inc., Puritan-Bennett Aero Systems Co., Aircraft Modular Products, Aerospace Lighting Corporation, SMR Aerospace, Inc. and its affiliates and CF Taylor Interiors Limited and one of its affiliates, to broaden our product lines, to expand our activities from the commercial to the general aviation market and to position our Company as the preferred global supplier to our customers. The aggregate purchase price of all acquisitions made by our company since 1989 is approximately $680 million. While our company will continue to be susceptible to industry-wide conditions, our management believes that our significantly more diversified product line and revenue base achieved through acquisitions has reduced our exposure to demand fluctuations in any one product area within the industry.

Growth Opportunities

            We believe that we are benefitting from four major growth trends in the aerospace industry:

            Increase in Refurbishment and Upgrade Orders. Our substantial installed base provides significant ongoing revenues from replacements, upgrades, repairs and spare parts. Approximately 61% of our revenues for the year ended February 28, 1998 were derived from refurbishment and upgrade orders. We believe that we are well positioned to benefit over the next several years as a result of the airlines' dramatically improved financial condition and liquidity and the need to refurbish and upgrade cabin interiors following a deferral of cabin interior maintenance expenditures in the late 1980s and early 1990s. A significant portion of our recent growth in backlog, revenues and operating earnings has been from refurbishment and upgrade programs. We are currently experiencing a high level of new order quote activity related to such programs.

            Expansion of Worldwide Fleet and Shift Toward Wide-Body Aircraft. Airlines have been purchasing a significant number of new aircraft in part due to current high load factors and the projected growth in worldwide air travel. Shipments of aircraft interior products will grow with new aircraft deliveries.

            o According to the Current Market Outlook published by the Boeing Commercial Airplane Group in 1998, worldwide air travel growth is projected to average 5% per year over the next ten years and the worldwide fleet of commercial passenger aircraft is projected to expand from approximately 10,845 at the end of 1997 to approximately 15,900 by the end of 2007 and to approximately 23,500 by the end of 2017.

            o According to the February 1998 Airline Monitor, the percentage of new Boeing aircraft deliveries projected to be wide-body aircraft for 1998 through 2002 is 42% as compared to 37% for the five-year period ended December 31, 1997. This shift toward wide-body aircraft is significant to us since these aircraft require as much as seven times the dollar value of cabin interior products as do narrow-body aircraft, including substantially more seats, galley equipment and in-flight entertainment products.

            General Aviation and VIP Aircraft Fleet Expansion and Related Retrofit Opportunities. General aviation and VIP airframe manufacturers are experiencing a surge in new aircraft deliveries similar to that occurring in the commercial aircraft industry.

            o According to industry sources, executive aircraft deliveries amounted to 241 units in calendar 1996 and were approximately 348 in calendar 1997.

            o Industry sources indicate that executive aircraft deliveries are expected to be approximately 450 in calendar 1998 and should reach approximately 545 per year by the year 2000. Several new aircraft models, including the Visionaire Vantage, Cessna Citation Excel, the Boeing Business Jet, Global Express and Airbus Business Jet, have been or are expected to be introduced over the next several years.

            o Advances in engine technology and avionics and emergence of fractional ownership of executive aircraft are all important growth factors.

            In addition to new aircraft deliveries, because we believe we have been designated as the preferred supplier of seating products and fluorescent lighting systems of essentially every general aviation airframe manufacturer, we believe that we are well positioned to capitalize on retrofit opportunities in the general aviation and VIP aircraft fleet, which consists of approximately 10,000 aircraft with an average age of approximately 15 years.

            Emergence of Individual Passenger In-flight Entertainment Systems as a Major New Product Category. Airlines increasingly are demanding individual passenger in-flight entertainment systems to attract and retain customers, as the availability of such service affects passengers' decisions on airline selection. These systems also provide the airlines with the opportunity to generate increased revenues, without raising ticket prices, by charging passengers for the services used. We expect that in-flight entertainment systems, including the new technology designed to deliver live broadcast television on domestic narrow-body aircraft, will be one of the fastest growing and among the largest product categories in the commercial aircraft cabin interior products industry.

Business Strategy

            Our business strategy is to maintain our leadership position and best serve our customers by:

            o offering the broadest and most integrated product lines and services in the industry, including not only new product and follow-on product sales, but also design, integration, installation and certification services, as well as maintenance, upgrade and repair services;

            o pursuing a worldwide marketing approach focused by airline and general aviation airframe manufacturer and encompassing our entire product line;

            o pursuing the highest level of quality in every facet of our operations, from the factory floor to customer support,

            o remaining the technological leader in our industry, as well as significantly growing our installed base of products in the developing in-flight individual passenger entertainment market;

            o enhancing our position in the growing upgrade, maintenance, inspection and repair services market; and

            o pursuing selective strategic acquisitions in the commercial aircraft and general aviation cabin interior products industries.

Recent Developments

            For the fiscal year 1999 to date, we have completed six strategic acquisitions intended to further enhance our leadership position in the commercial aircraft and general aviation cabin interior products industries. A brief description of each of these acquisitions is as follows:

            o On March 27, 1998, we acquired Aerospace Interiors, Inc. for a total of 201,895 shares of Common Stock, representing a purchase price of approximately $5.6 million. Aerospace

                   Interiors services, cleans and repairs aircraft interior parts and products, and is a leading provider of seat repair and maintenance services performed by non-airline entities.

            o On April, 13, 1998, we acquired Puritan-Bennett Aero Systems Co., a wholly owned subsidiary of Nellcor Puritan Bennett Inc., for a cash purchase price of $69.7 million. Puritan-Bennett is a leading manufacturer of commercial aircraft oxygen delivery systems and passenger service unit components and systems and is a major supplier of air valves, overhead lights and switches for both commercial and general aviation aircraft.

            o On April 21, 1998, we acquired Aircraft Modular Products for a cash purchase price of $117.3 million. Aircraft Modular Products is a leading manufacturer of cabin interior products for general aviation (business jet) and commercial-type VIP aircraft, providing a broad line of products including seating, sidewalls, bulkheads, credenza, closets, galley structures. lavatories, tables and sofas, as well as related spare parts.

            o On July 30, 1998, we acquired Aerospace Lighting Corporation for a total of 964,780 shares of Common Stock, representing a purchase price of approximately $28.1 million. Aerospace Lighting is a market leader in producing interior fluorescent lighting systems for business and corporate jet aircraft.

            o On August 7, 1998, we acquired the common stock of SMR for a total aggregate purchase price of approximately $142.0 million, subject to adjustment. SMR is a leader in providing design, integration, installation and certification services for commercial aircraft passenger cabin interiors. SMR provides a broad range of interior reconfiguration services that allow airlines to change the size of certain classes of service, modify and upgrade the seating, install telecommunications or entertainment options, relocate galleys, lavatories, and overhead bins, and install crew rest compartments. SMR is also a supplier of structural design and integration services, including airframe modifications for passenger-to-freighter conversions. In addition, SMR provides a variety of niche products and components that are used for reconfigurations and conversions. SMR Aerospace's services are performed primarily on an aftermarket basis, and its customers include major airlines, such as United Airlines, Japan Airlines, British Airways, Air France, Cathay Pacific and Qantas, as well as Boeing, Airborne Express and Federal Express.

            o On September 3, 1998, we acquired substantially all of the galley equipment assets and certain property and assumed related liabilities of CF Taylor Interiors Limited and acquired the common stock of CF Taylor (Wales) Limited, both wholly owned subsidiaries of EIS Group PLC, for a total cash purchase price of approximately (pound)14.9 million (approximately $25.1 million, based upon the exchange rate in effect on September 3, 1998). CF Taylor is a manufacturer of galley equipment for both narrow- and wide-body aircraft, including galley structures, crew rests and related spare parts.

                             ----------------------

            B/E's executive offices are located at 1400 Corporate Center Way, Wellington, Florida 33414, and its telephone number is (561) 791-5000.

                   Summary of the Terms of the Exchange Offer

       The Exchange Offer relates to the exchange of up to $200 million aggregate principal amount of outstanding notes for an equal aggregate principal amount of new notes. The new notes will be obligations of the Company entitled to the benefits of the indenture governing the outstanding notes. The form and terms of the new notes are identical in all material respects to the form and terms of the outstanding notes except that the new notes have been registered under the Securities Act, and therefore are not entitled to the benefits of the registration rights granted under the registration rights agreement, executed as part of the offering of the outstanding notes, dated November 2, 1998 among the Company and the initial purchasers in the private offering, including Merrill Lynch & Co., BT Alex. Brown, Chase Securities Inc., Credit Suisse First Boston, Morgan Stanley Dean Witter and Paine Webber Incorporated, relating to certain contingent increases in the interest rates provided for pursuant thereto.


Registration Rights Agreement................ You are entitled to exchange your notes for registered notes with
                                              substantially identical terms. The
                                              Exchange Offer is intended to
                                              satisfy these rights. After the
                                              Exchange Offer is complete, you
                                              will no longer be entitled to any
                                              exchange or registration rights
                                              with respect to your notes.

The Exchange Offer........................... We are offering to exchange $1,000 principal amount of 9 1/2% Series
                                              B Senior Subordinated Notes due
                                              2008 which have been registered
                                              under the Securities Act of 1933
                                              for each $1,000 principal amount
                                              of our outstanding 9 1/2% Series B
                                              Senior Subordinated Notes due 2008
                                              which were issued in November 1998
                                              in a private offering. In order to
                                              be exchanged, an outstanding note
                                              must be properly tendered and
                                              accepted. All outstanding notes
                                              that are validly tendered and not
                                              validly withdrawn will be
                                              exchanged.

                                              As of this date there are $200
                                              million principal amount of notes
                                              outstanding.

                                              We will issue registered notes on
                                              or promptly after the expiration
                                              of the Exchange Offer.

Resale of the New Notes...................... Based on an interpretation by the staff of the Commission set forth
                                              in no-action letters issued to
                                              third parties, including "Exxon
                                              Capital Holdings Corporation"
                                              (available May 13, 1988), "Morgan
                                              Stanley & Co. Incorporated"
                                              (available June 5, 1991), "Mary
                                              Kay Cosmetics, Inc." (available
                                              June 5, 1991) and "Warnaco, Inc."
                                              (available October 11, 1991), we
                                              believe that the notes issued in
                                              the exchange offer may be offered
                                              for resale, resold and otherwise
                                              transferred by you without
                                              compliance with the registration
                                              and prospectus delivery provisions
                                              of the Securities Act of 1933
                                              provided that:

                                              -      the notes issued in the
                                                     Exchange Offer are being
                                                     acquired in the ordinary
                                                     course of business;

                                              -      you are not participating,
                                                     do not intend to
                                                     participate, and have no
                                                     arrangement or
                                                     understanding with any
                                                     person to participate, in
                                                     the distribution of the
                                                     notes issued to you in the
                                                     Exchange Offer;

                                              -      you are not a broker-dealer
                                                     who purchased such
                                                     outstanding notes directly
                                                     from us for resale pursuant
                                                     to Rule 144A or any other
                                                     available exemption under
                                                     the Securities Act of 1933;
                                                     and

                                              -      you are not an "affiliate"
                                                     of ours.

                                              If our belief is inaccurate and
                                              you transfer any note issued to
                                              you in the Exchange Offer without
                                              delivering a prospectus meeting
                                              the requirement of the Securities
                                              Act of 1933 or without an
                                              exemption from registration of
                                              your notes from such requirements,
                                              you may incur liability under the
                                              Securities Act of 1933. We do not
                                              assume or indemnify you against
                                              such liability.

                                              Each broker-dealer that is issued
                                              notes in the Exchange Offer for
                                              its own account in exchange for
                                              notes which were acquired by such
                                              broker-dealer as a result of
                                              market-making or other trading
                                              activities, must acknowledge that
                                              it will deliver a prospectus
                                              meeting the requirements of the
                                              Securities Act of 1933, in
                                              connection with any resale of the
                                              notes issued in the Exchange
                                              Offer. The Letter of Transmittal
                                              states that by so acknowledging
                                              and by delivering a prospectus,
                                              such broker-dealer will not be
                                              deemed to admit that it is an
                                              "underwriter" within the meaning
                                              of the Securities Act. A
                                              broker-dealer may use this
                                              Prospectus for an offer to resell,
                                              resale or other retransfer of the
                                              notes issued to it in the Exchange
                                              Offer. We have agreed that, for a
                                              period of 180 days after the date
                                              of this Prospectus, we will make
                                              this Prospectus and any amendment
                                              or supplement to this Prospectus
                                              available to any such
                                              broker-dealer for use in
                                              connection with any such resales.
                                              We believe that no registered
                                              holder of the outstanding notes is
                                              an affiliate (as such term is
                                              defined in Rule 405 of the
                                              Securities Act) of the Company.

                                              The Exchange Offer is not being
                                              made to, nor will we accept
                                              surrenders for exchange from,
                                              holders of outstanding notes in
                                              any jurisdiction in which this
                                              Exchange Offer or the acceptance
                                              thereof would not be in compliance
                                              with the securities or blue sky
                                              laws of such jurisdiction.

Expiration Date.............................. The Exchange Offer will expire at
                                              5:00 p.m., New York City time,
                                                          , 1998, unless we
                                              decide to extend the expiration
                                              date.

Accrued Interest on the Exchange Notes
      and the Outstanding Notes.............. The new notes will bear interest from November 2, 1998. Holders of
                                              outstanding notes whose notes are
                                              accepted for exchange will be
                                              deemed to have waived the right to
                                              receive any payment of interest on
                                              such outstanding notes accrued
                                              from November 2, 1998 to the date
                                              of the issuance of the new notes.
                                              Consequently, holders who exchange
                                              their outstanding notes for new
                                              notes will receive the same
                                              interest payment on May 1, 1999
                                              (the first interest payment date
                                              with respect to the outstanding
                                              notes and the new notes to be
                                              issued in the Exchange Offer) that
                                              they would have received had they
                                              not accepted the Exchange Offer.
Termination of the Exchange
       Offer................................. We may terminate the Exchange
                                              Offer if we determine that our
                                              ability to proceed with the
                                              Exchange Offer could be materially
                                              impaired due to any legal or
                                              governmental action, new law,
                                              statute, rule or regulation or any
                                              interpretation of the staff of the
                                              Commission of any existing law,
                                              statute, rule or regulation. We do
                                              not expect any of the foregoing
                                              conditions to occur, although
                                              there can be no assurance that
                                              such conditions will not occur.
                                              Holders of outstanding notes will
                                              have
                                              certain rights against our Company
                                              under the registration rights
                                              agreement executed as part of the
                                              offering of the outstanding notes
                                              should we fail to consummate the
                                              Exchange Offer.
Procedures for Tendering
      Outstanding Notes...................... If you are a holder of a note and you wish to tender your note for
                                              exchange pursuant to the Exchange
                                              Offer, you must transmit to The
                                              Bank of New York, as exchange
                                              agent, on or prior to the
                                              Expiration Date:

                                                       either

                                              -  a properly completed and duly
                                                 executed Letter of Transmittal,
                                                 which accompanies this
                                                 Prospectus, or a facsimile of
                                                 the Letter of Transmittal,
                                                 including all other documents
                                                 required by the Letter of
                                                 Transmittal, to the Exchange
                                                 Agent at the address set forth
                                                 on the cover page of the Letter
                                                 of Transmittal; or

                                              -  a computer-generated message
                                                 transmitted by means of DTC's
                                                 Automated Tender Offer Program
                                                 system and received by the
                                                 Exchange Agent and forming a
                                                 part of a confirmation of book
                                                 entry transfer in which you
                                                 acknowledge and agree to be
                                                 bound by the terms of the
                                                 Letter of Transmittal;

                                                       and, either

                                              -  a timely confirmation of
                                                 book-entry transfer of your
                                                 outstanding notes into the
                                                 Exchange Agent's account at The
                                                 Depository Trust Company
                                                 ("DTC") pursuant to the
                                                 procedure for book-entry
                                                 transfers described in this
                                                 Prospectus under the heading
                                                 "The Exchange Offer--Procedure
                                                 for Tendering," must be
                                                 received by the Exchange Agent
                                                 on or prior to the Expiration
                                                 Date; or

                                              -  the documents necessary for
                                                 compliance with the guaranteed
                                                 delivery procedures described
                                                 below.

                                              By executing the Letter of
                                              Transmittal, each holder will
                                              represent to us that, among other
                                              things, (i) the notes to be issued
                                              in the Exchange Offer are being
                                              obtained in the ordinary course of
                                              business of the person receiving
                                              such new notes whether or not such
                                              person is the holder, (ii) neither
                                              the holder nor any such other
                                              person has an arrangement or
                                              understanding with any person to
                                              participate in the distribution or
                                              such new notes and (iii) neither
                                              the holder nor any such other
                                              person is an "affiliate," as
                                              defined in Rule 405 under the
                                              Securities Act of the Company.

Special Procedures for Beneficial
      Owners................................. If you are the beneficial owner of notes and your name does not
                                              appear on a security position
                                              listing of DTC as the holder of
                                              such notes or if you are a
                                              beneficial owner of registered
                                              notes that are registered in the
                                              name of a broker, dealer,
                                              commercial bank, trust company or
                                              other nominee and you wish to
                                              tender such notes or registered
                                              notes in the Exchange Offer, you
                                              should contact such person whose
                                              name your notes or registered
                                              notes are registered promptly and
                                              instruct such person to tender on
                                              your behalf. If such beneficial
                                              holder wishes to tender on his own
                                              behalf such beneficial
                                              holder must, prior to completing
                                              and executing the Letter of
                                              Transmittal and delivering its
                                              outstanding notes, either make
                                              appropriate arrangements to
                                              register ownership of the
                                              outstanding notes in such holder's
                                              name or obtain a properly
                                              completed bond power from the
                                              registered holder. The transfer of
                                              record ownership may take
                                              considerable time.

Guaranteed Delivery Procedures............... If you wish to tender your notes and time will not permit your
                                              required documents to reach the
                                              Exchange Agent by the Expiration
                                              Date, or the procedure for
                                              book-entry transfer cannot be
                                              completed on time or certificates
                                              for registered notes cannot be
                                              delivered on time, you may tender
                                              your notes pursuant to the
                                              procedures described in this
                                              Prospectus under the heading "The
                                              Exchange Offer--Guaranteed
                                              Delivery Procedure."

Withdrawal Rights............................ You may withdraw the tender of your notes at any time prior to
                                              5:00 p.m., New York City time, on
                                              , 1998, the business day prior to
                                              the Expiration Date, unless your
                                              notes were previously accepted for
                                              exchange.

Acceptance of Outstanding Notes and
      Delivery of Exchange Notes............. Subject to certain conditions (as summarized above in "Termination
                                              of the Exchange Offer" and
                                              described more fully under the
                                              "The Exchange
                                              Offer--Termination"), we will
                                              accept for exchange any and all
                                              outstanding notes which are
                                              properly tendered in the Exchange
                                              Offer prior to 5:00 p.m., New York
                                              City time, on the Expiration Date.
                                              The notes issued pursuant to the
                                              Exchange Offer will be delivered
                                              promptly following the Expiration
                                              Date.

Certain U.S. Federal Income Tax
      Consequences........................... The exchange of the notes will generally not be a taxable
                                              exchange for United States federal
                                              income tax purposes. We believe
                                              you will not recognize any taxable
                                              gain or loss or any interest
                                              income as a result of such
                                              exchange.

Use of Proceeds.............................. We will not receive any proceeds from the issuance of notes
                                              pursuant to the Exchange Offer. We
                                              will pay all expenses incident to
                                              the Exchange Offer.

Exchange Agent............................... The Bank of New York is serving as exchange agent in connection with
                                              the Exchange Offer. The Exchange
                                              Agent can be reached at Corporate
                                              Trust Trustee Administration, 101
                                              Barclay Street, Floor 21W, New
                                              York, NY 10286. For more
                                              information with respect to the
                                              Exchange Offer,
                                              the telephone number for the
                                              Exchange Agent is
                                              and the facsimile number for the
                                              Exchange Agent is (212) 815-5915.

                      Summary Description of the New Notes


Notes Offered................................ $200,000,000 aggregate principal amount of 9 1/2% Senior
                                              Subordinated Notes due 2008.

Maturity Date................................ November 1, 2008.

Interest Payments Dates...................... May 1 and November 1 of each year, commencing May 1, 1999.

Ranking...................................... The notes will be unsecured senior subordinated obligations and will
                                              be subordinated to all our
                                              existing and future senior
                                              indebtedness. The notes will rank
                                              equally with all our other
                                              existing and future senior
                                              subordinated indebtedness,
                                              including our currently
                                              outstanding 8% senior subordinated
                                              notes due 2008 and 97/8% senior
                                              subordinated notes due 2006, and
                                              will rank senior to all our
                                              subordinated indebtedness. The
                                              notes effectively will rank junior
                                              to all liabilities of our
                                              subsidiaries. Because the notes
                                              are subordinated, in the event of
                                              bankruptcy, liquidation or
                                              dissolution, holders of the notes
                                              will not receive any payment until
                                              holders of senior indebtedness
                                              have been paid in full. The terms
                                              "senior indebtedness" and
                                              "subordinated indebtedness" are
                                              defined in the "Description of the
                                              New Notes--Subordination" and
                                              "Description of the New
                                              Notes--Certain Definitions"
                                              sections of this Prospectus.

                                              As of August 29, 1998, after
                                              giving pro forma effect to the
                                              offering of the outstanding notes
                                              and our use of the net proceeds
                                              from the offering and borrowings
                                              related to certain acquisitions
                                              and related costs, we would have
                                              had outstanding $88.5 million of
                                              senior indebtedness and $549.4
                                              million of senior subordinated
                                              indebtedness outstanding and our
                                              subsidiaries would have had no
                                              indebtedness outstanding.

Optional Redemption.......................... We may redeem the notes, in whole or in part, at any time on or
                                              after November 1, 2003, at the
                                              redemption prices set forth in
                                              this Prospectus.

Public Equity Offering Optional               Before November 1, 2001, we may
      Redemption............................. redeem up to 35% of the aggregate principal amount of the notes with
                                              the net proceeds of a public
                                              equity offering at 109 1/2% of the
                                              principal amount thereof, plus
                                              accrued interest, if at least 65%
                                              of the aggregate principal amount
                                              of the notes originally issued
                                              remains outstanding after such
                                              redemption. See "Description of
                                              the New Notes--Optional
                                              Redemption."

Change of Control............................ Upon certain change of control events, each holder of notes may
                                              require us to repurchase all or a
                                              portion of its notes at a purchase
                                              price equal to 101% of the
                                              principal amount thereof, plus
                                              accrued interest. See "Description
                                              of the New Notes--Certain
                                              Definitions" for the definition of
                                              a Change of Control.

Certain Covenants............................ The indenture governing the notes will contain covenants that, among
                                              other things, will limit our
                                              ability and the ability of our
                                              restricted subsidiaries to:

                                              o   incur additional indebtedness,

                                              o   incur additional senior
                                                  subordinated indebtedness,

                                              o   pay dividends on, redeem or
                                                  repurchase our capital stock,

                                              o   make investments,

                                              o   issue or sell capital stock of
                                                  restricted subsidiaries,

                                              o   engage in transactions with
                                                  affiliates,

                                              o   create certain liens,

                                              o   sell assets,

                                              o   guarantee indebtedness,

                                              o   restrict dividend or other
                                                  payments to us, and

                                              o  consolidate, merge or transfer
                                                 all or substantially all our
                                                 assets and the assets of our
                                                 subsidiaries on a consolidated
                                                 basis.

                                              These covenants are subject to
                                              important exceptions and
                                              qualifications, which are
                                              described under the heading
                                              "Description of the New Notes" in
                                              this Prospectus.

Exchange Offer; Registration Rights.......... Under a registration rights agreement executed as part of the
                                              offering of the outstanding notes,
                                              we have agreed to:

                                              o  file a registration statement
                                                 within 30 days after the issue
                                                 date of the notes enabling note
                                                 holders to exchange the
                                                 privately placed notes for
                                                 publicly registered notes with
                                                 identical terms,

                                              o  use our best efforts to cause
                                                 the registration statement to
                                                 become effective within 120
                                                 days after the issue date of
                                                 the notes,

                                              o  consummate the exchange offer
                                                 within 150 days after the
                                                 effective date of our
                                                 registration date, and

                                              o  use our best efforts to file a
                                                 shelf registration statement
                                                 for the resale of the notes if
                                                 we cannot effect an exchange
                                                 offer within the time periods
                                                 listed above and in certain
                                                 other circumstances.

                                              The interest rate on the notes
                                              will increase if we do not comply
                                              with our obligations under the
                                              registration rights agreement. See
                                              "The Exchange Offer."

Risk Factors................................. See "Risk Factors" for a
                                              discussion of factors you should
                                              carefully consider before deciding
                                              to invest in the notes.

                             Summary Financial Data
                  (Dollars in thousands, except per share data)

      The following table presents our summary historical financial information as of and for the fiscal years ended February 24, 1996, February 22, 1997 and February 28, 1998. This data is from our audited consolidated financial statements and notes. This table also presents our summary historical financial information as of and for the six months ended August 30, 1997 and August 29, 1998. This data is from our unaudited condensed consolidated financial statement and notes, but, in the opinion of our management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. Operating results for the six months ended August 30, 1997 and August 29, 1998 do not necessarily show what the results for a full year may be. Also shown in the table is certain unaudited pro forma financial information for the fiscal year ended February 28, 1998 and as of and for the six months ended August 29, 1998, reflecting pro forma adjustments as described in the footnotes to the table. Since the information in this table is only a summary, you should read our historical financial statements and the related notes, which are incorporated herein by reference, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Pro Forma Combined Financial Data" found elsewhere in this Prospectus. You should also read our financial statements and other information filed with the SEC.


                                                                     Fiscal Year Ended
                                                ---------------------------------------------------------
                                                                Historical                    Pro Forma
                                                ----------------------------------------     ------------
                                                 Feb. 24,         Feb. 22,     Feb. 28,        Feb. 28,
                                                  1996(a)           1997         1998         1998(b)(c)
                                                ----------       ----------   ----------     ------------
Statements of Operations Data:
Net sales....................................      $232,582       $412,379     $487,999         $680,741
Cost of sales................................       160,031        270,557      309,094          436,594
                                                  ---------       --------     --------        ---------
Gross profit.................................        72,551        141,822      178,905          244,147
Operating expenses:
      Selling, general and administrative....        42,000         51,734       58,622           75,144
      Research, development and                                     37,083
            engineering......................        58,327(e)                   45,685           58,065
      Amortization expense...................         9,499         10,607       11,265           18,363
      In-process research and development
            and acquisition-related
            expenses.........................            --             --           --          169,155(h)
      Other expenses.........................         4,170(f)          --        4,664(g)         6,664(g)
                                                  ---------      ---------    ---------      -----------
Operating earnings (loss)....................       (41,445)        42,398       58,669          (83,244)
Interest expense, net........................        18,636         27,167       22,765           54,909
                                                  ---------      ---------    ---------      -----------
Earnings (loss) before income taxes,
      extraordinary item and cumulative
      effect of change in accounting
      principle..............................       (60,081)        15,231       35,904         (138,153)
Income taxes.................................           --           1,522        5,386            4,650
                                                  ---------      ---------    ---------      -----------
Earnings (loss) before extraordinary item                           13,709
      and cumulative effect of change in
      accounting principle...................       (60,081)                     30,518         (142,803)
Extraordinary item...........................           --             --         8,956(i)         8,956(i)
                                                  ---------      ---------    ---------      -----------
Earnings (loss) before cumulative effect of                         13,709
      change in accounting principle.........       (60,081)                     21,562         (151,759)
Cumulative effect of change in accounting
      principle..............................       (23,332)(e)        --           --               --
                                                  ----------     ---------    ---------      -----------
Net earnings (loss)..........................     $ (83,413)     $  13,709    $  21,562      $  (151,759)
                                                  =========      =========    =========      ===========

Other Data:
Gross margin.................................          31.2%          34.4%        36.7%            35.9%
EBITDA(j)....................................     $ (18,840)     $  66,545    $  87,493      $   128,034
Depreciation and amortization................        18,435         24,147       24,160           35,459
Capital expenditures.........................        13,656         14,471       28,923           35,989
Backlog, at period end(k)....................       340,000        420,000      560,000               NM













                                                                    Six Months Ended
                                                     ---------------------------------------------
                                                             Historical               Pro Forma
                                                     --------------------------      ------------
                                                     August 30,      August 29,       August 29,
                                                        1997           1998(d)        1998(b)(c)
                                                     ----------      ----------      ------------
Statements of Operations Data:
Net sales....................................        $233,689         $296,343          $363,747
Cost of sales................................         148,477          184,863           228,258
                                                     --------        ---------         ---------
Gross profit.................................          85,212          111,480           135,489
Operating expenses:
      Selling, general and administrative....          27,935           37,041            46,403
      Research, development and
            engineering......................          22,550           24,742            28,402
      Amortization expense...................           5,529            7,360             8,560
      In-process research and development
            and acquisition-related
            expenses.........................              --          169,155(h)             --
      Other expenses.........................              --               --                --
                                                    ---------      -----------        ----------
Operating earnings (loss)....................          29,198         (126,818)           52,124
Interest expense, net........................          11,531           16,446            26,796
                                                    ---------      -----------        ----------
Earnings (loss) before income taxes,
      extraordinary item and cumulative
      effect of change in accounting
      principle..............................          17,667         (143,264)           25,328
Income taxes.................................           2,647            4,401             4,306
                                                    ---------      -----------        ----------
Earnings (loss) before extraordinary item
      and cumulative effect of change in
      accounting principle...................          15,020         (147,665)           21,022
Extraordinary item...........................             --               --               --
                                                    ---------      -----------        ----------
Earnings (loss) before cumulative effect of
      change in accounting principle.........          15,020         (147,665)           21,022
Cumulative effect of change in accounting
      principle..............................             --               --               --
                                                   ----------      -----------        ----------
Net earnings (loss)..........................      $   15,020      $  (147,665)       $   21,022
                                                   ==========      ===========        ==========

Other Data:
Gross margin.................................            36.5%            37.6%             37.2%
EBITDA(j)....................................      $   41,663      $    58,595        $   70,643
Depreciation and amortization................          12,465           16,258            18,519
Capital expenditures.........................          11,656           20,210            21,613
Backlog, at period end(k)....................         525,000          700,000                NM


                                                   (continued on following page)
                                       17

                                                                      Fiscal Year Ended
                                                 ---------------------------------------------------------
                                                                 Historical                    Pro Forma
                                                 ----------------------------------------     ------------
                                                  Feb. 24,         Feb. 22,     Feb. 28,        Feb. 28,
                                                   1996(a)           1997         1998         1998(b)(c)
                                                 ----------       ----------   ----------     ------------
Selected Ratios:
Ratio of earnings to fixed charges(l)........      NM(m)              1.6x        2.5x             NM(m)
Ratio of EBITDA to interest expense,
      net(n).................................      NM                 2.4x        3.8x             2.3x


                                                                  Six Months Ended
                                                   ---------------------------------------------
                                                           Historical               Pro Forma
                                                   --------------------------      ------------
                                                   August 30,      August 29,       August 29,
                                                      1997           1998(d)        1998(b)(c)
                                                   ----------      ----------      ------------
Selected Ratios:
Ratio of earnings to fixed charges(l)........         2.5x            NM(m)            1.9x
Ratio of EBITDA to interest expense,
      net(n).................................         3.6x             3.6x            2.6x


                                                    August 29, 1998
                                              ----------------------------
                                                Actual     Pro Forma(b)(c)
                                              ---------    ---------------
Balance Sheet Data (end of period):
Working capital............................   $182,116         $199,850
Total assets...............................    813,221          875,448
Long-term debt.............................    464,813          629,937
Stockholders' equity.......................    168,950           50,950

-------------



(a) On January 24, 1996, we acquired all of the stock of Burns Aerospace Corporation, an industry leader in commercial aircraft seating. The acquisition of Burns was accounted for as a purchase. The results of Burns are included in our historical financial data from the date of acquisition.

(b) As adjusted to reflect the application of the net proceeds from this offering to repurchase the 4,000,000 shares of our common stock issued to the former stockholders of SMR and related costs associated with the issuance of the notes.

(c) The pro forma combined statements of operations data for the fiscal year ended February 28, 1998 and the six months ended August 29, 1998 gives effect to the recent acquisitions of the Company which include (i) the acquisition of SMR Aerospace, Inc. on August 7, 1998, (ii) the acquisition of Puritan-Bennett Aero Systems on April 13, 1998, (iii) the acquisition of Aircraft Modular Products on April 21, 1998 and (iv) the acquisition of CF Taylor and one of its affiliates (together, "CF Taylor") on September 3, 1998 and the refinancing of our 9 3/4% Senior Notes due 2003 (which was completed on March 16, 1998), in each case as if the acquisitions and the refinancing had occurred on February 23, 1997. The pro forma combined balance sheet as of August 29, 1998 assumes that the acquisition of CF Taylor occurred on August 29, 1998. See "Pro Forma Combined Financial Data."

(d) On March 27, 1998, we acquired Aerospace Interiors, Inc. On April 13, 1998, we acquired Puritan-Bennett Aero Systems Co. On April 21, 1998, we acquired Aircraft Modular Products. On July 30, 1998, we acquired Aerospace Lighting Corporation. On August 7, 1998, we acquired SMR Aerospace, Inc. and its affiliates. The results of such acquisitions are included in our historical financial data from the date of acquisition. See "Summary--Recent Developments."

(e) In fiscal 1996, we changed our method of accounting relating to the capitalization of precontract engineering costs. Previously our precontract engineering costs were included as a component of inventories and charged to earnings as the product was shipped. Effective February 26, 1995, such costs have been charged to research, development and engineering and expensed as incurred. In connection with such change in accounting, we recorded a charge to earnings of $23,332.

(f) In fiscal 1996, in conjunction with our rationalization of our seating business and as a result of the Burns acquisition, we recorded a charge to earnings of $4,170 related to costs associated with the integration and consolidation of our European seating operations.

(g) In fiscal 1998, we settled a long-running dispute with the U.S. Government over export sales between 1992 and 1995 to Iran Air. We recorded a charge of $4,664 in fiscal year 1998 related to fines, civil penalties and associated legal fees arising from the settlement. See "Business--Legal Proceedings."

(h) During the six months ended August 29, 1998, we recorded a charge of $169,155 for the write-off of acquired in-process research and development and acquisition-related expenses associated with the Puritan Bennett, Aircraft Modular Products and SMR Aerospace transactions. These expenses are reflected in the Pro Forma Combined Statements of Operations for the year ended February 28, 1998 as the acquisitions are assumed to have occurred on February 23, 1997. In addition, we expect that a portion of the CF Taylor purchase price will be allocated to in-process research and development and acquisition-related costs and will be written off. We have engaged consultants to assist in the allocation of the purchase price of CF Taylor, which we anticipate will be completed prior to the end of the third quarter ending on November 28, 1998. However, based on recent acquisitions by us, we do not expect that the portion of the purchase price that will be allocated to in-process research and development, and subsequently written off, will be in excess of 10% of the CF Taylor purchase price. In-process research and development expenses arise from new product development projects that are in various stages of completion at the acquired enterprise at the date of acquisition. In-process research and development expenses for products under development at the date of acquisition that had not established technological feasibility and for which no alternative use is identified are written off.

(i) We incurred an extraordinary charge of $8,956 during fiscal year 1998 for unamortized debt issue costs, tender and redemption premium and fees and expenses related to the repurchase of our 9 3/4% Senior Notes due 2003.

(j) EBITDA represents net earnings before deducting extraordinary items, income tax expenses, interest expense, net, other expenses, in-process research and development and acquisition-related expenses and depreciation and amortization expense. EBITDA is not a measurement in accordance with generally accepted accounting principles. EBITDA is presented to help you in fully analyzing our financial condition. These data are not intended to be a substitute for net income (loss) or operating cash flow as a measure of our profitability.

(k) As adjusted to exclude certain backlog which was removed from bookings in August 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Bookings and Backlog Information."

(l) For purposes of computing this ratio, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest expense, capitalized interest and amortization of deferred debt issuance costs.

(m) Earnings were insufficient to cover fixed charges by $60,100 for the fiscal year ended February 24, 1996 and by $143,800 for the six months ended August 29, 1998. In addition, earnings were insufficient to cover fixed charges by $138,200 for the year ended February 28, 1998 on a pro forma basis giving effect to offering of the outstanding notes and our use of the net proceeds from the offering and borrowings related to certain acquisitions and related costs. The insufficiencies were primarily the result of the charge to earnings of $23,332 in Fiscal 1996 for the change in accounting principal described in note (e) above and the charge of $169,155 in Fiscal 1999 for the write-off of acquired in-process research and development and acquisition related expenses described in note (h) above.

(n) The ratio of EBITDA to interest expense in the Pro Forma columns was computed on a pro forma basis giving effect to the offering of the outstanding notes and our use of the net proceeds from the offering and borrowings related to certain acquisitions and related costs in each case as if the offering and borrowings related to certain acquisitions and related costs had occurred on February 23, 1997.

                                  RISK FACTORS

       You should carefully consider the following factors and other information in this Prospectus before deciding to invest in the notes.

Significant Indebtedness and Interest Payment Obligations

       As of August 29, 1998, after giving pro forma effect to the offering of the outstanding notes and our use of the net proceeds of the offering and borrowings related to certain acquisitions and related costs, we would have had outstanding $637.9 million of consolidated indebtedness (of which approximately $88.5 million would have been senior indebtedness) and our total consolidated indebtedness, as a percentage of capitalization, would have been 93%. For the six months ended August 29, 1998, our earnings would have been insufficient to cover fixed charges by $143.8 million, primarily due to the write-off of acquired in-process research and development and acquisition-related expenses of $169.2 million. We may incur additional indebtedness in the future, although we will be limited in the amount we could incur by our existing and future debt agreements.

       Our high level of indebtedness could have important consequences to note holders, such as:

            o limiting our ability to obtain additional financing to fund our growth strategy, working capital, capital expenditures, debt service requirements or other purposes;

            o limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal payments and fund debt service;

            o increasing our vulnerability to adverse economic and industry conditions; and

            o increasing our vulnerability to interest rate increases because borrowings under our bank credit facilities are at variable interest rates.

       Our ability to pay interest on the notes and to satisfy our other debt obligations will depend upon, among other things, our future operating performance and our ability to refinance indebtedness when necessary. Each of these factors is to a large extent dependent on economic, financial, competitive and other factors, beyond our control. If, in the future, we cannot generate sufficient cash from operations to make scheduled payments on the notes or to meet our other obligations, we will need to refinance, obtain additional financing or sell assets. We cannot assure you that our business will generate cash flow, or that we will be able to obtain funding, sufficient to satisfy our debt service requirements.

Restrictions in Debt Agreements on Our Operations

       The operating and financial restrictions and covenants in our existing debt agreements, including our bank credit facilities, the indentures governing these notes, the 9-7/8% senior subordinated notes and the 8% senior subordinated notes, and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. See "Description of the New Notes" and "Description of Certain Indebtedness." A breach of any of these restrictions or covenants could cause a default under other debt, and the notes. A significant portion of our indebtedness then may become immediately due and payable. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments, including payments on the notes.

Subordination of the Notes to Senior Indebtedness

       The notes will be subordinate to all our senior indebtedness. In addition, the notes effectively will rank junior to all liabilities of our subsidiaries. As of August 29, 1998, after giving pro forma effect to the offering of the outstanding notes and our use of the net proceeds of the offering and borrowings related to certain acquisitions and related costs, we would have had outstanding $88.5 million of senior indebtedness and $549.4 million of senior subordinated indebtedness and our subsidiaries would have had no indebtedness. We also may incur additional senior indebtedness consistent with the terms of our debt agreements. For example, upon consummation of the offering of the outstanding notes and our use of the net proceeds from the offering, as of August 29, 1998, we would have had $109.4 million available under our bank credit facilities which, if borrowed, would be senior indebtedness.

In the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations on the notes only after all payments had been made on our senior indebtedness. We cannot assure you that sufficient assets will remain to make any payments on the notes. In addition, certain events of default under our senior indebtedness would prohibit us from making any payments on the notes. The term "senior indebtedness" is defined in the "Description of the New Notes--Subordination" section of this Prospectus.

Notes Are Unsecured

       In addition to being subordinate to all of our senior indebtedness, the notes will not be secured by any of our assets. Our obligations under our bank credit facilities are secured by substantially all of our assets. If we became insolvent or are liquidated, or if payment under our bank credit facilities is accelerated, the lenders under our bank credit facilities would be entitled to exercise the remedies available to a secured lender under applicable law. Therefore, our bank lenders will have a claim on such assets before the holders of these notes. See "Description of Certain Indebtedness."

Possible Inability to Purchase Notes upon a Change of Control

       Upon certain change of control events, each holder of notes may require us to repurchase all or a portion of its notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest. Our ability to repurchase the notes upon a change of control event will be limited by the terms of our debt agreements. Upon a change of control event, we may be required immediately to repay the outstanding principal, any accrued interest on and any other amounts owed by us under our bank credit facilities. There can be no assurance that we would be able to repay amounts outstanding under our bank credit facilities or obtain necessary consents under such facilities to repurchase these notes. In addition, upon the happening of a change of control event, we will be required to offer to purchase all of the 97/8% notes and the 8% notes. Any requirement to offer to purchase any outstanding notes may result in us having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance such indebtedness, such financing may be on terms unfavorable to us. The term "Change of Control" is defined in the "Description of the New Notes--Certain Definitions."

Dependence upon Conditions in the Airline Industry

       Our principal customers are the world's commercial airlines. As a result, our business is directly dependent upon the conditions in the highly cyclical and competitive commercial airline industry. In the late 1980s and early 1990s, the world airline industry suffered a severe downturn, which resulted in record losses and several air carriers seeking protection under bankruptcy laws. As a consequence, during such period, airlines sought to conserve cash by reducing or deferring scheduled cabin interior refurbishment and upgrade programs and by delaying purchases of new aircraft. This led to a significant contraction in the commercial aircraft cabin interior products industry and a decline in our business and profitability. Since early 1994, the airlines have experienced a turnaround in operating results, leading the domestic airline industry to record operating earnings during calender years 1995 through 1997. This financial turnaround has, in part, been driven by record load factors, rising fare prices and declining fuel costs. The airlines have substantially improved their balance sheets through cash generated from operations and the sale of debt and equity placements. As a result the levels of airline spending on refurbishment and new aircraft purchases have expanded. However, due to the volatility of the airline industry and the current general economic and financial turbulence, the current profitability of the airline industry may not continue and the airlines may not be able to maintain or increase expenditures on cabin interior products for refurbishments or new aircraft.

       In addition, the airline industry is undergoing a process of consolidation and significantly increased competition. Such consolidation could result in a reduction of future aircraft orders as overlapping routes are eliminated and airlines seek greater economies through higher aircraft utilization. Increased airline competition may also result in airlines seeking to reduce costs by promoting greater price competition from airline cabin interior products manufacturers, thereby adversely affecting our revenues and margins.

       Recently, turbulence in the financial and currency markets of many Asian countries has led to uncertainty as to the economic outlook for these countries. Of our $700 million of backlog at August 29, 1998, we had $34 million with Asian carriers deliverable in fiscal 1999 and a further $107 million deliverable in subsequent fiscal years. Of such Asian carrier backlog, approximately $35 million was with Japan Airlines, Singapore Airlines and Cathay Pacific. Although not all carriers have been affected by the current economic events in the Pacific Run, certain carriers could cancel or defer their existing orders and future orders from airlines in these countries may be adversely affected. In addition, Boeing has recently announced that in light of the recent economic conditions in Asia, it may need to adjust its production schedules over the next several years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Industry Conditions" and "--Deferred Tax Assets" and "Business--Industry Overview."

New Product Introductions and Technological Change

       Airlines currently are taking delivery of a new generation of aircraft and demanding increasingly sophisticated cabin interior products. As a result, the cabin interior configurations of commercial aircraft are becoming more complex and will require more technologically advanced and integrated products. For example, airlines increasingly are seeking sophisticated in-fight entertainment systems, such as the MDDS interactive individual passenger in-flight entertainment system we have developed. Development of the MDDS and related in-flight entertainment systems required substantial investment by us and third parties in research, development and engineering. Our future success may depend to some extent on our ability to continue to develop, profitably manufacture and deliver, on a timely basis, other technologically advanced, reliable high-quality products, which can be readily integrated into complex cabin interior configurations. See "Business--Products and Services."

Competition

       We compete with a number of established companies that have significantly greater financial, technological and marketing resources than we do. Although we have achieved a significant share of the market for a number of our commercial airline cabin interior products, there can be no assurance that we will be able to maintain this market share. Our ability to maintain our market share will depend on our ability to remain the supplier of retrofit and refurbishment products and spare parts on the commercial fleets on which our products are currently in service. It will also depend on our success in causing our products to be selected for installation in new aircraft, including next-generation aircraft, expected to be purchased by the airlines over the next decade, and in avoiding product obsolescence.

       Our primary competitors in the market for new passenger entertainment products, including individual seat video and in-flight entertainment and cabin management systems, are Matsushita Electronics and Rockwell Collins, each of which has significantly greater technological capabilities and financial and marketing resources than we do. See "Business--Competition."

Customer Delivery Requirements

       The commercial aircraft cabin interior products industry is currently experiencing a period of rapid growth. From February 22, 1997 to August 29, 1998, our backlog has increased by approximately 67%. Our ability to receive new contract awards and to deliver our existing backlog is dependent upon our (and our suppliers') ability to increase deliveries to meet the recent surge in demand. Although we believe we have sufficient manufacturing capacity to meet customer demand, we, and our suppliers, may not be able to meet the increased product delivery requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Bookings and Backlog Information" and "Business--Backlog."

General Aviation Acquisitions; Ability to Integrate Acquired Businesses; Additional Capital Requirements

       Between 1989 and January 1996, we acquired nine companies. During fiscal 1999, we acquired six additional companies. See "Summary--Recent Developments." Through several of these recent acquisitions, we have expanded our activities from the commercial to the general aviation market. There can be no assurance that we will be successful in entering the general aviation market. We intend to consider future strategic acquisitions in the commercial airline and general aviation cabin interior industries, some of which could be material to us. We are in discussions from time to time with one or more third parties regarding possible acquisitions. As of the date of this Prospectus we have no agreement or understanding on any acquisition. Our ability to continue to achieve our goals will depend upon our ability to integrate effectively the recent and any future acquisitions and to achieve cost efficiencies. Although we have been successful in the past in doing so, we may not continue to be successful. See "Business--Competitive Strengths."

       Depending upon, among other things, the acquisition opportunities available, we may need to raise additional funds. We may seek additional funds through public offerings or private placements of debt or equity securities or bank loans. In the absence of such financing, our ability to make future acquisitions in accordance with our business strategy, to absorb adverse operating results, to fund capital expenditures or to respond to changing business and economic conditions may be adversely affected. All of these factors may have a material adverse effect on our business, results of operations and financial condition.

Regulation

       The Federal Aviation Administration (the "FAA") prescribes standards and licensing requirements for aircraft components, including virtually all commercial airline and general aviation cabin interior products, and licenses component repair stations within the United States. Comparable agencies regulate these matters in other countries. If we fail to obtain a required license for one of our products or services or lose a license previously granted, the sale of such product or service would be prohibited by law until such license is obtained or renewed. In addition, designing new products to meet existing FAA requirements and retrofitting installed products to comply with new FAA requirements can be both expensive and time-consuming. See "Business--Government Regulations."

Potential Failure of Computer Systems to Recognize Year 2000

       We are highly dependent on our computer software programs and operating systems in operating our business. We also depend on the proper functioning of computer systems of third parties, such as vendors and clients. The failure of any of these systems to appropriately interpret the upcoming calendar year 2000 could have a material adverse effect on our financial condition, results of operations, cash flow and business prospects. We are currently identifying our own applications that will not be Year 2000 compliant and taking steps to determine whether third parties are doing the same. In addition, we are implementing a worldwide plan to prepare our computer systems to be Year 2000 compliant by the first half of 1999. We have already spent $17 million on Year 2000 issues and estimate that the total cost of implementing our Year 2000 compliance program will require an additional $13 million.

       Our inability to remedy our own Year 2000 problems or the failure of third parties to do so may cause business interruptions or shutdown, financial loss, regulatory actions, reputational harm and/or legal liability. We can not assure you that our Year 2000 program or the programs of third parties who do business with us will be effective or that our estimates about the timing and cost of completing our program will be accurate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Costs."

Risks Inherent in International Operations

       Our foreign operations accounted for 26% of total sales for each of the six months ended August 29. 1998 and fiscal 1998, as compared to 24% for the six months ended August 30, 1997 and 25% for fiscal 1997. In addition, we have direct investments in a number of subsidiaries in foreign countries (primarily in Europe). Fluctuations in the value of foreign currencies affect the dollar value of our net investment in foreign subsidiaries, with these fluctuations being included in a separate component of stockholders' equity. Operating results of foreign subsidiaries are translated into U.S. dollars at average monthly exchange rates. For the six months ended August 29, 1998 and fiscal 1998, the impact of such transactions on operating results was not significant. However, we reported a cumulative foreign currency translation amount of $(2.6) million in stockholders' equity at August 29, 1998 as a result of foreign currency adjustments. There can be no assurance that we will not incur additional adjustments in future periods. In addition, the U.S. dollar value of transactions based in foreign currency (collections on foreign sales or payments for foreign purchases) also fluctuates with exchange rates. Historically, foreign currency risk has not been material because a substantial majority of our sales have been denominated in the currency of the country of product origin and no repatriation of earnings has occurred (or is anticipated). However, there can be no assurance that a substantial majority of sales will continue to be denominated in the currency of the country of product origin or as to the impact of changes in the value of the United States dollar or other currencies. The largest foreign currency exposure results from activity in Dutch guilders, British pounds and Japanese yen.

       We have not hedged net foreign investments in the past, although we may engage in hedging transactions in the future to manage or reduce our exchange risk. There can be no assurance that our attempts to manage our foreign currency exchange risk will be successful.

       Our foreign operations could also be subject to unexpected changes in regulatory requirements, tariffs and other market barriers and political and economic instability in the countries where we operate. There can be no assurance as to the impact of any such events that may occur in the future. See "Risk Factors--Dependence upon Conditions in the Airline Industry."

Risk Associated with the Conversion by Certain EU Member States to the "Euro"

       We may be exposed to certain risks as a result of the conversion by certain European Union member states of their respective currencies to the "euro" as legal currency on January 1, 1999. The conversion rates between such member states' currencies and the euro will be fixed by the Council of the European Union. Risks related to the conversion to the euro could include, among other things:

                o effects on pricing due to increased cross-border price transparency;

                o costs of modifying information systems, including both software and hardware;

                o costs of relying on third parties whose systems also require modification;

                o changes in the conduct of business and in the principal markets for our products and services; and

                o     changes in currency exchange rate risk.

       We have analyzed whether the conversion to the euro will materially affect our business operations. While we are uncertain as to the impact of the conversion, we do not expect costs in connection with the euro conversion to be material. However, the actual effects of the conversion cannot be known until the conversion to the euro has taken place and there can be no assurance that the actual effects of the conversion could not have a material adverse effect on our business, results of operations, and financial condition.

Environmental Matters

       We are subject to extensive and changing federal, state and foreign laws and regulations establishing health and environmental quality standards, and may be subject to liability or penalties for violations of those standards. We are also subject to laws and regulations governing remediation of contamination at facilities currently or formerly owned or operated by us to which we have sent hazardous substances or wastes for treatment, recycling or disposal. We believe that we are currently in compliance, in all material respects, with all such laws and regulations. However, we may be subject to future liabilities or obligations as a result of new or more stringent interpretations of existing laws and regulations. In addition, we may have liabilities or obligations in the future if we discover any environmental contamination or liability at any of our facilities, or at facilities we may acquire.

Liquid Trading Market for the Notes May Not Develop

       There has not been established trading market for the notes. Although each initial purchaser has informed us that it currently intends to make a market in the outstanding notes and, if issued, the exchange notes, which will replace the outstanding notes, it has no obligation to do so and may discontinue making a market at any time without notice.

       The notes are eligible for trading in the Private Offerings, Resale and Trading through the Automatic Linkage ("PORTAL") market. However, we do not intend to apply for listing of the outstanding notes or, if issued, the exchange notes, on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

       The liquidity of any market for the notes will depend upon the number of holders of the notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. A liquid trading market may not develop for the notes.

Consequences of Failure to Exchange

            Untendered outstanding notes that are not exchanged for new notes pursuant to the Exchange Offer will remain restricted securities. Outstanding notes will continue to be subject to the following restrictions on transfer: (i) outstanding notes may be resold only if registered pursuant to the Securities Act, if an exemption from registration is available thereunder, or if neither such registration nor such exemption is required by law, (ii) outstanding notes shall bear a legend restricting transfer in the absence of registration or an exemption therefrom and (iii) a holder of outstanding notes who desires to sell or otherwise dispose of all or any part of its outstanding notes under an exemption from registration under the Securities Act, if requested by us, must deliver to us an opinion of independent counsel experienced in Securities Act matters, reasonably satisfactory in form and substance to us, that such exemption is available.

                                 USE OF PROCEEDS

       There will be no cash proceeds payable to the Company from the issuance of the new notes pursuant to the Exchange Offer. The net proceeds less estimated debt issue costs received by the Company from the sale of the outstanding notes were approximately $193.7 million. The Company used approximately $118.0 million of the net proceeds from the offering of the outstanding notes (the "Offering"), to repurchase four million shares (the "SMR Shares") of the Company's common stock previously issued to the selling stockholders in connection with the acquisition of SMR. The remainder of the net proceeds were used for the repayment of approximately $75.0 million of outstanding borrowings under the Company's bank credit facilities.

       The Company paid for the acquisition of SMR by issuing the SMR Shares (then valued at approximately $30 per share) to the former stockholders of SMR and paying them $2.0 million in cash. The Company also paid $22.0 million in cash to the employee stock ownership plan of a subsidiary of SMR Aerospace to purchase the minority equity interest in such subsidiary held by the ESOP, bringing the total aggregate purchase price paid by the Company for SMR Aerospace to approximately $142.0 million. The Company agreed to register for sale with the Securities and Exchange Commission the SMR Shares. If the net proceeds from the sale of the shares, which included the $2.0 million in cash already paid, was less than $120.0 million, subject to adjustment, the Company agreed to pay such difference to the selling stockholders in cash. The Company's obligations to the selling stockholders were secured by an irrevocable stand-by letter of credit from The Chase Manhattan Bank in favor of the selling stockholders. This letter of credit could have been drawn upon after December 31, 1998 if the selling stockholders had not received net proceeds of $120.0 million, including the $2.0 million in cash already paid, from the sale of the SMR Shares. Because of the market price for the Company's common stock and the Company's payment obligation to the selling stockholders described above, the Company decided to repurchase the SMR Shares with approximately $118.0 million of the proceeds from the sale of the outstanding notes (representing the net proceeds of $120.0 million the Company was obligated to pay the selling stockholders, less the $2.0 million in cash the Company already paid them) instead of registering them for sale. In connection with the repurchase of the SMR shares, the irrevocable stand-by letter of credit was returned to The Chase Manhattan Bank. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


                               THE EXCHANGE OFFER

General

       In connection with the sale of the outstanding notes (the "Old Notes"), the purchasers thereof became entitled to the benefits of certain registration rights (the "Registration Rights"). Pursuant to the registration rights agreement executed as part of the Offering (the "Registration Rights Agreement"), the Company agreed to (i) file within 30 days, and cause to become effective within 120 days of the date of original issue of the Old Notes, the Registration Statement of which this Prospectus is a part with respect to the exchange of the Old Notes for the new notes to be issued in the Exchange Offer (the "New Notes" and, together with the Old Notes, the "Notes") and (ii) cause the Exchange Offer to be consummated within 150 days of the original issue of the Old Notes. The New Notes have terms identical in all material respects to the terms of the Old Notes. However, in the event that any changes in law or applicable interpretation of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 150 days following the date of the original issue of the Old Notes, or if any holder of the Old Notes other than the initial purchasers in the Offering (the "Initial Purchasers") is not eligible to participate in the Exchange Offer, or upon the request of any Initial Purchaser under certain circumstances, the Company has agreed to use its best efforts to cause to become effective the 150th day after the original issue of the Old Notes, a Shelf Registration Statement with respect to the resale of the Old Notes and to keep the Shelf Registration Statement effective until three years after the effective date thereof (or until one year after such effective date if such Shelf Registration Statement is filed at the request of the Initial Purchasers under certain circumstances). The Company also had agreed that in the event that either (i) the Registration Statement is not filed with the Commission on or prior to the 30th calendar day following the date of the original issue of the Old Notes or (ii) the Registration Statement is not declared effective on or prior to the 120th calendar day following the date of the original issue of the Old Notes or (iii) the Exchange Offer is not consummated or a Shelf Registration Statement is not declared effective on or prior to the 150th calendar day following the original issue of the Old Notes, the interest rate borne by the Old Notes shall be increased by one-half of one percent per annum after such 30-day period in the case of clause (i) above after such 120-day period in the case of clause (ii) above or after such 150-day period in the case of clause (iii) above. The aggregate amount of such increase from the original interest rate pursuant to those provisions will in no event exceed one-half of one percent per annum. Upon (x) the effectiveness of the Registration Statement after the 120-day period in clause (ii) above or (y) the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, after the 150-day period outlined in clause (iii) above, the interest rate borne by the Old Notes from the date of such filing or effectiveness or the day before the date of consummation, as the case may be, will be reduced to the original interest rate if the Company is otherwise in compliance with such requirements.

       In the event the Exchange Offer is consummated, the Company will not be required to file a Shelf Registration Statement relating to any outstanding Old Notes other than those held by persons not eligible to participate in the Exchange Offer, and the interest rate on such Old Notes will remain at its initial level of 9 1/2%. The Exchange Offer shall be deemed to have been consummated upon the earlier to occur of (i) the Company having exchanged New Notes for all outstanding Old Notes (other than Old Notes held by persons not eligible to participate in the Exchange Offer) pursuant to the Exchange Offer and (ii) the Company having exchanged, pursuant to the Exchange Offer, New Notes for all Old Notes that have been tendered and not withdrawn on the Expiration Date. Upon consummation, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act. See "Risk Factors--Consequences of Failure to Exchange."

       Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Notes validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $ 1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in denominations of $1,000 and integral multiples thereof.

       Based on no-action letters issued by the staff of the Commission to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the holder is acquiring the New Notes in its ordinary course of business and is not participating, and has no arrangements or understanding with any person to participate, in the distribution of the New Notes. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met.

       Each broker-dealer that receives New Notes in Exchange for Old Notes held for its own account, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with resales of New Notes received in exchange for Old Notes. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus and any amendment or supplement to this Prospectus available to any such broker-dealer for use in connection with any such resale. See "Plan of Distribution."

       As of the date of this Prospectus, $200 million aggregate principal amount of the Old Notes is outstanding. In connection with the issuance of the Old Notes, the Company arranged for the Old Notes initially purchased by Qualified Institutional Buyers to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The New Notes will also be issuable and transferable in book-entry form through DTC.

       This Prospectus, together with the accompanying Letter of Transmittal, is being sent to all registered holders as of , 1998 (the "Record Date").

       The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. See "--Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of receiving New Notes from the Company and delivering New Notes to such holders.

       If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, without expenses, to the tendering holder thereof as promptly as practicable after the Expiration Date.

       Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

Expiration Dates; Extensions; Amendments

       The term "Expiration Date" shall mean , 1998 unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

       In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

       The Company reserves the right (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "--Termination" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment.

       Without limiting the manner by which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones New Service.

Interest on the New Notes

       The New Notes will bear interest from November 2, 1998, payable semiannually on May 1 and November 1 of each year commencing on May 1, 1999, at the rate of 9 1/2% per annum. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from November 2, 1998 until the date of the issuance of the New Notes. Consequently, holders who exchange their Old Notes for New Notes will receive the same interest payment on May 1, 1999 (the first interest payment date with respect to the Old Notes and the New Notes) that they would have received had they not accepted the Exchange Offer.

Procedure for Tendering

       To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

       Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth herein under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

       The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

       Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also requests that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

       The method of delivery of Old Notes and the Letters of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Old Notes should be sent to the Company.

       Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by DTC who desires to deliver such Old Notes by bookentry transfer at DTC.

       Any beneficial holder whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

       Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be Guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office of correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

       If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes.

       If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

       All the questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determinations will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not validly tendered or any Old Notes the Company's acceptance of which would, in t he opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not property tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Old Notes unless otherwise provided in the Letter of Transmittal, as soon as practicable flowing the Expiration Date.

       In addition, the Company reserves the right in its sole discretion to (a) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "Termination," to terminate the Exchange Offer and (b) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

       By tendering, each holder of Old Notes will represent to the Company that among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the Holder nor any other person has an arrangement or understanding with any person to participate in the distribution of the New Notes and that neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act.

Guaranteed Delivery Procedure

       Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal, or any other required documents to the Exchange Agent prior to the Expiration Date, or if such Holder cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

            (a) The tender is made through an Eligible Institution;

            (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duty executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

            (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

Withdrawal of Tenders

       Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange.

       To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the business day, prior to the Expiration Date and prior to acceptance for exchange thereof by the Company. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfers sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices will be deter-mined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly tendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be tendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

Termination

       Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange New Notes for, any Old Notes not therefore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes if: (i) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer, which, in the Company's judgment, might materially impair the Company's ability to proceed with the Exchange Offer or (ii) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute rule or regulation is interpreted by the staff of the Commission or court of competent jurisdiction in a manner, which, in the Company's judgment, might materially impair the Company's ability to proceed with the Exchange Offer.

       If the Company determines that it may terminate the Exchange Offer, as set forth above, the Company may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration of the Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes, or (iii) waive such termination event with respect to the Exchange Offer and accept all property tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Old Notes and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Old Notes, if the Exchange Offer would otherwise expire during such period.

Exchange Agent

       The Bank of New York, the Trustee under the indenture governing the Notes (the " Indenture"), has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

     By Mail or Hand Delivery:  The Bank of New York
                                101 Barclay Street, Floor 21W
                                New York, New York 10286
                                Attention: Corporate Trust Trustee Adminstration

     Facsimile Transmission:    (212) 815-5915
     Confirm by Telephone:


Fees and Expenses

       The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph or telephone.

       The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

       The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by the Company.

       The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Federal Income Tax Consequences

       The following discussion summarizing the federal income tax consequences of the Exchange Offer reflects the opinion of Shearman & Sterling, counsel to the Company, as to material federal income tax consequences expected to result from the Exchange Offer. An opinion of counsel is not binding on the Internal Revenue Service ("IRS") or the courts, and there can be no assurances that the IRS will not take, and that a court would not sustain, a position to the contrary to that described below. Moreover, the following discussion does not constitute comprehensive tax advice to any particular Holder of Old Notes. The summary is based on the current provisions of the Internal Revenue Code of 1986, as amended, and applicable Treasure regulations, judicial authority and administrative pronouncements. The tax consequences described below could be modified by future changes in the relevant law, which could have retroactive effect. Each Holder of Old Notes should consult its own tax advisor as to these and any other federal income tax consequences of the Exchange Offer as well as any tax consequences to it under foreign, state, local or other law.

       In the opinion of Shearman & Sterling, exchanges of Old Notes for New Notes pursuant to the Exchange Offer will be treated as a modification of the Old Notes that does not constitute a material change in their terms, and the Company intends to treat the exchanges in that manner. Therefore an exchanging Holder, will not recognize any gain or loss, in respect of an exchange of an Old Note for a New Note, and such Holder's basis and holding period in the New Note will be the same as such Holder's basis and holding period in the Old Note. The Exchange Offer will result in no federal income tax consequences to a non-exchanging Holder.

                                 CAPITALIZATION

       The following table sets forth the capitalization of the Company as of August 29, 1998 and on a pro forma basis (i) as adjusted to give effect to the sale of the Old Notes in the Offering after deducting estimated discounts, commissions and other offering expenses, and the application of the net proceeds of the Offering as described in "Use of Proceeds" and (ii) as if the acquisition of CF Taylor occurred on August 29, 1998. The table should be read in conjunction with the B/E historical financial statements, including the notes thereto, which are incorporated herein by reference, and "Pro Forma Combined Financial Data" included elsewhere in this Prospectus.

                                                                                             As of August 29, 1998
                                                                                  ---------------------------------------------
                                                                                       Actual                   Pro Forma (a)
                                                                                  ----------------           ------------------
                                                                                             (Dollar in thousands)
Short-term debt, including current maturities of long-term debt...............    $     7,983                  $     7,983
Long-term debt, excluding current maturities:
     Bank Credit Facility.....................................................        113,500                       78,500(b)
     97/8% Senior Subordinated Notes due 2006.................................        100,000                      100,000
     8% Senior Subordinated Notes due 2008....................................        249,409                      249,409
     Notes offered hereby.....................................................             --                      200,000
     Other....................................................................          1,904                        2,028
                                                                                  -----------                  -----------
          Total long-term debt................................................        464,813                      629,937
Stockholders' equity:
     Preferred Stock, $.01 par value, 1,000,000 shares authorized; no
          shares issued and outstanding.......................................             --                           --
     Common Stock, $.01 par value, 50,000,000 shares authorized;
          28,251,910 shares issued and outstanding; 24,251,910 shares
          outstanding (as adjusted)...........................................            283                          243
     Additional paid-in capital...............................................        359,660                      241,700
     Accumulated deficit......................................................       (188,389)                    (188,389)
     Cumulative foreign exchange translation adjustment.......................         (2,604)                      (2,604)
                                                                                  ------------                ------------
          Total stockholders' equity..........................................        168,950                       50,950
                                                                                  -----------                  -----------
          Total capitalization................................................      $ 641,746                    $ 688,870
                                                                                  ===========                  ===========

-------------

(a) Adjusted to reflect the sale of the Old Notes. The Company used approximately $118.0 million of the net proceeds from the Offering to repurchase the four million shares of the Company's common stock previously issued to the selling stockholders in connection with the acquisition of SMR, with the remainder used to repay bank indebtedness under the Bank Credit Facility (as defined herein). Following the Offering and the application of the net proceeds received therefrom, the Company would have available under its Bank Credit Facility approximately $109.4 million for subsequent borrowings.

(b) The pro forma amount set forth above for the Bank Credit Facility reflects the August 29, 1998 balance plus borrowings in September 1998 related to certain acquisitions and related costs less the application of the proceeds of the Offering.

                             SELECTED FINANCIAL DATA
                  (Dollars in thousands, except per share data)

       On January 24, 1996, the Company acquired all of the stock of Burns Aerospace Corporation ("Burns"). On March 27, 1998, the Company acquired Aerospace Interiors, Inc. ("ASI"). On April 13, 1998, the Company completed its acquisition of Puritan-Bennett Aero Systems Co. ("PBASCO") and on April 21, 1998, the Company acquired substantially all of the assets of Aircraft Modular Products ("AMP"). On July 30, 1998 the Company acquired Aerospace Lighting Corporation ("ALC") and on August 7, 1998, the Company acquired SMR Aerospace, Inc. and its affiliates ("SMR"). The financial data as of and for the fiscal years ended February 26, 1994, February 25, 1995, February 24, 1996, February 22, 1997 and February 28, 1998 have been derived from financial statements which have been audited by B/E's independent auditors. The financial data for the six months ended August 30, 1997 and August 29, 1998 have been derived from financial statements which are unaudited, but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations of such periods. Operating results for the six months ended August 30, 1997 and August 29, 1998 are not necessarily indicative of results that may be expected for a full year. The following financial information is qualified by reference to, and should be read in conjunction with, the B/E historical financial statements, including notes thereto, which are incorporated herein by reference, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                  Fiscal Year Ended                           Six Months Ended
                                              ----------------------------------------------------------    --------------------
                                              Feb. 26,    Feb. 25,    Feb. 24,      Feb. 22,    Feb. 28,      Aug. 30,  Aug. 29,
                                                1994        1995       1996(a)        1997        1998         1997      1998(b)
                                              --------- ---------    ---------     ---------   ---------    ---------  ---------
Statements of Operations Data:
Net sales ....................................$ 203,364 $ 229,347    $ 232,582     $ 412,379   $ 487,999    $ 233,689  $ 296,343
Cost of sales ................................  136,307   154,863      160,031       270,557     309,094      148,477    184,863
                                              --------- ---------    ---------     ---------   ---------    ---------  ---------
Gross profit .................................   67,057    74,484       72,551       141,822     178,905       85,212    111,480
Operating expenses:
  Selling, general and administrative ........   28,164    31,787       42,000        51,734      58,622       27,935     37,041
  Research, development and engineering ......    9,876    12,860       58,327(c)     37,083      45,685       22,550     24,742
  Amortization expense .......................    7,599     9,954        9,499        10,607      11,265        5,529      7,360
  In-process research and development and
     acquisition related expenses ............     --        --           --            --          --           --      169,155(f)
  Other expenses .............................     --      23,736(d)     4,170(d)       --         4,664(e)      --         --
                                              --------- ---------    ---------     ---------   ---------    ---------  ---------
Operating earnings (loss) ....................   21,418    (3,853)     (41,445)       42,398      58,669       29,198   (126,818)
Interest expense, net ........................   12,581    15,019       18,636        27,167      22,765       11,531     16,446
                                              --------- ---------    ---------     ---------   ---------    ---------  ---------
Earnings (loss) before income taxes (benefit),
extraordinary item and cumulative effect of
change in accounting principle ...............    8,837   (18,872)     (60,081)       15,231      35,904       17,667   (143,264)
Income taxes (benefit) .......................    3,481    (6,806)        --           1,522       5,386        2,647      4,401
                                              --------- ---------    ---------     ---------   ---------    ---------  ---------
Earnings (loss) before extraordinary item and
cumulative effect of change in accounting
principle ....................................    5,356   (12,066)     (60,081)       13,709      30,518       15,020   (147,665)
Extraordinary item ...........................     --        --           --            --         8,956(g)      --         --
                                              --------- ---------    ---------     ---------   ---------    ---------  ---------
Earnings (loss) before cumulative effect of
  change in accounting principle .............    5,356   (12,066)     (60,081)       13,709      21,562       15,020   (147,665)
Cumulative effect of change in accounting
  principle ..................................     --        --        (23,332)(c)      --          --           --         --
                                              --------- ---------    ---------     ---------   ---------    ---------  ---------
Net earnings (loss) ..........................$   5,356 $ (12,066)   $ (83,413)    $  13,709   $  21,562    $  15,020  $(147,665)
                                              ========= =====----    =========     =========   =========    =========  =========
Basic earnings (loss) per share (1):
Earnings (loss) before extraordinary item and
cumulative effect of change in accounting
principle ....................................$     .35 $    (.75)  $   (3.71)     $     .77   $    1.36    $    .68   $   (6.20)
Extraordinary item ...........................       =-        --          --             --       (.40)(g)       --          --
Cumulative effect of accounting change .......       --        --       (1.44)(c)         --         --           --          --
                                              --------- ---------   ---------      ---------   --------     ---------  ---------
Net earnings (loss) ..........................$     .35 $    (.75)  $   (5.15)     $     .77   $    .96     $    .68   $   (6.20)
                                              ========= =========   =========      =========   ========     =====----  =====----
Weighted average common shares ...............   15,438    16,021      16,185         17,692     22,442       22,103      23,822
Diluted earnings (loss) per share (1):
Earnings (loss) before extraordinary item and
cumulative effect of change in accounting
principle ....................................$     .34 $    (.75)  $   (3.71)     $     .72   $   1.30     $    .64   $   (6.20)
Extraordinary item ...........................       --        --          --             --       (.38)(g)       --          --
Cumulative effect of accounting change .......       --        --       (1.44)(c)         --         --           --          --
                                              --------- ---------   ---------      ---------   ---------    ---------  ---------
Net earnings (loss) ..........................$     .34 $    (.75)  $   (5.15)     $     .72   $    .92     $    .64   $   (6.20)
                                              ========= =========   =========      =========   =========    =====----  =====----
Weighted average common shares ...............   15,623    16,021      16,185         19,097     23,430       23,493      23,822

                                                                                                     (continued on following page)

                                                                  Fiscal Year Ended                           Six Months Ended
                                              ----------------------------------------------------------    --------------------
                                              Feb. 26,    Feb. 25,    Feb. 24,      Feb. 22,    Feb. 28,      Aug. 30,  Aug. 29,
                                                1994        1995       1996(a)        1997        1998         1997      1998(b)
                                              --------- ---------    ---------     ---------   ---------    ---------  ---------
Other Data:
Gross margin..................................     33.0%     32.5%       31.2%          34.4%      36.7%        36.5%       37.6%
EBITDA(h).....................................$  34,533  $ 36,029    $(18,840)     $  66,545   $ 87,493     $ 41,663   $  58,595
Depreciation and amortization.................   13,115    16,146      18,435         24,147     24,160       12,465      16,258
Capital Expenditures..........................   11,002    12,172      13,656         14,471     28,923       11,656      20,210
Backlog, at period end (i)....................  131,000   221,000     340,000        420,000    560,000      525,000     700,000
Selected Ratios:
Ratio of earnings to fixed charges (j)........     1.7x        NM(k)       NM(k)        1.6x       2.5x         2.5x          NM(k)
Ratio of EBITDA to interest expense,  net.....     2.7x        2.4x        NM           2.4x       3.8x         3.6x         3.6x
Balance Sheet Data (end of period):
Working capital...............................$  76,874  $ 76,563    $ 41,824      $ 122,174   $ 262,504    $144,686   $ 182,116
Total assets..................................  375,009   379,954     433,586        491,089     681,757     510,521     813,221
Long-term debt................................  159,170   172,693     273,192        225,402     349,557     225,446     464,813
Stockholders' equity..........................  133,993   125,331      44,157        165,761     196,775     186,298     168,950

____________________

(a) On January 24, 1996, the Company acquired all of the stock of Burns, an industry leader in commercial aircraft seating. The acquisition of Burns was accounted for as a purchase, and the results of Burns are included in B/E's historical financial data from the date of acquisition.
(b) On March 27, 1998, the Company acquired ASI. On April 13, 1998, the Company acquired PBASCO. On April 21, 1998, the Company acquired AMP. On July 30, 1998, the Company acquired ALC. On August 7, 1998, the Company acquired SMR. The results of such acquisitions are included in B/E's historical financial data from the date of acquisition. See "Summary--Recent Developments."
(c) In fiscal 1996, the Company changed its method of accounting relating to the capitalization of precontract engineering costs that were previously included as a component of inventories and amortized to earnings as the product was shipped. Effective February 26, 1995, such costs have been charged to research, development and engineering and expensed as incurred and, as a result, periods prior to fiscal 1996 are not comparable. In connection with such change in accounting, the Company recorded a charge to earnings of $23,332. See Note 2 of Notes to Consolidated Financial Statements.
(d) In fiscal 1996, in conjunction with the Company's rationalization of its seating business and as a result of the Burns acquisition, the Company recorded a charge to earnings of $4,170 related to costs associated with the integration and consolidation of the Company's European seating operations. In fiscal 1995, the Company charged to earnings $23,736 of expenses primarily related to intangible assets and inventories associated with the Company's earlier generations of passenger entertainment systems.
(e) In fiscal 1998, the Company settled a long-running dispute with the U.S. Government over export sales between 1992 and 1995 to Iran Air. The Company recorded a charge of $4,664 in fiscal 1998 related to fines, civil penalties and associated legal fees arising from the settlement. See "Business--Legal Proceedings."
(f) During the six months ended August 29, 1998, the Company recorded a charge of $169,155 for the write-off of acquired in-process research and development and acquisition-related expenses associated with the PBASCO, AMP and SMR transactions. In-process research and development expenses arise from new product development projects that are in various stages of completion at the acquired enterprise at the date of acquisition. In-process research and development expenses for products under development at the date of acquisition that have not established technological feasibility and for which no alternative use is identified are written off.
(g) The Company incurred an extraordinary charge of $8,956 during fiscal 1998 for unamortized debt issue costs, tender and redemption premiums and fees and expenses related to the repurchase of its 9 3/4% Senior Notes due 2003 (the "9 3/4% Notes").
(h) EBITDA represents net earnings before deducting extraordinary items, income tax expenses, in-process research and development and acquisition-related expenses and depreciation and amortization expense. EBITDA is not a measurement in accordance with GAAP and is presented to facilitate a further analysis of B/E's financial condition. These data are not intended to be a substitute for net income (loss) or operating cash flow as a measure of B/E's profitability.
(i) As adjusted to exclude certain backlog which was debooked in August 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Bookings and Backlog Information."
(j) For purposes of computing this ratio, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest expense, capitalized interest and amortization of deferred debt issuance costs.
(k) Earnings were insufficient to cover fixed charges by approximately $18,000, $60,100 and $143,800 for the fiscal years ended February 25, 1995 and February 24, 1996 and the six months ended August 29, 1998, respectively.
(l) During fiscal year 1998, the Company adopted Statement of Financial Accounting Standard No. 128, Earnings per Share, and, accordingly, has restated earnings per share for all periods presented.
                                       35

                        PRO FORMA COMBINED FINANCIAL DATA
                  (Dollars in thousands, except per share data)

       The unaudited pro forma combined statements of operations and unaudited pro forma combined balance sheet give effect to (i) the acquisition by B/E of SMR, (ii) the acquisitions of AMP, PBASCO and CF Taylor (together, the "Other Insignificant Acquisitions"), (iii) the issuance of the Company's shares in connection with the acquisition of SMR, (iv) the refinancing of B/E's 9 3/4% Notes (which was completed on March 16, 1998) and (v) the sale of the Old Notes in the Offering and the use of $118.0 million of the net proceeds of the Offering to repurchase the SMR Shares and the remainder to repay indebtedness under the Bank Credit Facility. The pro forma combined statements of operations for the year ended February 28, 1998 is comprised of the results of B/E for the year ended February 28, 1998, the results of SMR, PBASCO and CF Taylor for the year ended December 31, 1997 and the results of AMP for the twelve months ended January 31, 1998. The pro forma combined statements of operations for the six months ended August 29, 1998 is comprised of the results of B/E for the six months ended August 29, 1998, the results of CF Taylor for the six months ended June 30, 1998, the results of SMR for the five months ended May 31, 1998 and the results of AMP and PBASCO for the one month ended March 31, 1998. The pro forma combined balance sheet as of August 29, 1998 has been prepared by combining the consolidated balance sheet of B/E as of August 29, 1998 with the balance sheet of CF Taylor as of August 31, 1998 (SMR, AMP and PBASCO were already included in the consolidated balance sheet of B/E as of August 29, 1998). Financial information for CF Taylor has been prepared in conformity with generally accepted accounting principles of the United Kingdom ("U.K. GAAP") applied on a consistent basis throughout the periods involved. The differences between U.K. GAAP and U.S. generally accepted accounting principles, insofar as they affect the financial information of CF Taylor, are not material. The balance sheet of CF Taylor was derived from the balance sheet prepared by the Company in connection with the Company's acquisition of CF Taylor. The CF Taylor financial information presented herein has been converted from U.K. pounds to U.S. dollars at exchange rates of 1.6401 and 1.6508, respectively, based upon the weighted average exchange rate for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively, and at an exchange rate of 1.6801, based upon the exchange rate in effect on August 31, 1998 for the financial information as of August 31, 1998.

       The pro forma combined statements of operations for the year ended February 28, 1998 and the six months ended August 29, 1998 assume that the acquisition of SMR, the issuance of the Company's shares in connection with the acquisition of SMR, the Other Insignificant Acquisitions, the refinancing of B/E's 9 3/4% Notes and the Offering, and the application of the proceeds therefrom occurred on February 23, 1997. The pro forma combined balance sheet as of August 29, 1998 assumes that the acquisition of CF Taylor and the Offering and the application of the proceeds therefrom occurred on August 29, 1998. The pro forma combined statements of operations and balance sheet do not purport to represent the results of operations or financial position of the Company had the transactions and events assumed therein occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. Certain of the pro forma adjustments, for expenses related to the SMR selling shareholders which will no longer be incurred after the acquisition, represent estimates of cost savings expected to be realized in connection with the acquisition of SMR. No assurance can be given as to the amount of costs that will actually be incurred or cost savings that will actually be realized. The pro forma adjustments are based on management's preliminary assumptions regarding purchase accounting adjustments.

       The pro forma combined financial information is based upon certain assumptions and adjustments described in the notes to the pro forma financial statements. In connection with the acquisitions of AMP, PBASCO and SMR, during the six months ended August 29, 1998, the Company recorded a charge of $169,155 for in-process research and development and acquisition-related expenses. B/E expects that a portion of the CF Taylor purchase price will be allocated to in-process research and development and acquisition-related costs and will be written off and expensed. The Company has engaged consultants to assist in the allocation of the purchase price of CF Taylor, which the Company anticipates will be completed prior to the end of the third quarter ending on November 28, 1998, however, based on recent acquisitions by the Company, the Company does not expect that the portion of the purchase price that will be allocated to in-process research and development, and subsequently written off, will be in excess of 10% of the CF Taylor purchase price. The CF Taylor charge has been excluded in the accompanying pro forma combined statements of operations and pro forma combined balance sheet. The pro forma combined financial information should be read in conjunction with the B/E historical financial statements, including notes thereto, which are incorporated herein by reference, and "Management's Discussion and Analysis of Results of Operations and Financial Condition" and other financial information included elsewhere in this Prospectus.

                               BE AEROSPACE, INC.

             Pro Forma Combined Statements of Operations (Unaudited)

                          Year Ended February 28, 1998
                  (Dollars in thousands, except per share data)


                                                      Other
                                                  Insignificant
                                          B/E     Acquisitions    Adjustments   Combined      SMR       Adjustments      Pro Forma
                                        --------------------------------------------------------------------------------------------
Net Sales ............................. $487,999  $119,937      $      --       $607,936      $72,805   $      --       $ 680,741
Cost of Sales .........................  309,094    84,190           (804)(a)    392,480       43,914         200(b)      436,594
                                        --------  --------      ---------       --------      -------   ---------       ---------
Gross profit ..........................  178,905    35,747            804        215,456       28,891        (200)        244,147
Operating expenses:
   Selling, general and
   administrative .....................   58,622    10,117           (937)(a)     67,802        8,593      (1,251)(c)      75,144
   Research, development and
   engineering ........................   45,685     3,250            937 (a)     50,676        7,389          --          58,065
                                                                      804 (a)
   Amortization expense ...............   11,265     2,552          2,877 (b)     16,694           --       1,669 (b)      18,363
   In-process research and
   development and acquisition-
   related expenses ...................       --        --         98,253 (h)     98,253           --      70,902 (h)     169,155
   Other expenses .....................    4,664     2,000             --          6,664           --          --           6,664
                                        --------  --------      ---------       --------      -------   ---------       ---------
Total operating expenses ..............  120,236    17,919        101,934        240,089       15,982      71,320         327,391
                                        --------  --------      ---------       --------      -------   ---------       ---------
Operating earnings (loss) .............   58,669    17,828       (101,130)       (24,633)      12,909     (71,520)        (83,244)
Interest expense, net .................   22,765       538         14,904 (d)     38,207          723      15,979 (e)      54,909
                                        --------  --------      ---------       --------      -------   ---------       ---------
Earnings (loss) before income taxes
   and extraordinary items ............   35,904    17,290       (116,034)       (62,840)      12,186     (87,499)       (138,153)
Minority interest in net earnings of
   subsidiary .........................       --        --             --             --        1,285      (1,285)(f)          --
Income taxes ..........................    5,386     7,555         (7,629)(g)      5,312        2,500      (3,162)(g)       4,650
                                        --------  --------      ---------       --------      -------   ---------       ---------
Earnings (loss) before extraordinary
   item ...............................   30,518     9,735       (108,405)       (68,152)       8,401     (83,052)       (142,803)
Extraordinary item ....................    8,956        --             --          8,956           --          --           8,956
                                        --------  --------      ---------       --------      -------   ---------       ---------
Net earnings (loss) ................... $ 21,562  $  9,735      $(108,405)      $(77,108)     $ 8,401   $ (83,052)      $(151,759)
                                        ========  ========      =========       ========      =======   =========       =========
Basic net earnings (loss) per share:
   Earnings (loss) before extraordinary
   item ............................... $   1.36                                                                        $   (6.36)
   Extraordinary item .................    (0.40)                                                                           (0.40)
                                        --------                                                                        ---------
   Net earnings (loss) ................ $   0.96                                                                        $   (6.76)
                                        ========                                                                        =========
   Weighted average common shares .....   22,442                                                                           22,442
Diluted net earnings (loss) per share:
   Earnings (loss) before extraordinary
   item ............................... $   1.30                                                                        $   (6.36)
   Extraordinary item .................    (0.38)                                                                           (0.40)
                                        --------                                                                        ---------
   Net earnings (loss) ................ $   0.92                                                                        $   (6.76)
                                        ========                                                                        =========
   Weighted average common shares .....   23,430                                                                           22,442
Operating and Other Data:
Gross margin ..........................    36.7%                                                                             35.9%
EBITDA (i) ............................ $ 87,493                                                                       $ 128,034
Depreciation and amortization .........   24,160                                                                           35,459
Capital expenditures ..................   28,923                                                                           35,989
Selected Ratios:
Ratio of EBITDA to interest expense,
   net ................................        3.8x                                                                           2.3x
Ratio of EBITDA minus capital
   expenditures to interest expense ...        2.6x                                                                           1.7x
Ratio of total debt to EBITDA .........        4.4x                                                                           5.2x
Ratio of earnings to fixed
   charges (j) ........................        2.5x                                                                            NM

               See accompanying notes to Pro Forma Combined Statements of Operations for the Year Ended February 28, 1998.


                               BE AEROSPACE, INC.

              Notes to Pro Forma Combined Statements of Operations

                          Year ended February 28, 1998

(a) Reflects adjustments to reclassify certain expenses in a manner consistent with B/E's presentation, in which B/E classifies certain engineering related expenses as a component of research and development as compared to general and administrative expenses or cost of sales.

(b) Reflects adjustments to depreciation and amortization based on the preliminary purchase price allocation related to the acquired property and equipment and intangible assets.

(c) Reflects adjustments to eliminate costs paid directly to the selling shareholders of the acquired businesses. The selling shareholders will no longer be employed by B/E. Such costs consist of the following:


     Shareholder salaries and benefits.....................           $   711
     Shareholder bonuses...................................               540
                                                                       ------
            Total.........................................             $1,251
                                                                       ======

(d) Represents additional interest expense for the year ended February 28, 1998 that would have been incurred had the Other Insignificant Acquisitions and refinancing of B/E's 9 3/4% Notes (which was completed on March 16, 1998) taken place on February 23, 1997.

(e) Represents additional interest expense for the year ended February 28, 1998 that would have been incurred had the acquisition by B/E of SMR and the Offering and the application of the net proceeds therefrom to repurchase the shares issued in the acquisition of SMR taken place on February 23, 1997.

(f)  To eliminate minority interest.

(g) To adjust income tax expense to reflect the Company's 15% effective tax rate.

(h) During the first six months of fiscal 1999, the Company expensed $169,155 related to in-process research and development and acquisition-related expenses. These expenses are reflected in the Pro Forma Combined Statements of Operations for the year ended February 28, 1998 as the acquisitions are assumed to have occurred on February 23, 1997.

(i) EBITDA represents net earnings before deducting extraordinary items, income tax expenses, interest expense, net, other expenses, in-process research and development and acquisition-related expenses and depreciation and amortization expense. EBITDA is not a measurement in accordance with GAAP and is presented to facilitate a further analysis of B/E's financial condition. These data are not intended to be a substitute for net income
     (loss) or operating cash flow as a measure of B/E's profitability.

(j) For purposes of computing this ratio, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest expense, capitalized interest and amortization of deferred debt issuance costs. Earnings were insufficient to cover fixed charges by $138,200 for the year ended February 28, 1998 on a pro forma basis giving effect to the Offering and the Company's use of the net proceeds from the Offering and borrowings related to certain acquisitions and related costs. The insufficiency was primarily the result of the pro forma charge to earnings of $169,155 for the write-off of acquired in- process research and development and acquisition-related expenses described in note (h) above.

                               BE AEROSPACE, INC.

             Pro Forma Combined Statements of Operations (Unaudited)

                        Six Months Ended August 29, 1998
                  (Dollars in thousands, except per share data)



                                                      Other
                                                  Insignificant
                                          B/E     Acquisitions    Adjustments   Combined      SMR       Adjustments      Pro Forma
                                        --------------------------------------------------------------------------------------------
Net Sales .............................$ 296,343  $ 27,089      $      --       $323,432      $40,315   $      --       $ 363,747
Cost of Sales .........................  184,863    19,113             --        203,976       24,199          83(b)      228,258
                                       ---------  --------      ---------       --------      -------   ---------       ---------
Gross profit ..........................  111,480     7,976             --        119,456       16,116         (83)        135,489
Operating expenses:
   Selling, general and
   administrative .....................   37,041     4,713            (78)(a)     41,676        5,276        (549)(c)      46,403
   Research, development and
   engineering ........................   24,742     1,577             78 (a)     26,397        2,005          --          28,402
   Amortization expense ...............    7,360        --            497 (b)      7,857            8         695 (b)       8,560
   In-process research and
   development and acquisition-
   related expenses ...................  169,155        --        (98,253)(h)     70,902           --      70,902 (h)          --
                                       ---------  --------      ---------       --------      -------   ---------       ---------
Total operating expenses ..............  238,298     6,290        (97,756)       146,832        7,289     (70,756)         83,365
                                       ---------  --------      ---------       --------      -------   ---------       ---------
Operating earnings (loss) ............. (126,818)    1,686         97,756        (27,376)       8,827      70,673          52,124
Interest expense, net .................   16,446       (10)         2,047 (d)     18,483          179       8,134 (e)      26,796
                                       ---------  --------      ---------       --------      -------   ---------       ---------
Earnings (loss) before income taxes ... (143,264)    1,696         95,709        (45,859)       8,648     (62,539)         25,328
Minority interest .....................       --        --             --             --        1,129      (1,129)(f)          --
Income taxes ..........................    4,401        --           (144)(g)      4,257        2,549      (2,500)(g)       4,306
                                       ---------  --------      ---------       --------      -------   ---------       ---------
Net earnings (loss) .................. $(147,665) $  1,696      $  95,853       $(50,116)     $ 4,970   $  66,168       $  21,022
                                       =========  ========      =========       ========      =======   =========       =========
Basic net earnings (loss) per share:
   Net earnings (loss) ................ $  (6.20)                                                                       $    0.89
                                        ========                                                                        =========
   Weighted average common shares .....   23,822                                                                           23,570
Diluted net earnings (loss) per share:
   Net earnings (loss) ................ $  (6.20)                                                                       $    0.86
                                        ========                                                                        =========
   Weighted average common shares .....   23,822                                                                           24,452
Operating and Other Data:
Gross margin ..........................    37.6%                                                                            37.2%
EBITDA (i) ............................ $ 58,595                                                                        $  70,643
Depreciation and amortization .........   16,258                                                                           18,519
Capital expenditures ..................   20,210                                                                           21,613
Selected Ratios:
Ratio of EBITDA to interest expense,
   net ................................      3.6x                                                                            2.6x
Ratio of EBITDA minus capital
   expenditures to interest expense ...      2.3x                                                                            1.8x
Ratio of earnings to fixed
   charges (j) ........................      NM                                                                              1.9x

         See accompanying notes to Pro Forma Combined Statements of Operations for the Six Months Ended August 29, 1998.


                               BE AEROSPACE, INC.

              Notes to Pro Forma Combined Statements of Operations

                        Six Months Ended August 29, 1998

(a) Reflects adjustments to reclassify certain expenses in a manner consistent with B/E's presentation, in which B/E classifies certain engineering related expenses as a component of research and development as compared to general and administrative expenses.

(b) Reflects adjustments to depreciation and amortization based on the preliminary purchase price allocation related to the acquired property and equipment and intangible assets.

(c) Reflects adjustments to eliminate costs attributable to the selling shareholders of the acquired businesses. The selling shareholders will no longer be employed by B/E. Such costs consist of:


        Shareholder salaries and benefits.................     $   549
                                                               =======

(d) Represents additional interest expense for the six months ended August 29, 1998 that would have been incurred had the Other Insignificant Acquisitions and refinancing of B/E's 9 3/4% Notes (which was completed on March 16, 1998) taken place on February 23, 1997.

(e) Represents additional interest expense for the six months ended August 29, 1998 that would have been incurred had the acquisition by B/E of SMR and the Offering and the application of the proceeds therefrom to repurchase the shares issued in the acquisition of SMR taken place on February 23, 1997.

(f)     To eliminate minority interest.

(g) To adjust income tax expense to reflect the Company's 17% effective tax rate.

(h) During the first six months of fiscal 1999, the Company expensed $169,155 related to in-process research and development and acquisition-related expenses. These expenses are eliminated in the Pro Forma Combined Statements of Operations for the six months ended August 29, 1998 as the acquisitions are assumed to have occurred on February 23, 1997 and therefore are reflected in the Pro Forma Combined Statements of Operations for the year ended February 28, 1998.

(i) EBITDA represents net earnings before deducting extraordinary items, income tax expenses, interest expense, net, other expenses, in-process research and development and acquisition-related expenses and depreciation and amortization expense. EBITDA is not a measurement in accordance with GAAP and is presented to facilitate a further analysis of B/E's financial condition. These data are not intended to be a substitute for net income (loss) or operating cash flow as a measure of B/E's profitability.

(j) For purposes of computing this ratio, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest expense, capitalized interest and amortization of deferred debt issuance costs. Earnings were insufficient to cover fixed charges by $143,800 for the six months ended August 29, 1998. The insufficiency was primarily the result of the charge to earnings of $169,155 in fiscal 1999 for the write-off of acquired in-process research and development and acquisition-related expenses described in note (h) above.

                               BE AEROSPACE, INC.

                  Pro Forma Combined Balance Sheet (Unaudited)

                                 August 29, 1998
                             (Dollars in thousands)


                                        B/E         CF Taylor   Adjustments    Combined    Adjustments    Pro Forma
                                        ---         ---------   -----------    --------    -----------    ---------
Assets:
Current assets:
   Cash and cash equivalents .......  $  29,203      $    --    $    --        $  29,203   $ 194,750 (d)  $  44,953
                                                                                            (119,000)(e)
                                                                                            15,000(e)
                                                                                            (75,000) (f)
   Account receivable--trade, net ..    113,524          7,895       --          121,419        --          121,419
   Inventories, net ................    188,668          9,121       --          197,789        --          197,789
   Other current assets ............      9,506             71       --            9,577        --            9,577
                                      ---------      ---------  ---------      ---------   ---------      ---------
   Total current assets ............    340,901         17,087       --          357,988      15,750        373,738
Property & equipment, net ..........    136,873          4,536       --          141,409        --          141,409
Intangibles & other assets, net ....    335,447          1,935     25,124(a)     354,051       5,250(d)     360,301
                                                                  (11,815)(b)                  1,000(e)
                                                                    3,360(b)
                                      ---------      ---------  ---------      ---------   ---------      ---------
   Total assets ....................  $ 813,221      $  23,558  $  16,669      $ 853,448   $  22,000      $ 875,448
                                      =========      =========  =========      =========   =========      =========
Liabilities & Stockholders'
 Equity Current liabilities:
   Accounts payable ................  $  56,874      $   4,523  $    --        $  61,397   $    --        $  61,397
   Accrued liabilities .............     93,928          7,220      3,360(b)     104,508        --          104,508
   Current portion of long-term
     debt ..........................      7,983           --         --            7,983        --            7,983
                                      ---------      ---------  ---------      ---------   ---------      ---------
      Total current liabilities ....    158,785         11,743      3,360        173,888        --          173,888
   Long-term debt ..................    464,813           --       25,124(a)     489,937     200,000 (d)    629,937
                                                                                              15,000 (e)
                                                                                             (75,000)(f)
   Deferred income taxes ...........      1,161           --         --            1,161        --            1,161
   Other liabilities ...............     19,512           --         --           19,512        --           19,512
                                      ---------      ---------  ---------      ---------   ---------      ---------
      Total liabilities ............    644,271         11,743     28,484        684,498     140,000        824,498
                                      ---------      ---------  ---------      ---------   ---------      ---------
Stockholders' equity:
   Common stock ....................        283         10,516    (10,516)(c)        283         (40)(e)        243
   Additional paid-in capital ......    359,660           --         --          359,660    (117,960)(e)    241,700
   Accumulated deficit .............   (188,389)         1,299     (1,299)(c)   (188,389)       --         (188,389)
   Cumulative foreign exchange
       translation adjustment ......     (2,604)          --         --           (2,604)       --           (2,604)
                                      ---------      ---------  ---------      ---------   ---------      ---------
      Total stockholders' equity ...    168,950         11,815    (11,815)       168,950    (118,000)        50,950
                                      ---------      ---------  ---------      ---------   ---------      ---------
                                      $ 813,221      $  23,558  $  16,669      $ 853,448   $  22,000      $ 875,448
                                      =========      =========  =========      =========   =========      =========




                  See accompanying notes to Pro Forma Combined
                      Balance Sheet as of August 29, 1998.

                               BE AEROSPACE, INC.

                    Notes to Pro Forma Combined Balance Sheet

                                 August 29, 1998

(a)     Reflects the use of cash related to the acquisition of CF Taylor:


        Proceeds from borrowings under the Company's
          Bank Credit Facility..........................      $   25,124
                                                              ==========

(b) The acquisition of CF Taylor has been accounted for as a purchase pursuant to APB Opinion No. 16 "Business Combinations." The purchase price has been allocated to the assets and liabilities of CF Taylor based on relative fair values. Such allocations are subject to final determination based on valuations and other studies. B/E expects that a portion of the CF Taylor purchase price will be allocated to in-process research and development and acquisition-related costs and will be written off and expensed. The Company has engaged consultants to assist in the allocation of the purchase price of CF Taylor, which the Company anticipates will be completed prior to the end of the third quarter ending on November 28, 1998, however, based on recent acquisitions by the Company, the Company does not expect that the purchase price that will be allocated to in- process research and development, and subsequently written off, will be in excess of 10% of the CF Taylor purchase price. The CF Taylor charge has been excluded in the accompanying pro forma combined balance sheet. The final values may differ significantly from those set forth below:


          Purchase cost:

          Aggregate purchase price...............................  $  25,124
          Purchase accounting reserves...........................      3,360
          Less estimated book value of net assets purchased......    (11,815)
                                                                   ---------
                  Total..........................................  $  16,669
                                                                   =========


          Allocation of excess of purchase cost over book value of assets:

          Goodwill and other intangible assets, subject to
            final determination..................................  $  16,669
                                                                   =========

        Purchase accounting reserves include the costs to implement the business integration plan, including severance, relocation, systems conversion and other business acquisition-related costs.

(c) To reclassify the equity in CF Taylor as part of the allocation of purchase price.

(d)     Reflects the proceeds from the issuance of the Notes:


          Net proceeds from issuance of the Notes................   $194,750
          Initial Purchasers' discount...........................      5,250
                                                                    --------
                  Total..........................................   $200,000
                                                                    ========

(e) Reflects adjustments for the repurchase of the 4,000,000 shares of common stock issued to the selling stockholders in the acquisition of SMR, related offering expenses (exclusive of initial purchasers' discount) incurred in connection with the Notes (estimated at $1,000) and borrowings related to certain acquisitions and related costs.

(f) Reflects adjustments to pay down debt with net proceeds after the repurchase of the 4,000,000 shares of common stock discussed in note (e) above.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                  (Dollars in thousands, except per share data)

Introduction

        B/E is the world's largest manufacturer of commercial and general aviation aircraft cabin interior products serving virtually all major airlines and a wide variety of general aviation customers and airframe manufacturers. Management believes that the Company has achieved leading global market positions in each of its major product categories, which include aircraft seats, food and beverage preparation and storage equipment, galley and other interior structures, oxygen delivery systems, lighting systems and in-flight entertainment systems. In addition, B/E provides design, integration, installation and certification services, offering its customers in-house capabilities to design, project manage, integrate, test and certify reconfigurations and modifications for commercial aircraft cabin interiors and to manufacture related products, including engineering kits and interface components. B/E also provides upgrade, maintenance and repair services for its airline customers around the world.

        B/E's revenues are generally derived from two primary sources: refurbishment or upgrade programs for the existing worldwide fleets of commercial and general aviation aircraft, and new aircraft deliveries. B/E believes its large installed base of products, estimated to be approximately $4,700,000 as of August 29, 1998 (valued at replacement prices), gives it a significant advantage over competitors in obtaining orders for refurbishment programs, principally due to the tendency of the airlines to purchase equipment for such programs from the original supplier. With the exception of spare parts sales, B/E's revenues are generated from programs initiated by the airlines which may vary significantly from year to year in terms of size, mix of products and length of delivery. As a result, B/E's revenues and margins may fluctuate from period to period based upon the size and timing of the program and the type of products sold. Historically, B/E experienced certain trends in its two revenue drivers: as the airlines took deliveries of large numbers of new aircraft, refurbishment programs as a percentage of revenues declined and, similarly, when new aircraft deliveries declined, refurbishment programs tended to increase in number and size. Chances in revenues by classes of product are the result of acquisitions and volume demand in the industry, as more fully described in the discussion and analysis that follows. During the most recent airline industry recession, which ended in 1994, the airlines significantly depleted their cash reserves and incurred record losses. In an effort to improve their liquidity, the airlines conserved cash by reducing or deferring cabin interior refurbishment and upgrade programs and purchases of new aircraft. As a result, in contrast with historical experience, B/E experienced declines in both new aircraft and refurbishment programs.

        Since early 1994, the airlines have experienced a significant turnaround in operating results, with the domestic airline industry achieving record operating earnings during calendar years 1995 through 1997. Consequently, during fiscal 1998 B/E has experienced significant growth in backlog of seating and galley products, and has experienced significant growth in revenues and operating earnings. This growth is a reflection of the airlines' need to begin refurbishing worn fleets and their ability to do so as a result of the strengthening of the airlines' balance sheets.

        B/E has substantially expanded the size, scope and nature of its business as a result of a number of acquisitions. On January 24, 1996, the Company acquired all of the stock of Burns, an industry leader in commercial aircraft seating. On March 27, 1998, the Company acquired all of the capital stock of Aerospace Interiors, Inc., which services, cleans and repairs aircraft interior parts and products, and is a leading provider of seat repair and maintenance services performed by non-airline entities. On April 13, 1998, the Company acquired substantially all of the assets and assumed certain of the liabilities of PBASCO, a leadine, manufacturer of commercial aircraft oxygen delivery systems, a leading, manufacturer of passenger service unit components and systems, and a major supplier of air valves, overhead lights and switches, crew masks and protective breathing devices. On April 21, 1998, the Company acquired substantially all of the assets and assumed certain of the liabilities of AMP, a leading manufacturer of cabin interior products for general aviation (business jet) and commercial type VIP aircraft. On July 30, 1998, the Company acquired all of the capital stock of ALC, a market leader in producing interior fluorescent lighting systems for business and corporate jet aircraft. On August 7, 1998, the Company acquired all of the capital stock of SMR Aerospace, Inc., a leader in providing design, integration, installation and certification services for commercial aircraft passenger cabin interiors. On September 3, 1998, the Company acquired substantially all of the galley equipment assets and assumed related liabilities of CF Taylor, a manufacturer of calley equipment and structures for both narrow- and wide-body aircraft. While the Company will continue to be susceptible to industry-wide conditions, management believes that the Company's significantly more diversified product line and revenue base achieved through acquisitions has reduced its exposure to demand fluctuations in any one product area.

        As a result of the acquisitions of PBASCO, AMP and SMR, the Company has recorded a charge of $169,155 for the write-off of acquired in-process research and development and acquisition related expenses associated with the transactions. In addition, in connection with the acquisition of CF Taylor, the Company anticipates that a portion of the purchase price will be allocated to acquired in-process research and development. The Company has engaged consultants to assist in the allocation of the purchase price of CF Taylor, which the Company anticipates will be completed prior to the end of the third quarter ending on November 28, 1998, however, based on recent acquisitions by the Company, the Company does not expect that the purchase price that will be allocated to in-process research and development, and subsequently written off, will be in excess of 10% of the CF Taylor purchase price. In-process research and development expenses arose from new product development projects that were in various stages of completion at the respective acquired enterprises at the date of acquisitions. In-process research and development expenses for products under development at the date of acquisition that had not established technological feasibility and for which no alternative use was identified were written off.

        New product development projects underway at AMP at the date of acquisition included, among others, executive aircraft interior products for the Bombardier Global Express, Boeing Business Jet, Airbus Corporate Jet, Cessna Citation 560XL, Cessna Citation 560 Ultra, Visionaire Vantage and Lear60, as well as other specific executive aircraft seating products. New product development projects underway at PBASCO at the date of acquisition included, among others, modular drop boxes, passenger and flight crew oxygen masks, oxygen regulators and generators, protective breathing equipment, on board oxygen generating systems, reading lights, passenger service units, external viewing systems for executive and commercial aircraft and cabin monitoring systems. New product development projects underway at SMR at the date of acquisition included, among others, pneumatic and electrical deicing systems for the substantial majority of all executive and commuter aircraft types, crew rest modules for selected wide-body aircraft, passenger to freighter and combi to freighter conversion kits for selected wide-body aircraft, hovercraft skirting devices, cargo nets, and smoke barriers.

        Management estimates that the research and development cost to complete the in-process research and development related to projects underway at PBASCO, AMP and SMR will aggregate approximately $19,000, which would be incurred over a 3-4 year period. Uncertainties that could impede progress to a developed technology include (i) availability of financial resources to complete the development, (ii) regulatory approval (FAA, CAA, etc.) required for each product before it can be installed on an aircraft, (iii) economic feasibility of developed technologies, (iv) customer acceptance and (v) general competitive conditions in the industry. There can be no assurance that the in- process research and development projects will be successfully completed and commercially introduced.

        Recently, Rockwell Collins has entered the in-flight entertainment industry by purchasing Hughes Avicom, and in doing so has changed the competitive landscape for this line of business. The Company has evaluated the impact of the changing market conditions, and has determined that the long-term success of this line of business may be enhanced by teaming with a partner with substantial economic and technology resources. In connection therewith, the Company may monetize a portion, or if no suitable partner can be found, all of its investment in its in-flight entertainment business.

        Over the last two fiscal years, the Company's gross margins have improved substantially, increasing from 31.2% in fiscal 1996 to 34.4% in fiscal 1997 and to 36.7% in fiscal 1998. The primary reasons for the improvement in gross margins include: (i) shift in product mix in all divisions toward higher margin products, (ii) higher unit volumes, and (iii) a company-wide re-engineering program which has resulted in higher employee productivity and better manufacturing efficiency.

        B/E's business strategy is to maintain its market leadership position through various initiatives, including new product development. In fiscal 1998, research, development and engineering expenses totaled $45,685, or 9.4% of net sales, primarily consisting of costs related to the development of the MDDS, with the balance attributable to the seating and galley products businesses.

        In January 1998, the Company resolved a long-running dispute with the U.S. Government over export sales between 1992 and 1995 to Iran, which resulted in a charge of $4,664 in its fourth quarter, which ended February 28, 1998. See "Business--Legal Proceedings."

        The following discussion and analysis addresses the results of the Company's operations for the six months ended August 29, 1998, as compared to the Company's results of operations for the six months ended August 30, 1997. The discussion and analysis then addresses the results of the Company's operations for the year ended February

28, 1998 as compared to the Company's results of operations for the year ended February 22, 1997. The discussion and analysis then addresses the results of the Company's operations for the year ended February 22, 1997 as compared to the Company's results of operations for the year ended February 24, 1996. The discussion and analysis then addresses the liquidity and financial condition of the Company and other matters.

Six Months Ended August 29, 1998, as Compared to the Six Months Ended
  August 30, 1997

        Net sales for the fiscal 1999 six-month period were $296,343, an increase of approximately $62,700, or 27% over the comparable period in the prior year. The recent acquisitions of PBASCO, AMP and SMR accounted for a substantial portion of the increase in revenues during this period; AMP and PBASCO generated approximately $36,700 of revenues, in the aggregate, with SMR adding approximately $6,000. Internal growth during the six months was low due to uneven airline scheduling requirements. The Company does not believe this period is reflective of the Company's strong growth in orders and backlog. As described below, the Company expects very significant internal growth during the second half of the year and significant internal growth for the full year. During each of the six months ended August 29, 1998 and the year ended February 28, 1998, the Seating Products and Interior Systems Groups, exclusive of businesses acquired during fiscal 1999, generated approximately 78% of total revenues. During the eighteen month period ended August 29, 1998, these two groups generated their highest bookings ever, with program awards of approximately $764,909 from the world's airlines, including, among others, Delta Air Lines, USAirways, British Airways, United Airlines, American Airlines and Northwest Airlines. The Seating Products Group, which generated approximately 52% of total revenues in Fiscal 1998, had its strongest booking quarter ever during the quarter ended August 29, 1998, with a book to bill ratio of approximately 1.9:1; total bookings for the Company during the quarter were approximately $215,000, and the Company experienced a book to bill ratio of almost 1.4:1. Of the Company's backlog of approximately $700 million as of August 29, 1998, $293 million is deliverable by the end of Fiscal 1999. The scheduled delivery dates for the Seating Products and Interior Systems Groups alone with scheduled deliveries for other programs form the basis for management's expectation of very significant internal growth for the Company during the second half of fiscal 1999.

        Gross profit was $111,480 (37.6% of sales) for the six months ended August 29, 1998. This was $26,268, or 31%, greater than the comparable period in the prior year of $85,212, which represented 36.5% of sales. The primary reasons for the improvement in gross margins include: (i) shift in product mix in all divisions toward higher margin products; (ii) higher unit volumes; and (iii) a company-wide re-engineering program which has resulted in higher employee productivity and better manufacturing efficiency.

        Selling, general and administrative expenses were $37,041 (12.5% of sales) for the six months ended August 29, 1998. This was $9,106, or 33%, greater than the comparable period in the prior year of $27,935 (12.0% of sales). The increase in selling, general and administrative expenses was primarily due to inclusion of the relevant expenses of the acquired companies along with increases associated with internal growth.

        Research, development and engineering expenses were $24,742 (8.3% of sales) for the six months ended August 29, 1998, an increase of $2,192 over the comparable period in the prior year. The increase in research, development and engineering expense in the current period is primarily attributable to ongoing new product development activities.

        Amortization expense for the six months ended August 29, 1998 of $7,360 was $1,831 greater than the amount recorded in the comparable period in the prior year.

        Based on management's assumptions, a portion of the purchase price for each of the recent acquisitions of PBASCO, AMP and SMR was allocated to purchased in-process research and development that had not reached technological feasibility and had no future alternative use. During the first six months of fiscal 1999, the Company recorded a charge of $169,155 for the write-off of acquired in-process research and development, acquisition-related and other expenses. Management estimates that the research and development cost to complete the in-process research and development related to projects underway at PBASCO, AMP and SMR will aggregate $19,000 which will be incurred over a 3-4 year period.

        Due to the acquisition-related charges of $169.155 during the six months ended August 29, 1998, the Company incurred an operating loss of $(126,818), as compared to operating earnings of $29,198 in the prior year's comparable period. Operating earnings excluding the acquisition-related charges were $42,337.

        Interest expense, net was $16,446 for the six months ended August 19, 1998, or $4,915 greater than interest expense of $11,531 for the comparable period in the prior year and is due to the increase in the Company's long-term debt.

        The loss before income taxes in the current quarter was $(143,264) (which includes in-process research and development, acquisition-related and other expenses of $169,155) as compared to earnings before incomes taxes of $17,667 in the prior year's comparable period. Earnings before income taxes excluding the acquisition-related charges were $25,891. Income tax expense for the six months ended August 29, 1998 was $4,401, as compared to $2,647 in the prior year's comparable period.

        The net loss for the six months ended August 29, 1998 was $(147,665), or $(6.20) per share (diluted), as compared to net earnings of $15,020 or $.64 per share (diluted), for the comparable period in the prior year.

Year Ended February 28, 1998 Compared to Year Ended February 22, 1997

        Sales for the year ended February 28, 1998 were $487,999, or 18% higher than sales of $412,379 in the prior year, and reflected a 24% increase in product sales, offset by a $13,305 decline in service revenues (attributable to discontinued service lines of business). Year over year, the Company experienced an increase in seating products revenues of approximately $35,000 (or 16%), a $25,000, or 25% increase in interior systems products revenues and a $29,000, or 56% increase in in-flight entertainment products revenues. The revenue increases for the Seating Products and In-Flight Entertainment Groups are primarily the result of retrofit programs that seven of the ten largest airlines in the world have commenced, while the increase in revenues for the Interior Systems Products Group is primarily related to both the surge in new aircraft deliveries and the increase in retrofit activity.

        Gross profit was $178,905, or 36.7% of sales, for the year ended February 28, 1998 and was $37,083, or 26% greater than the prior year's gross profit of $141,822, which represented 34.4% of sales. The increase in gross profit, while primarily the result of the higher sales volume, was also positively impacted by the 230 basis point improvement in gross margin.

        Selling, general and administrative expenses were $58,622, or 12% of sales, for the year ended February 28, 1998. This was $6,888, or 13% higher than the selling, general and administrative expenses for the prior year of $51,734 (12.5% of sales), and is primarily due to the higher level of sales and quotation activity, as well as a higher level of customer service, product support and information technology activities.

        Research, development and engineering expenses were $45,685, or 9.4% of sales, for the fiscal year ended February 28, 1998. For the prior year, research, development and engineering expenses were $37,083, or 9.0% of sales. The increase in research, development and engineering was attributable to B/E's ongoing new product development programs, including costs related to the development of the MDDS and related Boeing line-fit expenditures.

        Amortization expense for the fiscal year ended February 28, 1998 of $11,265 was $658, or 6% higher than the amount recorded in the prior year.

        Other expenses for the fiscal year ended February 28, 1998 consisted of a non-recurring charge of $4,664 related to the settlement of a dispute with the U.S. Government over certain export sales between 1992 and 1995. See "Business--Legal Proceedings."

        Net interest expense was $22,765 for the year ended February 28, 1998 or $4,402 less than the net interest expense of $27,167 recorded for the prior year and is due to the decrease in the Company's long-term debt.

        The increase in gross profit offset by somewhat higher operating expenses and lower interest expenses in the current year resulted in earnings before income taxes, extraordinary item and cumulative effect of change in accounting principle of $35,904, an increase of $20,673 over the prior year.

        Income taxes for the year ended February 28, 1998 were $5,386, or 15% of earnings before income taxes as compared to $1,522, or 10% of earnings before income taxes, in the prior year.

        Earnings before extraordinary item were $30,518, or $1.30 per share (diluted), which includes the $4,664 non-recurring charge related to the settlement of the dispute with the U.S. Government, for the year ended February 28, 1998, as compared to $13,709, or $.72 per share (diluted), for the prior year.

        The Company incurred an extraordinary charge of $8,956 during fiscal 1998 for unamortized debt issue costs, tender and redemption premiums and fees and expenses related to the repurchase of its 9 3/4% Notes.

        Net earnings were $21,562, or $.96 per share (basic) and $.92 per share (diluted), for the year ended February 28, 1998, as compared to $13,709, or $.77 per share (basic) and $.72 per share (diluted), for the prior year.

Year Ended February 22, 1997 Compared to Year Ended February 24, 1996

        Sales for the year ended February 22, 1997 were $412,379, or 77% higher than sales of $232,582 for the comparable period in the prior year. Year over year, Seating revenues increased $120,000, and Services revenues increased by $19,000. The acquisition of Burns accounted for approximately $104,000 of the $139,000 increase. Year over year, the interior systems products rose by $22,000, or 28% while in-flight entertainment revenues increased by $19,000, or 58%. The revenue increases for the Seating Products and Inflight Entertainment Groups are primarily the result of retrofit programs underway throughout the airline industry, while the increase in revenues for the Interior Products Group is primarily related to both the surge in new aircraft deliveries and the increase in retrofit activity. Excluding the effect of the Burns acquisition, sales increased 33% year over year.

        Gross profit was $141,822, or 34.4% of sales, for the year ended February 22, 1997, and was $69,271 higher than gross profit for the comparable period in the prior year of $72,551, which represented 31.2% of sales. The increase in gross profit was primarily the result of the higher sales volumes and the mix of all products and services sold.

        Selling, general and administrative expenses were $51,734, or 12.5% of sales, for the year ended February 22, 1997. This was $9,734 higher than selling, general and administrative expenses for the comparable period in the prior year of $42,000, or 18.1% of sales, principally due to the substantial increases in revenues and the acquisition of Burns.

        Research, development and engineering expenses were $37,083, or 9.0% of sales, for the year ended February 22, 1997. For the comparable period in the prior year, research and development expense was $58,327, or 25.1% of sales. The decrease in expenses during the current year was the result of a decrease in the level of activity associated with the MDDS interactive entertainment system, offset somewhat by an increase in product development activity in the Seating Products Group.

        Amortization expense of $10,607 for the year ended February 22, 1997 was $1,108 more than the amount recorded in fiscal 1996 as a result of the Burns acquisition.

        Other expenses of $4,170 for the year ended February 24, 1996 was a charge to earnings related to costs associated with the integration and consolidation of the Company's European seating operations in connection with the Company's rationalization of its seating business and as a result of the Burns acquisition. There was no similar charge in fiscal 1997.

        Net interest expense was $27,167 for the year ended February 22, 1997, or $8,531 higher than the net interest expense of $18,636 recorded for the comparable period in the prior year, and was due to the increase in the Company's long-term debt outstanding throughout most of fiscal 1997 as a result of the 9 7/8% Notes issued at the time of the Burns acquisition.

        Earnings before income taxes of $15,231 for the year ended February 22, 1997 were $75,312 more than the loss before income taxes of $60,081 in the prior year.

        Income taxes for the year ended February 22, 1997 were $1,522, or 10% of earnings before income taxes, as compared to no tax provision in fiscal 1996.

        Net earnings were $13,709, or $.77 per share (basic) and $.72 per share (diluted), for the year ended February 22, 1997 as compared to a net loss of ($83,413), or ($5.15) per share (basic and diluted) for the comparable period in the prior year, which included the cumulative effect of an accounting change of $23,332.

Bookings and Backlog Information

        Management estimates that B/E's backlog at August 29, 1998 was approximately $700,000, approximately 57% of which management believes to be deliverable during the 12 months following August 29, 1998, compared with a backlog of $560,000 and $420,000 on February 28, 1998 and February 22, 1997, respectively (as adjusted for the debooking of the British Airways MDDS program in August 1997 described below). See "Risk Factors--Customer Delivery Requirements" and "Business--Backlog."

        On September 15, 1997, British Airways ("BA") notified the Company of its decision not to conduct a flight trial of B/E's MDDS interactive video system. BA ultimately selected a competitor's system for their in-flight entertainment equipment needs. As a result of BA's decision not to move forward with the interactive program, as of August 1997, the Company debooked approximately $155,000 of backlog related to the MDDS program. Although the Company has debooked the BA backlog, the Company is continuing to complete the development and testing of the MDDS product and has completed line fit certification of its MDDS System on Boeing 747-400 aircraft and delivered the first MDDS product to its launch customer, Japan Airlines, in April 1998. Subsequently, the Company delivered the second MDDS product to Japan Airlines in June 1998. See "Business--Products and Services."

Liquidity and Capital Resources

        The Company's liquidity requirements consist of working capital needs, ongoing capital expenditures and scheduled payments of interest on its indebtedness. B/E's primary requirements for working capital have been directly related to increased accounts receivable and inventory levels as a result of revenue growth. B/E's working capital was $182,116 as of August 29, 1998, as compared to $262,504 as of February 28, 1998.

        At August 29, 1998, the Company's cash and cash equivalents were $29,203, as compared to $164,685 at February 28, 1998. Cash provided from operating activities was $11,785 for the six months ended August 29, 1998. The primary source of cash during the six months ended August 29, 1998 was the net loss of ($147,665) offset by non-cash charges for in-process research and development, depreciation, amortization and acquisition-related expenses of $185,413, decreases in accounts receivable of $6,163 and increases in accrued and other liabilities of $13,439, offset by a use of cash of $46,550 related to increases in inventories and other current assets. The primary use of cash during the six-month period was $209,636 for the acquisition of PBASCO, AMP and SMR.

        The Company's capital expenditures were $20,210 and $11,656 during the six months ended August 29, 1998 and August 30, 1997, respectively. The increase in capital expenditures was primarily attributable to (i) the development of a new management information system to replace the Company's existing systems, many of which were inherited in acquisitions, and (ii) expenditures for plant modernization. The management information system is expected to be installed over 18 months and will be Year 2000 compliant. The Company anticipates ongoing annual capital expenditures of approximately $35,000 for the next several years to be in line with the expanded growth in business and the recent acquisitions.

        The Company's Bank Credit Facility consists of a $100,000 revolving credit facility and an acquisition facility of up to $100,000. An interim revolving credit commitment of $120,000 available for the irrevocable letter of credit in connection with the SMR acquisition, which was added in August 1998, was returned to The Chase Manhattan Bank and cancelled on November 2, 1998 when the SMR Shares were repurchased. The revolving credit facility expires in April 2004 and the acquisition facility is amortizable over five years beginning in April 1999.

        The Bank Credit Facility is collateralized by the Company's accounts receivable, inventories and by substantially all of its other personal property. The Bank Credit Facility contains customary affirmative covenants, negative covenants and conditions of borrowing, all of which were met by the Company as of August 29, 1998. At August 29, 1998, indebtedness under the existing Bank Credit Facility consisted of letters of credit aggregating approximately $124,000, including the irrevocable letter of credit in connection with the SMR acquisition of $120,000, and outstanding borrowings under the revolving and acquisition credit facilities aggregating $121,000 bearing interest at LIBOR plus 1.50%. Since August 29, 1998, the Company has borrowed an additional $40.0 million under the revolving credit facility related to certain acquisitions and related costs, repaid approximately $75.0 million of outstanding borrowings with proceeds from the Offering and cancelled the irrevocable letter of credit in connection with the SMR acquisition of $120.0 million. See "Use of Proceeds."

        In February 1998, the Company sold $250,000 of 8% Notes. In conjunction with the sale of the 8% Notes, the Company initiated a tender offer for the $125,000 of 9 3/4% senior notes due 2003 (the "9 3/4% Notes") in the Offering. The net proceeds from the offering of approximately $240,419 were used (i) for the tender offer (which expired on February 25, 1998) in which approximately $101,800 of the 9 3/4% Notes were retired, (ii) to call the remaining 9 3/4% Notes on March 16, 1998, and (iii) together with the proceeds from the Bank Credit Facility, to fund the acquisitions of AMP and PBASCO. The Company incurred an extraordinary charge of $8,956 for unamortized debt issue costs, tender and redemption premiums and fees and expenses related to the repurchase of the 9 3/4% Notes. Long-term debt principally consists of the Bank Credit Facility, the 9 7/8% Notes, the 8% Notes and the Old Notes. The 9 7/8% Notes, 8% Notes and the Notes mature on February 1, 2006, March 1, 2008 and November 1, 2008, respectively.

        The Company believes that the cash flow from operations and availability under the Bank Credit Facility will provide adequate funds for its working capital needs, planned capital expenditures and debt service requirements through the term of the Bank Credit Facility. The Company believes that it will be able to refinance the Bank Credit Facility prior to its termination, although there can be no assurance that it will be able to do so. The Company's ability to fund its operations, make planned capital expenditures, make scheduled payments and refinance its indebtedness depends on its future operating performance and cash flow, which, in turn, are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond its control.

Deferred Tax Assets

        The Company has established a valuation allowance related to the utilization of its deferred tax assets because of uncertainties that preclude it from determining that it is more likely than not that it will be able to generate taxable income to realize such asset during the operating loss carryforward period, which expires in 2012. Such uncertainties include recent cumulative losses by the Company, the highly cyclical nature of the industry in which it operates, economic conditions in Asia which is impacting the airframe manufacturers and the airlines, the Company's high degree of financial leverage and risks associated with the integration of acquisitions. The Company monitors these as well as other positive and negative factors that may arise in the future, as it assesses the necessity for a valuation allowance for its deferred tax assets.

Year 2000 Costs

        The "Year 2000" issue is the result of computer programs using two digits rather than four to define the applicable year. Because of this programming convention, software, hardware or firmware may recognize a date using "00" as the year 1900 rather than the year 2000. Use of non-Year 2000 compliant programs could result in system failures, miscalculations or errors causing disruptions of operations or other business problems, including, among others, a temporary inability to process transactions and invoices or engage in similar normal business activities.

        B/E Technology Initiatives Program. The Company has experienced substantial growth as a result of having completed 15 acquisitions since 1989. Essentially all of the acquired businesses were operating on separate information systems, using different hardware and software platforms. In fiscal 1997, the Company undertook to examine its systems, both pre-existing and acquired, for Year 2000 compliance with a view to replacing non-compliant systems and creating an integrated Year 2000 compliant system. In addition, the Company has undertaken a comprehensive program to address the Year 2000 issue with respect to the following non-system areas: (i) network switching, (ii) the Company's non-information technology systems (such as buildings, plant, equipment and other infrastructure systems that may contain embedded microcontroller technology); and (iii) the status of major vendors, third party network service providers and other material service providers (insofar as they relate to the Company's business). As explained below, the Company's efforts to assess its systems as well as non-system areas related to Year 2000 compliance involve (i) a wide-ranging assessment of the Year 2000 problems that may affect the Company, (ii) the development of remedies to address the problems discovered in the assessment phase and (iii) testing of the remedies.

        Assessment Phase. The Company has identified substantially all of its major hardware and software platforms in use as well as the relevant non-system areas described above. The Company has determined its systems requirements on a company-wide basis and has begun the implementation of an enterprise resource planning (ERP) system, which is intended to be a single system data base onto which all the Company's individual systems will be migrated. In relation thereto, the Company has signed contracts with substantially all of its significant hardware, software and other equipment vendors and third party network service providers related to Year 2000 compliance.

        Remediation and Testing Phase. In implementing the ERP system, the Company undertook, and has completed, a remediation and testing phase of all internal systems, LANS, WANs and PBXS. This phase was intended to address potential Year 2000 problems of the ERP system in relation to both information technology and non-information technology systems and then to demonstrate that the ERP software was Year 2000 compliant. ERP system software was selected and applications implemented by a team of internal users, outside system integrator specialists and ERP application experts. The ERP system was tested between June 1997 to 1998 by this team of experts. To date, one location has been fully implemented on the ERP system. This company-wide solution is being deployed to all other B/E sites in a manner that is designed to meet full implementation for all non-Year 2000 compliant sites by December 31, 1999.

        Contingency Plans. The Company has begun to analyze contingency plans to handle worst case Year 2000 scenarios that the Company believes reasonably could occur and, if necessary, intends to develop a timetable for completing such contingency plans.

        Costs Related to the Year 2000 Issue. To date, the Company has incurred approximately $17,000 in costs related to the implementation of the ERP system. The Company currently estimates the total ERP implementation will cost approximately $30,000 and a portion of the costs have and will be capitalized to the extent permitted under generally accepted accounting principles. The Company expects that it will incur approximately $6,000 in costs related to this program during the remainder of calendar 1998 and an additional $7,000 during calendar 1999.

        Risks Related to the Year 2000 Issue. Although the Company's efforts to be Year 2000 compliant are intended to minimize the adverse effects of the Year 2000 issue on the Company's business and operations, the actual effects of the issue will not be known until 2000. Difficulties in implementing the ERP system or failure by the Company to fully implement the ERP system or the failure of its major vendors, third party network service providers, and other material service providers and customers to adequately address their respective Year 2000 issues in a timely manner would have a material adverse effect on the Company's business, results of operations, and financial condition. The Company's capital requirements may differ materially from the foregoing estimate as a result of regulatory, technological and competitive developments (including market developments and new opportunities) in the Company's industry. See "Risk Factors--Potential Failure of Computer Systems to Recognize Year 2000."

Industry Conditions

        The Company's principal customers are the world's commercial airlines. As a result, the Company's business is directly dependent upon the conditions in the highly cyclical and competitive commercial airline industry. In the late 1980s and early 1990s the world airline industry suffered a severe downturn, which resulted in record losses and several air carriers seeking protection under bankruptcy laws. As a consequence, during such period, airlines sought to conserve cash by reducing or deferring scheduled cabin interior refurbishment and upgrade programs and delaying purchases of new aircraft. This led to a significant contraction in the commercial aircraft cabin interior products industry and a decline in the Company's business and profitability. Since early 1994, the airlines have experienced a turnaround in operating results, leading the domestic airline industry to record operating earnings during calendar years 1995 through 1997. This financial turnaround has, in part, been driven by record load factors, rising fare prices and declining fuel costs. The airlines have substantially restored their balance sheets through cash generated from operations and debt and equity placements. As a result, the levels of airline spending on refurbishment and new aircraft purchases have expanded. However, due to the volatility of the airline industry and the current general economic and financial turbulence, there can be no assurance that the profitability of the airline industry will continue or that the airlines will maintain or increase expenditures on cabin interior products for refurbishments or new aircraft.

        In addition, the airline industry is undergoing a process of consolidation and significantly increased competition. Such consolidation could result in a reduction in future aircraft orders as overlapping routes are eliminated and airlines seek greater economics through higher aircraft utilization. Increased airline competition may also result in airlines seeking to reduce costs by producing greater price competition from airline cabin interior products manufacturers, thereby adversely affecting the Company's revenues and margins.

        Recently, turbulence in the financial and currency markets of many Asian countries has led to uncertainty with respect to the economic outlook for these countries. Of the Company's $700,000 of backlog at August 29, 1998, approximately $302,000 is deliverable by the end of fiscal 1999. Of the total backlog at August 29, 1998, the Company had $34,000 with Asian carriers deliverable in fiscal 1999 and a further $107,000 deliverable in subsequent fiscal years. Of such Asian carrier backlog, approximately $35,000 is with Japan Airlines, Singapore Airlines and Cathay Pacific. Although not all carriers have been affected by the current economic events in the Pacific Rim, certain carriers could cancel or defer their existing orders and future orders from airlines in these countries may be adversely affected. In addition, Boeing has recently announced that in light of the recent economic conditions in Asia, it may need to adjust its production schedules over the next several years. See "Risk Factors--Dependence upon Conditions in the Airline Industry" and "Business--Industry Overview."

                                    BUSINESS

Introduction

        B/E is the world's largest manufacturer of commercial and general aviation aircraft cabin interior products, serving virtually all major airlines and a wide variety of general aviation customers and airframe manufacturers. Management believes that the Company has achieved leading global market positions in each of its major product categories, which include aircraft seats, food and beverage preparation and storage equipment, galley and other interior structures, oxygen delivery systems, lighting systems and in-flight entertainment systems. In addition, B/E provides design, integration, installation and certification services, offering its customers in-house capabilities to design, project manage, integrate, test and certify reconfigurations and modifications for commercial aircraft passenger cabin interiors and to manufacture related products, including engineering kits and interface components. B/E also provides upgrade, maintenance and repair services for its airline customers around the world. In fiscal 1998, approximately 92% and 8%, respectively, of the Company's total revenues were derived from major airlines and airframe manufacturers. Approximately 61% of B/E's revenues for fiscal 1998 were derived from refurbishment and upgrade orders.

        B/E is the largest manufacturer of airline seats in the world, offering an extensive line of first class, business class, tourist class and commuter seats and a complete line of general aviation seating products. The Company is also the world's largest manufacturer of galley equipment for both narrow- and wide-body aircraft, including a wide selection of coffee and beverage makers, water boilers, ovens, liquid containers and refrigeration equipment. In addition, the Company manufactures a broad range of interior structures, including galleys, lavatories, sidewalls, credenzas, and closets. The Company is also a worldwide leader in the manufacture of oxygen delivery systems, passenger service units, air valves, lighting and switches, and is a major manufacturer of passenger entertainment and service systems, including individual passenger in-flight entertainment systems. The Company believes that in-flight entertainment systems, including the emerging live broadcast television market for domestic narrow-body aircraft, will be one of the fastest growing and among the largest product categories in the commercial aircraft cabin interior products industry.

        B/E has substantially expanded the size, scope and nature of its business as a result of a number of acquisitions. Since 1989, the Company has completed 15 acquisitions for an aggregate purchase price of approximately $680 million in order to increase its cabin interior product and service offerings, to expand its activities from the commercial to the general aviation market and to position B/E as the preferred global supplier to its customers. Acquisitions have also enabled the Company to reduce costs, principally through the integration of manufacturing facilities, and to leverage its established customer relationships by selling more products through its integrated sales force. The largest of the six transactions the Company has completed in fiscal 1999 was the acquisition of SMR, a leader in providing design, integration, installation and certification services for commercial aircraft passenger cabin interiors, for a total aggregate purchase price of approximately $142.0 million. Management believes that the acquisition of SMR complements the Company's cabin interior product manufacturing capabilities and positions B/E as the only company in the industry able to offer its customers the complete range of products and services required for major cabin interior reconfigurations and modifications, from the conceptualization and engineering design of new cabin interiors, to the supply of cabin interior products, through the management of the integration, final installation and certification processes.

Industry Overview

        The commercial and general aircraft cabin interior products industries encompass a broad range of products and services, including not only aircraft seating products, passenger entertainment and service systems, food and beverage preparation and storage systems, and oxygen delivery systems, but also lavatories, lighting systems, evacuation equipment, overhead bins, as well as a wide variety of engineering design, integration, installation and certification services and maintenance, upgrade and repair services. Management estimates that the industry had annual sales in excess of $1.7 billion during fiscal 1998.

        Historically, revenues in the airline cabin interior products industry have been derived from five sources: (i) retrofit programs in which airlines purchase new components to overhaul completely the interiors of aircraft already in service; (ii) refurbishment programs in which airlines purchase components and services to improve the appearance and functionality of certain cabin interior equipment; (iii) new installation programs in which airlines purchase new equipment to outfit a newly delivered aircraft; (iv) spare parts; and (v) equipment to upgrade the functionality or appearance of the aircraft interior. The retrofit and refurbishment cycles for commercial aircraft cabin interior products differ by product category. Aircraft seating typically has a refurbishment cycle of one to two years and a retrofit cycle of seven to eight years, although during the last industry downturn, these periods tended to be extended. See "--Recent Industry Conditions." Galley structures and products are periodically upgraded or repaired, and require a continual flow of spare parts, but may be retrofitted only once or twice during the life of the aircraft.

        Historically, revenues in the general aviation cabin interior products industry have been derived from four sources: (i) retrofit and refurbishment programs in which the interior components of the aircraft are substantially overhauled to improve the appearance and functionality; (ii) new installation programs to outfit newly delivered aircraft; (iii) spare parts; and (iv) equipment to upgrade the functionality or appearance of the aircraft interior.

        The various product and service categories in which the Company currently participates include:

        Seating Products. This is the largest single product category in the industry and includes first class, business class, tourist class and commuter seats. Management estimates that the aggregate size of the worldwide aircraft seat market (including spare parts) during fiscal 1998 was in excess of $570 million. Approximately ten companies worldwide, including the Company, supply aircraft seats, although the Company (which has an approximately 50% market share) and three other competitors share approximately 90% of the market based on installed base as of August 29, 1998.

        Passenger Entertainment and Service Systems ("PESS"). This product category includes individual seat video systems, overhead video projection systems, audio distribution systems, passenger control units ("PCUs") and related wiring and harness assemblies and sophisticated interactive telecommunications and entertainment systems. Management estimates that the aggregate size of the worldwide PESS market was approximately $325 million during fiscal 1998. Industry sources expect the PESS market to increase substantially in the near term as individual passenger entertainment systems become standard in-flight entertainment equipment in first, business and tourist classes on wide-body aircraft and, with the further development of live broadcast television, many narrow-body aircraft. PESS products are currently supplied by approximately five companies worldwide. The Company has a market share of approximately 35% in individual passenger in-flight entertainment systems based on installed base as of August 29, 1998.

        Interior Systems Products. This product category includes interior systems for both narrow-body and wide-body commercial aircraft and general aviation/VIP aircraft, including a wide selection of coffee and beverage makers, water boilers, ovens, liquid containers, air chillers, wine coolers and other refrigeration equipment, oxygen delivery systems, air valves, lighting and switches, and other interior systems components. The Company believes it is the only manufacturer with a complete line of interior systems products and the only supplier with the capability to fully integrate overhead passenger service units with either chemical or gaseous oxygen equipment.

        General Aviation and VIP Products. The Company entered this line of business with its acquisition of AMP in April 1998. By combining AMP's substantial presence in the general aviation and VIP aircraft cabin interior products industry with that of PBASCO and ALC, B/E has become the industry's leading manufacturer with a broad product line, including a complete line of executive aircraft seating products, fluorescent lighting air valves and oxygen delivery systems as well as sidewalls, bulkheads, credenzas, closets, galley structures, lavatories, tables and sofas. B/E has the capability to provide complete interior packages, including all design services, all interior components and program management services for executive aircraft interiors. B/E is the preferred supplier of seating products and fluorescent lighting systems of essentially every general aviation- airframe manufacturer.

        Engineering/Integration and Maintenance/Support Services. The Company entered the engineering design, integration, installation and certification services market through the acquisition of SMR in August 1998. The Company has also historically been an active participant in the growing market for upgrade, maintenance and repair services through its Services Group. Historically, the airlines have relied on the airframe manufacturers or in-house engineering resources to provide engineering design and integration services, as well as maintenance and repair services. As cabin interior configurations have become increasingly sophisticated and the airline industry increasingly competitive, the airlines have begun to outsource such services in order to increase productivity and reduce costs and overhead. Through the recent acquisition of SMR, the Company provides design, integration, installation and certification services for commercial aircraft passengers cabin interiors, offering its customers in-house capabilities to design, project manage, integrate, test and certify reconfigurations and modifications for commercial aircraft passenger cabin interiors and to manufacture related products, including engineering kits and interface components. Through its Services Group, B/E also provides upgrade, maintenance and repair services for the products which it manufactures as well as for those supplied by other manufacturers.

        Through August 29, 1998, the Company operated primarily in the commercial aircraft cabin interior products segment of the commercial airlines supplier industry. Revenues for similar classes of products or services within this business segment for the six months ended August 30, 1997 and August 29, 1998 and for the fiscal years ended February 1996, 1997 and 1998 are presented below (dollars in millions):


                                                                     Fiscal Year Ended                   Six Months Ended
                                                          --------------------------------------     ---------------------
                                                                                                       August      August
                                                            Feb. 24,      Feb. 22,      Feb. 28,         30,         29,
                                                              1996          1997          1998           1997       1998
                                                          -----------    ---------     ---------     ---------    --------
Seating products.......................................       $ 97         $217          $252          $127         $129
Interior systems products..............................         79          101           126            66           80
Passenger entertainment and service systems............         33           52            81            26           44
Engineering/Integration and Services...................         23           42            29            15           19
General aviation and VIP products......................         --           --            --            --           24
                                                              ----         ----          ----          ----         ----
Total revenues.........................................       $232         $412          $488          $234         $296
                                                              ====         ====          ====          ====         ====

Recent Industry Conditions

        The Company's principal customers are the world's commercial airlines. The airlines, particularly the U.S. carriers, incurred record losses during the three-year period ended December 31, 1993. The losses incurred during the downturn seriously impaired airline balance sheets and negatively influenced airline purchasing decisions with respect to both new aircraft and refurbishment programs. The domestic airlines in large part returned to profitable operations during calendar year 1994, and achieved record operating earnings during calendar years 1995 through 1997. During this period, the domestic airlines substantially restored their balance sheets through cash generated from operations and debt and equity placements. This improvement in the airlines' profitability and liquidity has, in turn, led to an increase in refurbishment and retrofit programs which, coupled with spares revenues, generated approximately 61% of the Company's revenues in fiscal 1998. Further, throughout calendar 1997, the aircraft manufacturers continued to experience a significant increase in new aircraft orders. Among those factors expected to affect the cabin interior products industry are the following:

        Large Existing Installed Base. According to the Current Market Outlook published by the Boeing Commercial Airplane Group in 1998 (the "Boeing Report"), the world commercial passenger aircraft fleet consisted of 10,845 aircraft as of the end of 1997, including 3,102 aircraft with fewer than 120 seats, 4,824 aircraft with between 120 and 240 seats and 2,919 aircraft with more than 240 seats. Based on such fleet numbers, management estimates that the total worldwide installed base of commercial and general aviation aircraft cabin interior products, valued at replacement prices, was approximately $13.7 billion at the end of 1997. This existing installed base will generate continued retrofit, refurbishment and spare parts revenue, particularly in light of the deterioration of existing interior cabin functionality and aesthetics resulting from the airlines' deferral of refurbishment programs in recent years.

        Expanding Worldwide Fleet. Worldwide air traffic has grown in every year since 1946 (except in 1990) and, according to the Boeing Report, is projected to arow at a compounded average rate of five percent per year over the next 10 years, increasing annual revenue passenger miles from approximately 1.7 trillion in 1997 to approximately 4.4 trillion by 2017 (according to the July 1998 Airline Monitor). Airlines have recently been purchasing a significant number of new aircraft due in part to the current high load factors and the projected growth in worldwide air travel. According to Airbus Industrie Global Market Forecast published in April 1998 (the "Airbus Industrie Report"), the worldwide installed seat base, which management considers to be a good indicator for potential growth in the aircraft cabin interior products industry, is expected to increase from approximately 1.7 million passenger seats at the end of 1997 to approximately 4.1 million passenger seats at the end of 2017. The expanding worldwide fleet will generate additional revenues from new installation programs, while the increase in the size of the installed base will generate additional and continual retrofit, refurbishment and spare parts revenue.

        Wide-body Aircraft Orders. Orders for wide-body, long-haul aircraft constitute an increasing share of total new airframe orders. According to the February 1998 Airline Monitor, the percentage of Boeing aircraft deliveries projected to be wide-body aircraft for 1998 through 2002 is 42%, as compared to 37% for the five-year period ended December 31, 1997. Wide-body aircraft currently carry up to three times the number of seats as narrow-body aircraft, and because of multiple classes of service, including large first class and business class configurations, the Company's average revenue per seat on wide-body aircraft is also higher. Aircraft crews on wide-body aircraft may make and serve between 300 and 900 meals and may brew and serve more than 2,000 cups of coffee on a single flight. As a result, wide-body aircraft require as much as seven times the dollar value of cabin interior products as narrow-body aircraft, as well as products which are technically more sophisticated and typically more expensive. Further, individual passenger in-flight entertainment systems are installed principally on wide-body aircraft. Airlines are increasingly demanding such systems for long-haul flights to attract and retain customers, especially as the quality of in-flight entertainment has become a differentiating factor in passengers' airline selection decisions. Such systems also provide the airlines with the opportunity to increase revenues per passenger mile, without raising ticket prices, by charging individually for services used. For these reasons, management believes that in the future, interactive in-flight entertainment systems will be installed on essentially all wide-body aircraft and, with the further development of live broadcast in-flight television, many narrow-body planes.

        New Product Development. The commercial and general aircraft cabin interior products industries are engaged in intensive development and marketing efforts for a number of new products, including full electric "sleeper seats," convertible seats, interactive individual passenger entertainment systems, live broadcast television, crew masks, advanced telecommunications equipment, protective breathing equipment, oxygen generating systems and new galley equipment. Interactive video technology provides a passenger with a wide range of computer capabilities, which are designed to accept information generated by the passenger and communicate such information to the cabin crew for assisting passengers and crew with food service selection, the purchase of duty-free goods, information in connection with the arrival time, connecting flights, gate and other passenger information, as well as facilitate effective on-board inventory control and provide individual entertainment. Live TVTM, a new product line being developed by a joint venture between the Company and Harris Corporation, will provide live broadcast television via satellite to passenger aircraft allowing passengers the capability to view up to 48 different channels of television service. New cabin interior products will generate new installation and retrofit revenues as well as service revenues from equipment maintenance, inspection and repair.

        Growing Services Markets. Historically, the airlines have relied on airframe manufacturers or their own in-house engineering resources to provide engineering, design, integration and installation services, as well as services related to repairing or replacing cabin interior products that have become damaged or otherwise non- functional. As cabin interior product configurations have become increasingly sophisticated and the airline industry increasingly competitive, the airlines have begun to outsource such services in order to increase productivity and reduce costs and overhead. Outsourced services include: (i) engineering design, integration, installation and certification services, which will entail providing the capabilities to design, project manage, integrate, test and certify reconfigurations and modifications for commercial aircraft and to manufacture related products, including engineering kits and interface components; and (ii) product upgrades (such as the installation of a telecommunications module or individual passenger entertainment unit in an aircraft seat not originally designed to accommodate such equipment), cabin interior product maintenance and inspection, as well as other repair services.

Competitive Strengths

        The Company believes that it has a strong, competitive position attributable to a number of factors including the following:

        Leading Market Shares and Significant Installed Base. Management believes that the Company has achieved leading global market positions in each of its major product categories, with market shares, based upon industry

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        sources, of approximately 50% in commercial aircraft seats, determined on the basis of installed base as of August 29, 1998, 60% in executive aircraft seats, 90% in coffee makers, 90% in refrigeration equipment, 90% in air valves, 50% in oxygen delivery systems, 50% in ovens, each based on dollar sales for the twelve months ended August 29, 1998, and 35% in individual-passenger in-flight entertainment systems, determined on the basis of installed base as of August 29, 1998. The Company believes these market shares provide it with significant competitive advantages in serving its customers, including economies of scale and the ability to commit greater product development, global product support and marketing resources. Furthermore, because of economies of scale, in part attributable to its large market shares and its approximate $4.7 billion installed base of cabin interior equipment (valued at replacement prices as of August 29, 1998), the Company believes it is among the lowest cost producers in the cabin interior products industry. The Company also believes that its large installed base provides B/E with a significant advantage over competitors in obtaining orders for retrofit and refurbishment programs, principally because airlines tend to purchase equipment from the original supplier. In addition, because of the need for compatible spare parts at airline maintenance depots and the desire of airlines to maximize fleet commonality, a single vendor is typically used for all aircraft of the same type operated by a particular airline.

        Combination of Manufacturing and Cabin Interior Design Services. The Company has continued to expand its products and services, believing that the airline industry increasingly will seek an integrated approach to the design, development, integration, installation, testing and sourcing of aircraft cabin interiors. The Company believes that it is the only manufacturer of a broad technologically-advanced line of cabin interior products with interior design capabilities. Based on its established reputation for quality, service and product innovation among the world's commercial airlines, the Company believes that it is well positioned to provide "one-stop shopping" to these customers, thereby maximizing sales opportunities for the Company and increasing the convenience and value of the service provided to its customers.

        Technological Leadership/New Product Development. Management believes that the Company is a technological leader in its industry, with the largest R&D organization in the industry currently comprised of approximately 725 engineers. The Company believes that its R&D effort and its on-site engineers at both the airlines and airframe manufacturers enable B/E to play a leading role in developing and introducing innovative products to meet emerging industry trends and needs and thereby gain early entrant advantages and substantial market shares. Examples of such product development include: the introduction of several premium and main cabin class seats, which the Company believes provide greater comfort and are lighter in weight as a result of their ergonomic design and pre-engineered individual passenger comfort features; the Company's family of individual passenger distributed video systems, which it believes to be superior to existing operational systems in terms of performance, reliability, weight, heat generation and flexibility to adapt to changing technology; a cappuccino/espresso maker; a quick chill wine cooling system; and a constant-pressure, steam cooking oven, which the Company believes substantially improves the appearance, aroma and taste of airline food. The Company's two individual passenger distributed video systems are designed to meet the varying technological and price specifications of the airlines. The Company also has a new interactive entertainment system in the final development stage and a joint venture with Harris Corporation to develop and deliver live broadcast television (LiveTV(TM)) to domestic narrow-body commercial aircraft.

        Proven Track Record of Acquisition Integration. The Company has demonstrated the ability to make strategic acquisitions and successfully integrate such acquired businesses by identifying opportunities to consolidate engineering, manufacturing and marketing activities, as well as rationalizing product lines. Between 1989 and January 1996, B/E acquired nine companies and has integrated the acquisitions by eliminating 11 operating facilities and consolidating personnel at the acquired businesses, resulting in headcount reductions of approximately 1,300 employees, through January 1998. B/E's integration activities, coupled with its re-engineering program, have positively impacted gross margins, which have increased from 33.0% to 36.7%, and operating margins (before nonrecurring expenses), which have increased from 10.5% to 13.0%, during the five-year period ended February 28, 1998. During fiscal 1999, the Company acquired six companies, including ASI, PBASCO, AMP, ALC, SMR and CF Taylor, to broaden its product lines, to expand its activities from the commercial to the general aviation market and to position B/E as the preferred global supplier to its customers. The aggregate purchase price of all acquisitions made by B/E since 1989 is approximately $680 million. While the Company will continue to be susceptible to industry-wide conditions, management believes that the Company's significantly more diversified product line and revenue base achieved through acquisitions have reduced its exposure to demand fluctuations in any one product area.

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Growth Opportunities

        B/E believes that it has benefitted from four major growth trends in the aerospace industry.

        Increase in Refurbishment and Upgrade Orders. B/E's substantial installed base provides significant ongoing revenues from replacements, upgrades, repairs and the sale of spare parts. Approximately 61% of B/E's revenues for the year ended February 28, 1998 were derived from refurbishment and upgrade orders. In the late 1980s and early 1990s, the airline industry suffered a significant downturn, which resulted in a deferral of cabin interior maintenance expenditures. Since early 1994, the airlines have experienced a turnaround in operating results, leading the domestic airline industry to record operating earnings during, calendar years 1995 through 1997. Deterioration of cabin interior product functionality and aesthetics occurred within the commercial airline fleets during the industry downturn because of maintenance deferrals. Since the turnaround began, the airlines have experienced greater utilization resulting from higher load factors, which has encouraged airlines to increase spending on refurbishments and upgrades. The Company believes that it is well positioned to benefit over the next several years as a result of the airlines' dramatically improved financial condition and liquidity and the need to refurbish and upgrade cabin interiors. A significant portion of the Company's recent growth in backlog, revenues and operating earnings has been from refurbishment and upgrade programs, and the Company has been experiencing a high level of new order quote activity related to such programs.

        Expansion of Worldwide Fleet and Shift Toward Wide-Body Aircraft. Airlines have been purchasing a significant number of new aircraft in part due to current high load factors and the projected growth in worldwide air travel. According to the Boeing Report, worldwide air travel growth is projected to average 5% per year over the next 10 years and the worldwide fleet of commercial passenger aircraft is projected to expand from approximately 10,845 at the end of 1997 to approximately 15,900 by the end of 2007 and to more than 23,500 by the end of 2017. Related growth in aircraft interior product shipments associated with new aircraft deliveries began during calendar 1996. The Company generally receives orders related to new aircraft deliveries approximately six months before the delivery date. Furthermore, according to the February 1998 Airline Monitor, the percentage of new Boeing aircraft deliveries projected to be wide-body aircraft for 1998 through 2002 is 42% as compared to 37% for the five-year period ended December 31, 1997. This shift toward wide-body aircraft is significant to the Company since these aircraft require as much as seven times the dollar value of cabin interior products as narrow-body aircraft, including substantially more seats, galley equipment and in-flight entertainment products. See "Risk Factors-Dependence upon Conditions in the Airline Industry."

        General Aviation and VIP Aircraft Fleet Expansion and Related Retrofit Opportunities. General aviation and VIP airframe manufacturers are experiencing, a surge in new aircraft deliveries similar to that occurring in the commercial aircraft industry. According to industry sources, executive aircraft deliveries amounted to 241 units in calendar 1996 and were approximately 348 in calendar 1997. Industry sources indicate that executive aircraft deliveries are expected to be approximately 450 in calendar 1998 and should reach 545 per year by the year 2000. Several new aircraft models, including the Visionaire Vantage, Cessna Citation Excel, the Boeing Business Jet, Global Express and Airbus Business Jet, have been or are expected to be introduced over the next several years. Advances in engine technology and avionics and emergence of fractional ownership of executive aircraft are all important growth factors. In addition, the general aviation and VIP aircraft fleet consists of approximately 10,000 aircraft with an average age of approximately 15 years. As aircraft age or ownership changes, operators retrofit and upgrade the cabin interior, including seats, sofas and tables, sidewalls, headliners, structures such as closets, lavatories and galleys, and related equipment including lighting and oxygen delivery systems. The installed value of a new interior can range from $1 million for smaller models to up to $7 million for a long haul aircraft. In addition, operators generally reupholster or replace seats every five to seven years. Management believes the Company is well positioned to benefit from the retrofit opportunities due to (i) the 15-year average age of the executive jet fleet; (ii) operators who have historically reupholstered their seats are now more inclined to replace these seats with lighter weight, more modern and 16G complaint seating models; and (iii) the belief that the Company is the only manufacturer with the capability for cabin interior design services, a broad product line for essentially all cabin interior products and program management services, for true "one-stop shopping."

        Emergence of Individual Passenger In-flight Entertainment Systems as a Major New Product Category. Airlines increasingly are demanding individual passenger in-flight entertainment systems as a method to attract and retain customers, as the availability of such service affects passengers' decisions on airline selection.

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        These systems also provide the airlines with the opportunity to generate increased revenues, without raising ticket prices, by charging passengers for the services used. In June 1997, the Company announced a joint venture with Harris Corporation to develop and deliver live broadcast television (LiveTV(TM)) to domestic narrow-body commercial aircraft. The Company expects that in-flight entertainment systems, including the new technology designed to deliver live broadcast television on domestic narrow-body aircraft, will be one of the fastest growing and among the largest product categories in the commercial aircraft cabin interior products industry. The Company has developed a number of individual in-flight entertainment systems that are designed to meet the varying technological and price specifications of the airlines. The Company's two current systems are (i) the B/E 2000, with an installed base of approximately 21,000 units, which is a system that provides non interactive video programming and (ii) the B/E 2000M, with an installed base of approximately 11,000 units, which offers similar functionality to the B/E 2000 but can be upgraded to the Company's Multimedia Digital Distribution System ("MDDS") product. The MDDS product is a fully interactive entertainment system with the capacity to provide movies on demand, telecommunications, gaming and other services. The Company has completed the initial development and testing of the MDDS product and delivered the first MDDS product to its launch customer, Japan Airlines ("JAL"), in April 1998. Subsequently, the Company delivered the second MDDS product to JAL, in June 1998. The Company also completed the engineering necessary to enable installation of the MDDS as a line fit option on Boeing aircraft in 1998. As of August 29, 1998, B/E had an in- flight entertainment systems backlog of approximately $86 million.

        Recently, Rockwell Collins has entered the in-flight entertainment industry by purchasing Hughes Avicom, and in doing so has changed the competitive landscape for this line of business. The Company has evaluated the impact of the changing market conditions, and has determined that the long term success of this line of business may be enhanced by teaming with a partner with substantial economic and technology resources. In connection therewith, the Company may monetize a portion, or if no suitable partner can be found, all of its investment in its in-flight entertainment business.

Business Strategy

        The Company's business strategy is to maintain its leadership position and best serve its customers by (i) offering the broadest and most integrated product lines and services in the industry, including not only new product and follow-on product sales, but also design, integration, installation and certification services as well as maintenance, upgrade and repair services; (ii) pursuing a worldwide marketing approach focused by airline and general aviation airframe manufacturer and encompassing the Company's entire product line; (iii) pursuing the highest level of quality in every facet of its operations, from the factory floor to customer support; (iv) remaining the technological leader in its industry, as well as significantly growing its installed base of products in the developing in-flight individual passenger entertainment market; (v) enhancing its position in the growing upgrade maintenance, inspection and repair services market; and (vi) pursuing selective strategic acquisitions in the commercial aircraft and general aviation cabin interior products industries.

Products and Services

Seating Products

        The Company is the world's leading manufacturer of aircraft seats, offering a wide selection of first class, business class, tourist class and commuter seats. A typical seat manufactured and sold by the Company includes the seat frame, cushions, armrests and tray table, together with a variety of optional features such as in-flight entertainment systems, oxygen masks and telephones. The Company estimates that as of August 29, 1998 the Company had an aggregate installed base of more than 1,000,000 aircraft seats, valued at replacement prices of approximately $2.1 billion.

        Tourist Class. The Company is the leading worldwide manufacturer of tourist class seats. B/E has designed tourist class seats which incorporate features not previously utilized in that class, such as top-mounted passenger control units, footrests and improved oxygen systems.

        First and Business Classes. Based upon major airlines program selection and orders on hand, the Company is the leading worldwide manufacturer of premium-class seats. First class and business class seats are generally larger, heavier and more complicated in design, and are substantially more expensive than tourist class aircraft seats. The Company's first class seats and certain of its business class seats are equipped with articulating

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        bottom cushion suspension systems, sophisticated hydraulic leg-rests, lumbar massage devices, adjustable thigh support cushions, reading lights, adjustable head and neck supports and large tables.

        Convertible Seats. The Company has developed two types of seats which can be converted from tourist class triple-row seats to business class double-row seats with minimal conversion complexity. Convertible seats allow airline customers to optimize the ratio of business class to tourist class seats for a given aircraft configuration.

        Commuter Seats. The Company is the leading manufacturer of commuter seats in both the U.S. and worldwide markets. The Company's Silhouette(TM) Composite commuter seats are similar to commercial jet seats in comfort and performance but are lightweight and require minimal maintenance.

        Spares. Aircraft seats are exposed to significant stress in the course of normal passenger activity. and certain seat parts are particularly susceptible to damage from continued use. As a result, a significant market exists for spare parts.

Passenger Entertainment and Service Systems ("PESS")

        Management estimates that the Company has the largest installed base of PESS products in the world, which as of August 29, 1998, valued at replacement prices, is approximately $470 million. The Company has the leading share of the market for passenger control units ("PCUs") and related wiring and harness assemblies, and has developed products aimed at other portions of the PESS market, including individual seat video systems, advanced multiplexer and hard-wired distribution systems and other products. The Company believes that it is a market leader in individual passenger in-flight entertainment systems and that this product category will be the fastest growing, and among the largest, product categories in the commercial aircraft cabin interior products industry in the future.

        Individual Passenger Entertainment. The Company has developed a number of in-flight entertainment systems that are designed to meet the technological and price specifications of the airlines:

        B/E 2000. The B/E 2000, introduced in 1992, is one of the Company's first-generation individual in-flight video systems and offers centralized electronic distribution of a limited range of programming. Since its introduction, the Company has installed approximately 21,000 units of the B/E 2000 and earlier generation individual passenger video systems with 10 airlines.

        MDDS Family. The Company has developed a family of next-generation, individual passenger in-flight entertainment products, which includes the 2000M and the MDDS:

        o B/E 2000M--The B/E 2000M is an in-flight entertainment system that offers similar functionality to the 2000 but can be upgraded to the Company's fully interactive MDDS. Since its introduction in 1994, the Company has installed approximately 11,000 units.

        o MDDS--B/E's MDDS is a state-of-the-art, fully interactive individual passenger in-flight entertainment system which has the capacity to offer numerous movies on demand, telecommunications, gaming, Nintendo(TM), Sega(TM) and PC-based games, in-flight shopping and, in the future, live television, among other services. The Company has completed the initial development and testing of the MDDS product and delivered the first MDDS product to its launch customer, JAL, in April 1998. Subsequently, the Company delivered the Second MDDS Product to JAL in June 1998. The Company also completed the engineering necessary to enable installation of the MDDS as a line fit option on Boeing aircraft in conjunction with the JAL delivery.

        LiveTV(TM). In June 1997, the Company announced a joint venture with Harris Corporation to develop and market a system which will allow airline passengers to receive in-flight, live broadcast television aboard narrow-body commercial aircraft at each individual passenger seat. The Company controls a 51 percent voting interest in the joint venture. Under the joint venture agreement, B/E will provide its individual seat video distribution system as its part of the overall LiveTV(TM) reception system, while Harris Corporation will provide the specialized aircraft antenna and receiver system to enable in-the-air-reception. The Company expects to be in a position to commence deliveries to a launch customer for LiveTV(TM) sometime in 1999.


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        PCUs, Wiring and Harness Assemblies. The Company's PCU product line is the broadest in the industry, including over 300 different designs which are functionally similar but differ widely due to the style preferences and technical requirements of the various airlines. Wiring and harness assemblies (which stabilize installed wiring) are sold as a package with PCUs and vary as widely as PCU types.

        Distribution Systems. The Company has manufactured hard-wired audio (since 1963) and video distribution systems (since 1992) and is currently the principal supplier of such systems to the airline industry. The Company also offers frequency division multiplex distribution systems, which deliver substantially improved audio performance compared to competitors' multiplex systems.

Interior Systems Products

        The Company is the world's largest manufacturer of interior systems products for both narrow- and wide-body aircraft, offering a wide selection of structures, coffee and beverage makers, water boilers, ovens, liquid containers, refrigeration equipment, oxygen delivery systems, passenger service units, air valves, lighting and switches, and a variety of other interior components. Management estimates that as of August 29, 1998 the Company has an aggregate installed base of such equipment, valued at replacement prices, of approximately $1.5 billion.

        Coffee Makers. The Company is the leading manufacturer of aircraft coffee makers, with the Company's equipment currently installed in virtually every type of aircraft for almost every major airline. The Company manufactures a broad line of coffee makers, coffee warmers and water boilers including the Flash Brew Coffee Maker, with the capability to brew 54 ounces of coffee in one minute, a Combi(TM) unit which will both brew coffee and boil water for tea while utilizing 25% less electrical power than traditional 5,000 watt water boilers, and a recently introduced cappuccino/espresso maker.

        Ovens. The Company is the leading supplier of a broad line of specialized ovens, including high-heat efficiency ovens, high-heat convection ovens, and warming ovens. The Company's newest offering, the DS-2000 Steam Oven, represents a new method of preparing food in-flight by maintaining constant temperature and moisture in the food. It addresses the airlines' need to provide a wider range of foods than can be prepared by convection ovens.

        Refrigeration Equipment. The Company is the worldwide industry leader in the design, manufacture, and supply of commercial aircraft refrigeration equipment. The Company recently introduced a self-contained wine and beverage chiller, the first unit specifically designed to rapidly chill wine and beverage on board an aircraft.

        Galley Structures. Galley structures are generally custom designed to accommodate the unique product specifications and features required by a particular carrier. Galley structures require intensive design and engineering work and are among the most sophisticated and expensive of the aircraft's cabin interior products. The Company provides a variety of galley structures, closets and class dividers, emphasizing sophisticated and higher value-added galleys for wide-body aircraft.

        Oxygen Delivery System. The Company is a leading manufacturer of oxygen delivery systems, passenger service units, air valves, lighting and switches for both commercial and general aviation aircraft. B/E is the only manufacturer with the capability to fully integrate its own manufactured components with overhead passenger service units with either chemical or gaseous oxygen equipment. The Company's oxygen and passenger service unit equipment has been approved for use on all Boeing and Airbus aircraft and is also found on essentially all general aviation and VIP aircraft.

General Aviation

        The Company entered the market for general aviation and VIP aircraft products with its acquisition of AMP in April 1998. By combining AMP's substantial presence in the general aviation and VIP aircraft cabin interior products industry with that of PBASCO and ALC, B/E is now the leading manufacturer of a broad product line including a complete line of executive aircraft seating products, fluorescent lighting, air valves and oxygen delivery systems as well as sidewalls, bulkheads, credenzas, closets, galley structures, lavatories, tables and sofas. B/E has the capability to provide complete interior packages, including all design services, all interior components and program management services for executive aircraft interiors. B/E is the preferred supplier of seating products and fluorescent lighting systems of essentially every general aviation airframe manufacturer.

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Services and Speciality Products

        The Company is an active participant in the growing services and custom products markets. Management believes that the Company's broad and integrated product line and close relationships with its airline and leasing customers position the Company to become a leading service provider in this market. Most participants in this market are small, and management believes that the Company is the only major product manufacturer in the industry currently participating in this market.

        Engineering Design, Integration, Installation and Certification Services. Through the acquisition of SMR in August 1998, B/E is a leader in providing engineering design, integration, installation and certification services for commercial aircraft passenger cabin interiors, offering its customers in-house capabilities to design, project manage, integrate, test and certify reconfigurations and modifications for commercial aircraft and to manufacture related products, including engineering kits and interface components. The Company provides a broad range of interior reconfiguration services which allow airlines to change the size of certain classes of service, modify and upgrade the seating, install telecommunications or entertainment options, relocate galleys, lavatories and overhead bins, and install crew rest compartments. B/E is also a leading supplier of structural design and integration services, including airframe modifications for passenger-to-freighter conversions.

        Upgrade, Maintenance and Repair Services. The Company provides a comprehensive range of services for cabin interior products on board aircraft either between flights or on an overnight basis, or at one or more of eight service centers in the worldwide service network. The spectrum of services includes systems check and components repair, parts inventory and management, refurbishment of seating products, on board surveys regarding status and product installations, as well as data support functions such as loading and updating of in-flight systems entertainment software, direct satellite broadcast systems support and systems integration.

        Specialty Products. The Company manufacturers several specialty products for the commercial airline industry including crew rest compartments, flight attendant seats, observer seats, and custom products in the passenger seating area, as well as fire/smoke barriers and cargo nets. The Company maintains a staff of engineers to design and certify various modules and kits to accommodate individual passenger video and telecommunications modules in seat backs and center consoles which were originally not designed for such applications. The Company believes it is able to provide products for unique applications more rapidly than original manufacturers.

Research, Development and Engineering

        The Company works closely with commercial airlines to improve existing products and identify customers' emerging needs. B/E's expenditures in research, development and engineering totaled $24.7 million, $45.7 million, and $37.1 million for the six months ended August 29, 1998 and for the fiscal years ended February 18, 1998, and February 22, 1997, respectively. The increase in expenses during fiscal 1998 is the result of the substantial completion of the Boeing Line Fit certification activities for MDDS and ongoing product development activity in the seating and galley products groups. B/E currently employs approximately 725 professionals in the engineering and product development areas. As part of its engineering design, integration, installation and certification services business acquired in August 1998, the Company added approximately 105 engineers. The Company believes that it has the largest engineering organization in the cabin interior products industry, with not only software, electronic, electrical and mechanical design skills but also substantial expertise in materials composition and custom cabin interior layout design.

Marketing and Customers

        The Company markets and sells its products directly to virtually all of the world's major airlines and commercial and General aviation aircraft manufacturers. The Company markets its general aviation products directly to all of the world's general aviation air frame manufacturers, modification centers and operators. B/E has a sales and marketing organization of 138 persons, along with 48 independent sales representatives. B/E's sales to non-U.S. airlines were $137.0 million, $232.7 million, and $203.4 million for the six months ended August 19, 1998 and for the fiscal years ended February 28, 1998 and February 22, 1997, respectively, or approximately 46%, 48% and 49%, respectively, of net sales during such periods.


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        Airlines select manufacturers of cabin interior products primarily on the basis of custom design capabilities, product quality and performance, on-time delivery, after-sales service and price. B/E believes that its large installed base, its timely responsiveness in connection with the custom design, manufacture, delivery and after-sales service of its products and its broad product line and stringent customer and regulatory requirements all present barriers to entry for potential new competitors in the cabin interior products market.

        The Company believes that its integrated worldwide marketing approach, focused by airline and encompassing the Company's entire product line, is preferred by airlines. Led by a B/E senior executive, teams representing each product line serve designated airlines which together accounted for approximately 67% of the purchases of products manufactured by B/E during fiscal 1998. These airline customer teams have developed customer specific strategies to meet each airline's product and service needs. The Company also staffs "on-site" customer engineers at major airlines and airframe manufacturers to represent its entire product line and work closely with the customers to develop specifications for each successive generation of products required by the airlines. These engineers help customers integrate the wide range of cabin interior products and assist in obtaining the applicable regulatory certification for each particular product or cabin configuration. Through its on-site customer engineers, the Company expects to be able to more efficiently design and integrate products which address the requirements of its customers. The Company provides program management services, integrating all on-board cabin interior equipment and systems, including installation and FAA certification, allowing airlines to substantially reduce costs. The Company believes that it is one of the only suppliers in the commercial aircraft cabin interior products industry with the size, resources, breadth of product line and global product support capability to operate in this manner.

        The Company markets its general aviation products directly to all of the world's general aviation airframe manufacturers, modification centers and operators.

        During the latter part of fiscal 1997, the Company initiated a program management discipline under which a program manager is assigned for each significant contract. The program manager is responsible for all aspects of the specific contract, including management of change orders and negotiation of related non-recurring, engineering charges, monitoring the progress of the contract through its scheduled delivery dates, and overall profitability associated with the contract. The Company believes that it and its customers derive substantial benefit from its program management approach, including better on-time delivery and higher service levels. The Company also believes its program management approach results in better customer satisfaction and higher profitability over the life of the contract.

        During the six months ended August 29, 1998 and for the fiscal year ended February 28, 1998, one customer accounted for approximately 17% and 18%, respectively, of the Company's total revenues, and no other customer accounted for more than 10% of such revenues. There were no major customers in fiscal 1997 or 1996. Because of differing schedules of various airlines for purchases of new aircraft and for retrofit and refurbishment of existing aircraft, the portion of the Company's revenues attributable to particular airlines varies from year to year.

Backlog

        Management estimates that B/E's backlog at August 29, 1998 was approximately $700 million, approximately 57% of which management believes to be deliverable in the 12 months following August 29, 1998, compared with a backlog of $560 million and $420 million on February 28, 1998 and February 22, 1997, respectively (as adjusted to exclude certain backlog which was debooked in August 1997). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Bookings and Backlog Information."

Customer Service

        The Company believes that it provides the highest level of customer service and product support available in the commercial aircraft cabin interior products industry and that such service is a critical factor in the Company's success. The key elements of such service include (i) rapid response to requests for engineering designs, proposal requests and technical specifications; (ii) flexibility with respect to customized features; (iii) on-time delivery; (iv) immediate availability of spare parts for a broad range of products; and (v) prompt attention to customer problems, including on-site customer training. Customer service is particularly important to airlines due to the high cost to the airlines of late delivery, malfunctions and other problems.

Warranty and Product Liability

        The Company warrants its products, or specific components thereof, for periods ranging from one to ten years, depending upon product type and component. The Company generally establishes reserves for product warranty expense on the basis of the ratio of warranty costs incurred by the product over the warranty period to sales of the product over the warranty period. Actual warranty costs reduce the warranty reserve as they are incurred. Management periodically reviews the adequacy of accrued product warranty reserves; and revisions of such reserves are recognized in the period in which such revisions are determined.

        The Company also carries product liability insurance. The Company believes that its insurance is generally sufficient to cover product liability claims.

Competition

        The commercial aircraft cabin interior products market is relatively fragmented with a number of competitors in each of the individual product categories. Due to the global nature of the commercial industry, competition in product categories comes from both U.S. and foreign manufacturers. However, as aircraft cabin interiors have become increasingly sophisticated and technically complex, airlines have demanded higher levels of engineering support and customer service than many smaller cabin interior products suppliers can provide. At the same time, airlines have recognized that cabin interior product suppliers must be able to integrate a wide range of products, including sophisticated electronic components, particularly in wide-body aircraft. Management believes that these increasing demands of airlines upon their suppliers will result in a number of suppliers leaving the cabin interior products industry and a consolidation of those suppliers which remain. The Company has participated in this consolidation through strategic acquisitions and internal growth and intends to continue to participate in the consolidation.

        The Company's principal competitors for seating products include Group Zodiac S.A., Keiper Recaro GmbH, and a number of other producers in the European community and Japan. The Company's principal competitors for PESS products are Matsushita Electronics and Rockwell Collins. The Company's primary competitors for galley products are JAMCO Limited, Britax PLC, Scott Aviation and Intertechnique. The market for general aviation products and services is highly fragmented, consisting of numerous competitors.

Manufacturing and Raw Materials

        The Company's manufacturing operations consist of both the in-house manufacturing of component parts and sub-assemblies and the assembly of Company specified and designed component parts which are purchased from outside vendors. The Company maintains state-of-the-art facilities, and management has an ongoing strategic manufacturing improvement plan utilizing focused factories and cellular production technologies. Management expects that continuous improvement from implementation of this plan for each of its product lines will occur over the next several years and should lower production costs, cycle times and inventory requirements and at the same time improve product quality and customer response.

Government Regulation

        The FAA prescribes standards and licensing requirements for aircraft components, and licenses component repair stations within the United States. Comparable agencies regulate such matters in other countries. The Company holds several FAA component certificates and performs component repairs at a number of its U.S. facilities under FAA repair station licenses. The Company also holds an approval issued by the UK Civil Aviation Authority to design, manufacture, inspect and test aircraft seating products in Leighton Buzzard, England and in Kilkeel, Northern Ireland and the necessary approvals to design, manufacture, inspect, test and repair its galley products in Nieuwegein, The Netherlands and to inspect, test and repair products at its eight service centers throughout the world.

        In March 1992, the FAA adopted Technical Standard Order C127 requiring that all seats on certain new generation commercial aircraft installed after such date be certified to meet a number of new safety requirements, including an ability to withstand a 16G force. Management understands that the FAA plans to adopt in the near future additional regulations which will require that within the next five years all seats, including those on existing older commercial aircraft which are subject to the FAA's jurisdiction, will have to comply with similar seat safety requirements. At August 29, 1998, the Company had developed 15 different seat models which meet these new seat safety regulations.

Environmental Matters

        The Company is subject to extensive and changing, federal, state and foreign laws and regulations establishing health and environmental quality standards, and may be subject to liability or penalties for violations of those standards. The Company is also subject to laws and regulations governing remediation of contamination at facilities currently or formerly owned or operated by it or to which it has sent hazardous substances or wastes for treatment, recycling or disposal. The Company believes that it is currently in compliance, in all material respects, with all such laws and regulations. However, there can be no assurance that it will not be subject to future liabilities or obligations as a result of new or more stringent interpretations of existing laws and regulations. In addition, the Company may have liabilities or obligations in the future if it discovers any environmental contamination or liability at any of its facilities, or at facilities that may be acquired.

Patents

        B/E currently holds 73 United States patents and 28 international patents, covering a variety of products. However, the Company believes that the termination, expiration or infringement of one or more of such patents would not have a material adverse effect on the Company.

Employees

        As of August 29, 1998, B/E had approximately 5,600 employees. Approximately 73% of these employees are engaged in manufacturing, 13% in engineering, research and development, and 14% in sales, marketing, product support and general administration. Approximately 13% of the employees are represented by unions. On April 25, 1997, the Company completed negotiations with one of its two domestic unions which represents 7% of the Company's employees. This contract, which covers a period of three years, was ratified by the members of the union on April 26, 1997. The contract with the only other domestic union, which represents approximately 2% of the Company's employees, runs to the year 2003. B/E considers its employee relations to be good.

Property

        As of August 29, 1998, B/E had 27 principal facilities, comprising an aggregate of approximately 1.9 million square feet of space. The following table describes the principal facilities and indicates the location, function, approximate size and ownership status of each location, including SMR, ALC and CF Taylor:


                                                                                                        Facility
                                                                                                          Size
               Location                                     Products and Function                      (Sq. Feet)     Ownership
               --------                                     ---------------------                      ----------     ---------
Corporate
Wellington, Florida....................... Corporate headquarters, finance, marketing sales               17,700        Owned

Seating Products
Litchfield, Connecticut................... Manufacturing, service and warehousing                        147,700        Owned
Winston-Salem, North Carolina............. Manufacturing, research and development, finance, marketing and sales; Seating Products Group
                                           Headquarters                                                  264,800        Owned
Leighton Buzzard, England................. Manufacturing, service, research and development,
                                           sales support, finance and warehousing                        114,000        Owned
Kilkeel, Northern Ireland................. Manufacturing, sales support and warehousing                   38,500        Owned

Interior Systems
Anaheim, California....................... Manufacturing, service, research and development,
                                           sales support, finance and warehousing                         57,100       Leased
Delray Beach, Florida..................... Manufacturing, service, research and development, sales support, finance and warehousing; Interior
                                           Systems Group Headquarters                                     52,000        Owned
Lenexa, Kansas............................ Manufacturing, service, engineering and
                                           warehousing                                                    80,000       Leased
Nieuwegein, The Netherlands............... Manufacturing, service, research and development,
                                           sales support, finance and warehousing                         39,000       Leased

                                                                                                        Facility
                                                                                                          Size
               Location                                     Products and Function                      (Sq. Feet)     Ownership
               --------                                     ---------------------                      ----------     ---------

PESS Products
Irvine, California........................ Manufacturing, service, research and development, sales support, finance and warehousing; In-flight
                                           Entertainment Group Headquarters                             106,700       Leased

General Aviation and VIP Products
Miami, Florida............................ Manufacturing, service, research and development,
                                           sales support, finance and warehousing; General               84,300       Leased
                                           Aviation Headquarters                                         71,700        Owned
Fountain Valley, California............... Manufacturing, service, research and development,
                                           sales support, finance and warehousing                        26,000        Owned
Holbrook, New York........................ Manufacturing, service, research and development,
                                           sales support, finance and warehousing                        20,115       Leased

Services
Orange, California........................ Upgrade, maintenance, inspection and repair, finance, sales support and warehousing; Services
                                           Group Headquarters                                           106,300       Leased
Longwood, Florida......................... Upgrade, maintenance, inspection and repair                    5,300       Leased
Burnsville, Minnesota..................... Upgrade, maintenance, inspection and repair                    7,200       Leased
Woodville, Washington..................... Upgrade, maintenance, inspection and repair                   26,800       Leased
Chesham, United Kingdom................... Upgrade, maintenance, inspection and repair                   34,000        Owned
Toulouse, France.......................... Upgrade, maintenance, inspection and repair                      400       Leased
Houston, Texas............................ Upgrade, maintenance, inspection and repair                   45,000        Owned
Schipol, The Netherlands.................. Upgrade, maintenance, inspection and repair                    3,600       Leased

SMR Technologies
Sharon Center, Ohio....................... Services, research and development, sales support,
                                           finance and warehousing                                       16,282        Owned
Fenwick, West Virginia.................... Manufacturing, service and warehousing                       132,600        Owned

Flight Structure and Integration
Group
Arlington, Washington..................... Manufacturing, service, research and development,
                                           sales support, finance and warehousing                       130,164       Leased
Jacksonville, Florida..................... Manufacturing, service, engineering, and
                                           warehousing                                                   75,000        Owned
Wokingham, England........................ Manufacturing, service, research and development,
                                           sales support, finance and warehousing                        70,000       Leased
Wales, United Kingdom..................... Manufacturing, service and warehousing                        80,000        Owned


        The Company believes that its facilities are suitable for their present intended purposes and adequate for the Company's present and anticipated level of operations. As a result of recent conditions in the airline industry as described in "Industry Overview" and "Recent Industry Conditions," B/E's facilities have been substantially underutilized for the past several years. The Company believes that its ongoing facility integration program, together with anticipated continued growth in airline profitability, should result in significant improvement in the degree of utilization in the Company's facilities.

Legal Proceedings

        The Company is not a party to litigation or other legal proceedings which the Company believes could reasonably be expected to have a material adverse effect on the Company's business, financial condition and results of operations.

        In January 1998, the Company entered into a settlement related to a long-running dispute with the U.S. Government over export sales between 1992 and 1995 to Iran Air. The dispute centered on shipments of aircraft seats and related spare parts for five civilian aircraft operated by Iran Air. Iran Air purchased the seats in 1992 and arranged for them to be installed by a contractor in France. At the time, Iran was not the subject of a U.S. trade embargo. In connection with its sale of seats to Iran Air, B/E applied for and was granted a validated export license by the U.S. Department of Commerce (the "DOC"). The dispute with the U.S. Government centered on whether seats were delivered to Iran Air before the formal license was issued by the DOC, some seven months after B/E first applied for the license. The settlement resolved all disputes between B/E Aerospace and the Department of Justice as well as the DOC's Bureau of Export Enforcement. As part of the settlement, B/E pled guilty to a violation of the International Economic Emergency Powers Act and was placed on probation for a three-year period. In addition, B/E entered into a consent order with the DOC under which the DOC has agreed to suspend the imposition of a three-year export denial order on PTC Aerospace, a member of B/E's U.S. Seating Products Group, provided no further violations of the export laws occur. The consent order issued by the DOC applies solely to PTC Aerospace ("PTC"), a unit of the Company's Seating Products Group. PTC is located in Litchfield, Connecticut. Under the terms of the consent order, if PTC were to violate any federal export laws during the three-year period ending in January 2001, PTC, not B/E, would be subject to an order denying export privileges. Under the Company's current organization, the Company believes that it is unlikely that PTC would be in a position to engage in any export transactions that are not reviewed and controlled at the Seating Products Group level. As part of the plea agreement that was negotiated with the Office of the United States Attorney for the District of Connecticut, B/E is subject to a three-year term of corporate probation that began in January 1998. The probation is unsupervised and thus B/E is not subject to monitoring or other conditions that impede or affect its ability to conduct business. Under the probation, the Company must refrain from violating any federal laws. The Company has taken steps to implement a legal compliance program to prevent and detect any violations of law. The Company recorded a charge of $4.7 million in its fourth quarter of fiscal 1998, which ended February 28, 1998, related to fines, civil penalties and associated legal fees arising from the settlement.

                                   MANAGEMENT

Directors and Executive Officers

        The following table sets forth information regarding the directors and executive officers of the Company. Officers of the Company are elected annually by the Board of Directors.


Name                                  Age       Position
----                                  ---       --------
Amin J. Khoury....................... 59        Chairman of the Board
Robert J. Khoury..................... 56        Vice Chairman of the Board and Chief
                                                Executive Officer and Director
Paul E. Fulchino..................... 52        President, Chief Operating Officer and
                                                Director
Marco C. Lanza....................... 42        Executive Vice President, Marketing and
                                                Product Development
Thomas P. McCaffrey.................. 44        Corporate Senior Vice President of
                                                Administration, Chief Financial Officer and
                                                Assistant Secretary
E. Ernest Schwartz................... 62        Corporate Senior Vice President,
                                                Development and Planning
Edmund J. Moriarty................... 54        Corporate Vice President--Law, General
                                                Counsel and Secretary
Jeffrey P. Holtzman.................. 43        Corporate Vice President, Treasurer and
                                                Assistant Secretary
Sam G. Ayoub......................... 56        Group Vice President and General Manager,
                                                Services Group
Roman G. Ptakowski................... 50        Group Vice President and General Manager,
                                                Interior Systems Group
Scott A. Smith....................... 43        Group Vice President and General Manager,
                                                In-Flight Entertainment Group
Jim C. Cowart........................ 47        Director**
Richard G. Hamermesh................. 50        Director*
Brian H. Rowe........................ 67        Director**
Hansjoerg Wyss....................... 63        Director
--------
*     Member, Audit Committee.
**   Member, Stock Option and Compensation Committee.

        The Company's Restated Certificate of Incorporation provides that the Board of Directors is divided into three classes, each nearly as equal in number as possible, so that each director (in certain circumstances after a transitional period) will serve for three years, with one class of directors being elected each year. The Board is currently comprised of three Class I Directors (Brian H. Rowe, Jim C. Cowart and Paul E. Fulchino), two Class II Directors (Robert J. Khoury and Hansjoerg Wyss) and two Class III Directors (Amin J. Khoury and Richard G. Hamermesh). The terms of the Class I, Class II and Class III Directors expire upon the election and qualification of successor directors at annual meetings of stockholders held following the end of fiscal years 1998, 1997 and 1996, respectively.

The executive officers of the Company are elected annually by the Board of Directors following the annual meeting of stockholders and serve at the discretion of the Board of Directors.

        Amin J. Khoury has been Chairman of the Board of the Company since July 1987 and was Chief Executive Officer until April 1, 1996. Since 1986, Mr. Khoury has also been the Managing Director of The K.A.D. Companies, Inc., an investment, venture capital and consulting firm. Mr. Khoury is currently the Chairman of the Board of Directors of Applied Extrusion Technologies, Inc., a manufacturer of oriented polypropylene films used in consumer products labeling and packaging applications, and a member of the Board of Directors of Brooks Automation, Inc., the leading manufacturer in the U.S. of vacuum central wafer handling systems for semiconductor manufacturing. Mr. Khoury is employed by the Company pursuant to an employment agreement extending through May 28, 2003. Mr. Khoury is the brother of Robert J. Khoury.

        Robert J. Khoury has been a Director of the Company since July 1987. Mr. Khoury was elected Vice Chairman and Chief Executive Officer effective April 1, 1996. From July 1987 until that date, Mr. Khoury served as the Company's President and Chief Operating Officer. From 1986 to 1987, Mr. Khoury was Vice President of The K.A.D. Companies, Inc. The Company has entered into an employment agreement with Mr. Khoury extending through May 28, 2003. Mr. Khoury is the brother of Amin J. Khoury.

        Paul E. Fulchino was elected a Director and President and Chief Operating Officer of the Company effective April 1, 1996. From 1990 to 1996, Mr. Fulchino served as President and Vice Chairman of Mercer Management Consulting, Inc. ("Mercer"), an international general management consulting firm with over 1,100 employees. In addition to his management responsibilities as President of Mercer, Mr. Fulchino also had responsibility for advising clients throughout the world, particularly with respect to the transportation industry, including a number of major airlines. The Company has entered into an employment agreement with Mr. Fulchino extending through May 28, 2003.

        Marco C. Lanza has been the Executive Vice President, Marketing and Product Development since January 1994. From March 1992 through January 1994, Mr. Lanza was Vice President and General Manager of the In-Flight Entertainment Group of the Company. From 1987 through February 1992, Mr. Lanza was Vice President, Marketing and Product Development of the Company. The Company has entered into an Employment Agreement with Mr. Lanza extending through December 31, 1999.

        Thomas P. McCaffrey has been Corporate Senior Vice President of Administration, Chief Financial Officer and Assistant Secretary since May 1993. From August 1989 through May 1993, Mr. McCaffrey was an Audit Director with Deloitte & Touche LLP, and from 1976 through 1989 served in several capacities, including Audit Partner, with Coleman & Grant. The Company has entered into an employment agreement with Mr. McCaffrey extending through May 28, 2003.

        E. Ernest Schwartz has been Corporate Senior Vice President--Development and Planning since December 1997. From March 1992 through November 1997, Mr. Schwartz was Group Vice President and General Manager of the Interior Systems Group of the Company. From 1986 through February 1992, Mr. Schwartz was President of Aircraft Products Company, which was acquired by the Company in 1992.

        Edmund J. Moriarty has been Corporate Vice President--Law, General Counsel and Secretary since November 16, 1995. From 1991 to 1995, Mr. Moriarty served as Vice President and General Counsel to Rollins, Inc., a national service company. From 1982 through 1991, Mr. Moriarty served as Vice President and General Counsel to Old Ben Coal Company, a wholly owned coal subsidiary of The Standard Oil Company.

        Jeffrey P. Holtzman has been Treasurer since September 1993 and Vice President since November 1996. From June 1986 to July 1993, Mr. Holtzman served in several capacities at FPL Group, Inc., including Assistant Treasurer and Manager of Financial Planning. Mr. Holtzman previously worked for Mellon Bank, Gulf Oil and Arthur Young & Company.

        Sam G. Ayoub has been Group Vice President and General Manager of the Company's Services Group since May 1996 and from November 1994 through April 1996, was Executive Vice President--Services. From 1984 to 1994 Mr. Ayoub served in several capacities with AAR Corp. including Corporate Vice President Marketing and President--Technical Services Division. Prior to that Mr. Ayoub was with United Airlines for 20 years with his last position being General Manager of their Cargo Division.

        Roman G. Ptakowski has been the Group Vice President and General Manager of the Interior Systems Group since December 1997. From September 1995 through December 1997, Mr. Ptakowski was Vice President, Sales and Marketing of the Galley Products Group of the Company. From January 1995 through August 1995, Mr. Ptakowski served as Senior Vice President, Marketing for Farrel Corporation. Prior to that he was with the ABB Power T&D Company Inc. and Westinghouse Electric Corp. for 25 years with his last position being General Manager of their Protective Relay Division.

        Scott A. Smith has been the Group Vice President and General Manager of the In-Flight Entertainment Group since April 1998. From December 1995 through March 1998, Mr. Smith was with Toshiba American Information Electronics with his last position being Senior Vice President, Sales of the Americas. From December 1992 to February 1994, Mr. Smith served as Corporate Vice President of Engineering and from February 1994 to September 1995 served as the General Manager of the Desktop and Server Product Division of AST Research. Prior to that, Mr. Smith was with IBM for 16 years and served in numerous capacities, including Systems Manager of the engineering team which developed IBM's first PC Server and advanced desktop, Staff Assistant to the Chairman of the Board and Director of Visual Subsystems Group.

        Jim C. Cowart has been a Director of the Company since November 1989. Mr. Cowart is currently an independent investor and has been a principal of Cowart & Co. L.L.C. and EOS Capital, Inc., private capital firms retained from time to time by the Company for strategic planning, competitive analysis, financial relations and other services. From October 1992 to April 1998, Mr. Cowart was a Director, and from January 1993 to November 1997, Mr. Cowart was the Chief Executive Officer of Aurora Electronics Inc. (now known as Cerplex Group, Inc.). From 1987 until 1991, Mr. Cowart was a founding general partner of Capital Resources Partners, a private investment capital manager. Prior to such time, Mr. Cowart held various positions in investment banking and venture capital with Lehman Brothers, Shearson Venture Capital and Kidder, Peabody & Co.

        Richard G. Hamermesh has been a Director of the Company since July 1987. Since August 1987, Dr. Hamermesh has been the Managing Partner of the Center for Executive Development, an independent executive education consulting company, and, from December 1986 to August 1987, Dr. Hamermesh was an independent consultant. Prior to such time, Dr. Hamermesh was on the faculty at the Harvard Business School. Dr. Hamermesh is also a Director of Applied Extrusion Technologies, Inc.

        Brian H. Rowe has been a Director of the Company since July 1995. He is currently Chairman Emeritus of GE Aircraft Engines, a principal business unit of the General Electric Company, where he also served as Chairman from September 1993 through January 1995 and as President from 1979 through 1993. Mr. Rowe is also a Director of the following companies: January 1980--Fifth Third Bank, an Ohio banking corporation; December 1994--Stewart & Stevenson Services, Inc., a custom packager of engine systems; March 1995--Atlas Air, Inc., an air cargo carrier; December 1995--Textron Inc., a manufacturer of aircraft, automobile components, an industrial segment, systems and components for commercial aerospace and defense industries, and financial services; March 1996--Canadian Marconi Company, a manufacturer of aerospace, electronic communications products and surface transportation electronics systems; and October 1996--Cincinnati Bell Inc., a communications services company. From January 1996 to June 1998, Mr. Rowe served as Executive Vice Chairman of American Regional Aircraft Industries, Inc.

        Hansjoerg Wyss has been a Director of the Company since October 1989. Since 1977, Mr. Wyss has served as Director, President and is currently Chairman and Chief Executive Officer of Synthes North America and Synthes Canada, Ltd., manufacturers and distributors of orthopedic implants and instruments. Mr. Wyss formerly held management positions with Monsanto Europe in Belgium and Schappe-Burlington and Chrysler International in Switzerland. Mr. Wyss earned his MBA at Harvard Graduate School of Business and attained a Master of Science from the Swiss Federal Institute of Technology in Zurich. Mr. Wyss presently sits on numerous boards including Harvard Graduate School of Business, Norian Corporation, Boathouse Sports, Southern Utah Wilderness Alliance and the Grand Canyon Trust.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table and notes thereto set forth certain information with respect to the beneficial ownership of the Company's Common Stock as of September 9, 1998 by (i) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock of the Company; (ii) each of the chief executive officer and the four other most highly paid executive officers of the Company in fiscal 1998 (collectively, the "Named Executive Officers") and each director of the Company; and (iii) all Named Executive Officers and directors of the Company as a group. Except as otherwise indicated, each of the stockholders named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned:


                                                            Common Stock
                                                         Beneficially Owned
                                                         ------------------
                                                                    Percent of
                                                        Number      Outstanding
Name                                                  of Shares      Shares(1)
----                                                  ---------      ---------

Executive Officers, Directors and 5% Stockholders:
T. Rowe Price Associates...........................
        100 East Pratt
        Baltimore, MD 21202                           1,898,300         6.50%
Marco C. Lanza+....................................     185,482(2)        **
Amin J. Khoury+*...................................     162,500(3)        **
Paul E. Fulchino+*.................................     155,179(4)        **
Hansjorg Wyss*.....................................     146,109(5)        **
Robert J. Khoury+*.................................     114,055(6)        **
Thomas P. McCaffrey+...............................     113,640(7)        **
Jim C. Cowart*.....................................      54,250(8)        **
Brian H. Rowe*.....................................      30,000(9)        **
Richard G. Hamermesh*..............................     17,350(10)        **
All Directors and Executive Officers as a group
(14 Persons).......................................  1,155,430(11)      3.95%

----------------
+       Named Executive Officer
*       Director of the Company
**      Less than 1 percent
(1) The number of shares of Common Stock deemed outstanding includes: (i) 28,251,910 shares of Common Stock outstanding as of September 9, 1998; and (ii) 968,000 shares of Common Stock subject to outstanding stock options which are exercisable by the named individual or group in the next sixty days (commencing September 9, 1998).
(2) Includes 185,482 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned through the Company 401(k) plan. Excludes options to purchase 61,250 shares of Common Stock which are not exercisable in the next sixty days.
(3) Includes 162,500 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 197,500 shares of Common Stock which are not exercisable in the next sixty days.
(4) Includes 153,131 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned through the Company 401(k) plan. Excludes options to purchase 177,500 shares of Common Stock which are not exercisable in the next sixty days.
(5) Includes 5,000 days issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 12,500 shares of Common Stock which are not exercisable in the next sixty days.
(6) Includes 114,055 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned through the Company 401(k) plan. Excludes options to purchase 147,500 shares of Common Stock which are not exercisable in the next sixty days.
(7) Includes 109,238 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned through the Company 401(k) plan. Excludes options to purchase 97,500 shares of Common Stock which are not exercisable in the next sixty days.

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(8)     Includes 3,000 shares acquired by a profit sharing plan and 51,250 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 33,750 shares of Common Stock which are not exercisable in the next sixty days.
(9) Includes 30,000 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 20,000 shares of Common Stock which are not exercisable in the next sixty days.
(10) Includes 8,750 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 12,500 shares of Common Stock which are not exercisable in the next sixty days.
(11) Includes 968,000 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 938,750 shares of Common Stock which are not exercisable in the next sixty days.









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                       DESCRIPTION OF CERTAIN INDEBTEDNESS

        The Bank Credit Facility consists of a $100.0 million revolving credit facility and an acquisition facility of up to $100.0 million. An interim revolving credit commitment of $120.0 million available for the irrevocable letter of credit in connection with the SMR acquisition, which was added in August 1998, was returned to The Chase Manhattan Book and canceled on November 2, 1998 when the SMR Shares were repurchase. The revolving credit facility expires in April 2004 and the acquisition facility is amortizable over five years beginning in April 1999.

        The Bank Credit Facility is collateralized by the Company's accounts receivable, inventories and by substantially all of its other personal property. The Bank Credit Facility contains customary affirmative covenants, negative covenants and conditions of borrowing, all of which were met by the Company as of August 29, 1998. At August 29, 1998, indebtedness under the existing Bank Credit Facility consisted of letters of credit aggregating approximately $124.0 million and outstanding borrowings under the revolving and acquisition credit facilities aggregating $121.0 million bearing interest at LIBOR plus 1.50%. Since August 29, 1998, the Company has borrowed an additional $40.0 million under the revolving credit facility related to certain acquisitions and related costs, repaid approximately $75.0 million of outstanding borrowings with proceeds from the Offering and canceled the irrevocable letter credit in connection with the SMR acquisition. Upon completion of the Offering and the Company's use of the net proceeds from the Offering and giving effect to borrowings relating to certain acquisitions and related costs, the Company would have had $109.4 million available under the Bank Credit Facility as of August 29, 1998.

        In addition to the Old Notes, the Company has outstanding the $100 million of 9 7/8% Notes which are unsecured senior subordinated obligations of the Company and are subordinated to all senior indebtedness of the Company and mature on February 1, 2006. Interest on the 9 7/8% Notes is payable semiannually in arrears February 1 and August 1 of each year. The 9 7/8% Notes are redeemable at the option of the Company, in whole or in part, at any time after February 1, 2001 at predetermined redemption prices together with accrued and unpaid interest through the date of redemption. Upon a chance of control (as defined), each holder of the 9 7/8% Notes may require the Company to repurchase such holder's 9 7/8% Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of such purchase. The 9 7/8% Notes contain certain restrictive covenants, all of which were met by the Company as of August 19, 1998, including limitations on future indebtedness, restricted payments, transactions with affiliates, liens, dividends, mergers and transfers of assets.

        In February 1998, the Company sold $250.0 million of 8% Notes. In conjunction with the sale of the 8% Notes, the Company initiated a tender offer for the $125.0 million of 9 3/4% Senior Notes due 2003 (the "9 3/4% Notes"). The net proceeds from the offering of approximately $240.4 million were used (i) for the tender offer (which expired on February 25, 1998) in which approximately $101.8 million of the 9 3/4% Notes were retired, (ii) to call the remaining 9 3/4% Notes on March 16, 1998, and (iii) together with the proceeds from the Bank Credit Facility, to fund the acquisitions of AMP and PBASCO. The Company incurred an extraordinary charge of $9.0 million for unamortized debt issue costs, tender and redemption premiums and fees and expenses related to the repurchase of the 9 3/4% Notes.

        The 8% Notes are unsecured senior subordinated obligations of the Company and are subordinated to all senior indebtedness of the Company and mature on March 1, 2008. Interest on the 8% Notes is payable semiannually in arrears March 1 and September 1 of each year. The 8% Notes are redeemable at the option of the Company, in whole or in part, at any time after March 1, 2003 at predetermined redemption prices together with accrued and unpaid interest through the date of redemption. Upon a change of control (as defined), each holder of the 8% Notes may require the Company to repurchase such holder's 8% Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of such purchase. The 8% Notes contain certain restrictive covenants, all of which were met by the Company as of August 29, 1998, including limitations on future indebtedness, restricted payments, transactions with affiliates, liens, dividends, mergers and transfers of assets.

         B/E Aerospace (UK) Limited ("B/E (UK)"), a subsidiary of the Company, has a revolving line of credit agreement aggregating approximately $5.0 million (the "UK Credit Agreement"). The UK Credit Agreement is collateralized by accounts receivable and inventory of B/E (UK). There were no borrowings outstanding under the UK Credit Agreement as of August 29, 1998.

        Inventum, another subsidiary of the Company, has a revolving line of credit agreement for approximately $1 million (the "Inventum Credit Agreement"). The Inventum Credit Agreement is collateralized by substantially all

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of the assets of Inventum. There were no borrowings outstanding under the
Inventum Credit Agreement as of August 29, 1998.











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                          DESCRIPTION OF THE NEW NOTES

        The Old Notes were issued under an indenture dated as of November 2, 1998 (the "Indenture") between the Company, as issuer, and The Bank of New York, as trustee (the "Trustee"), a copy of the form of which will be made available upon request. Upon the issuance of the New Notes the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by, reference to the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act.

General

        The New Notes will be unsecured, senior subordinated obligations of the Company limited to $200,000,000 aggregate principal amount. The New Notes will be issued solely in exchange for an equal principal amount of Old Notes pursuant to the Exchange Offer. The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes except that: (i) the New Notes will have been registered under the Securities Act and (ii) the Registration Rights and contingent interest reset provisions applicable to the Old Notes are not applicable to the New Notes. The New Notes will be issued only in registered form without coupons, in denominations of $1,000 and integral multiples thereof. (Section 302) Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be transferable (subject to compliance with transfer restrictions imposed by applicable securities laws for so long as the Notes are not registered for resale under the Securities Act), at the principal corporate trust office or agency of the Trustee in The City of New York maintained for such purposes at 101 Barclay Street, Floor 21W, New York, New York 10286. (Sections 301 and 305) In addition, interest may be paid, at the option of the Company, by check mailed to the Person entitled thereto as shown on the Note Register. (Section 309) No service will be made for any transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental share that may be imposed in connection therewith. (Section
305)

Maturity, Interest and Principal Payments

        The Notes will mature on November 1, 2008. Except as otherwise described below, each Note will bear interest at the applicable rate set forth on the cover page hereof from November 2, 1998 or from the most recent interest payment date to which interest has been paid, payable in cash semiannually in arrears on May 1 and November 1 of each year, commencing May 1, 1999, to the Person in whose name the Note (or any predecessor Note) is registered in the Note Register at the close of business on the April 15 or October 15 next preceding such interest payment date.

        As discussed under "Exchange Offer; Registration Rights," pursuant to the Registration Rights Agreement, the Company has agreed for the benefit of the holders of the Old Notes, at the Company's cost, either (i) to effect a registered Exchange Offer under the Securities Act to exchange the Old Notes for Exchange Notes (the "Exchange Offer"), which will have terms identical in all material respects to the Old Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions) (the "Exchange Notes") or
(ii) in the event that any changes in law or applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 150 days following the date of the original issue of the Old Notes, or if any holder of the Old Notes (other than the Initial Purchasers) is not eligible to participate in the Exchange Offer, or upon the request of any Initial Purchaser in certain circumstances, to register the Notes for resale under the Securities Act through a shelf registration statement (the "Shelf Registration Statement"). In the event that either (a) the registration statement with respect to the Exchange Offer (the "Exchange Offer Registration Statement") is not filed with the Commission on or prior to the 30th calendar day following the date of original issue of the Old Notes, (b) the Exchange Offer Registration Statement has not been declared effective on or prior to the 120th calendar day following the date of original issue of the Old Notes or (c) the Exchange Offer is not consummated or a Shelf Registration Statement is not declared effective on or prior to the 150th calendar day following the date of original issue of the Old Notes, the interest rate borne by the Old Notes shall be increased by one-half of one percent per annum following, such 30-day period in the case of (a) above, following such 120-day period in the case of clause (b) above or following such 150-day period in the case of clause (c) above. The aggregate amount of such increase from the original interest rate pursuant to these provisions will in no event exceed one-half of one percent per annum. Upon (x) the filing of the Exchange Offer Registration Statement after the 30-day period described in clause (a) above, (y) the effectiveness of the Exchange Offer Registration Statement after the 120-day period described in clause (b) above or (z) the consummation of the Exchange Offer or the effectiveness of a Shelf

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Registration Statement, as the case may be, after the 150-day period described in clause (c) above, the interest rate borne by the Notes from the date of such filing, effectiveness or consummation, as the case may be, will be reduced to the original interest if the Company is otherwise in compliance with this paragraph. See "Exchange Offer; Registration Rights."

        Notes that remain outstanding after the consummation of the Exchange Offer and Exchange Notes issued in connection with the Exchange Offer will be treated as a single class of securities under the Indenture.

Subordination

        The payment of the principal of, premium, if any, interest on and all other amounts owing in respect of, the Notes will be subordinated, as set forth in the Indenture, in right of payment to the prior payment in full in cash or cash equivalents of all Senior Indebtedness; provided, however, that the Notes shall rank equal with, or prior to, all existing and future unsecured indebtedness of the Company that is subordinated to any Senior Indebtedness. (Section 1301)

        In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or to its creditors, as such, or its assets, or any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or any assignment for the benefit of creditors or any other marshalling of assets or liabilities of the Company (except in connection with the consolidation or merger of the Company or its liquidation or dissolution following the conveyance, transfer or lease of its properties and assets substantially as an entirety upon the terms and conditions described under "Merger, Consolidation and Sale of Assets, etc." below), the holders of Senior Indebtedness will first be entitled to receive payment in full in cash or cash equivalents of all amounts due on or in respect of all Senior Indebtedness, or provision shall be made for such payment in cash or cash equivalents, before the holders of the Notes will be entitled to receive any payment or distribution of any kind or character (other than any payment or distribution in the form of equity securities or subordinated securities of the Company or any successor obligor provided for by a plan of reorganization or readjustment that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the Notes are so subordinated (such equity securities or subordinated securities hereinafter being "Permitted Junior Securities")) on account of principal of (or premium, if any) or interest on the Notes; and any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than a payment or distribution in the form of Permitted Junior Securities) by set-off or otherwise, to which the holders or the Trustee would be entitled but for the provisions of the Indenture shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Indebtedness or their representative or representatives ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness to the extent necessary to make payment in full in cash or cash equivalents of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. (Section 1302)

        No payment (other than any payments made pursuant to the provisions described under "--Defeasance or Covenant Defeasance of Indenture" from monies or U.S. Government Obligations previously deposited with the Trustee) or distribution of any assets of the Company of any kind or character, whether in cash, property or securities (other than Permitted Junior Securities), may be made by or on behalf of the Company on account of principal of (or premium, if any) or interest on the Notes or on account of the purchase, redemption or other acquisition of Notes upon the occurrence of any default in payment of Designated Senior Indebtedness (a "Payment Default") until such Payment Default shall have been cured or waived in writing or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents. (Section 1303(a))

        No payment (other than any payments made pursuant to the provisions described under "--Defeasance or Covenant Defeasance of Indenture" from monies or U.S. Government Obligations previously deposited with the Trustee) or distribution of any assets of the Company of any kind or character, whether in cash, property or securities (other than Permitted Junior Securities), may be made by or on behalf of the Company on account of principal (or premium, if any) or interest on the Notes or on account of the purchase, redemption or other acquisition of Notes for the period specified below (a "Payment Blockage Period") upon the occurrence of any default or event of default with respect to any Designated Senior Indebtedness other than any Payment Default pursuant to which the maturity thereof

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



may be accelerated (a "Non-payment Default") and after the receipt by the Trustee of written notice thereof from the Agent Bank or any other representative of a holder of Designated Senior Indebtedness. (Section 1303(b))

        The Payment Blockage Period will commence upon the date of receipt by the Trustee of written notice from the Agent Bank or such other representative of the Designated Senior Indebtedness in respect of which the Non-payment Default exists and shall end on the earliest of (i) 179 days thereafter (provided any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated), (ii) the date on which such Non-payment Default is cured, waived or ceased to exist or such Designated Senior Indebtedness is discharged or paid in full in cash or cash equivalents or (iii) such Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from the Agent Bank or such other representative initiating such Payment Blockage Period, after which the Company will resume making any and all required payments in respect of the Notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No event of default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be made, the basis for the commencement of a subsequent Payment Blockage Period, unless such default has been cured or waived for a period of not less than 90 consecutive days subsequent to the commencement of such initial Payment Blockage Period (it being acknowledged that any breach of any financial covenant for a period commencing after the date of commencement of such Payment Blockage Period which would give rise to a Non-payment Default pursuant to any provision under which a Non-payment Default previously existed or was continuing shall constitute a new Non-payment Default for this purpose).

        Failure by the Company to make any required payment in respect of the Notes when due or within any applicable period, whether or not occurring during a Payment Blockage Period, would result in an Event of Default and, thereafter, holders of the Notes would have the right to accelerate the maturity thereof. See "--Events of Default."

        By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of the Company, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and assets which would otherwise be available to pay obligations in respect of the Notes will be available only after all Senior Indebtedness has been paid in full in cash or cash equivalents, at which time there may not be sufficient assets remaining to pay any amounts due on any or all of the Notes.

        "Senior Indebtedness" means the principal of, premium, if any, and interest on (including interest accruing after the filing of a petition by or against the Company under any bankruptcy laws) and all other amounts due on or in connection with any Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Indebtedness" shall include the principal of (and premium, if any, on) and interest (including interest accruing after the occurrence of an event of default or after the filing of a petition by or against the Company under any bankruptcy law) on all Indebtedness, and all other amounts and obligations of every nature of the Company, from time to time owed, under the Bank Credit Agreement. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (i) Indebtedness evidenced by the Notes, the 8% Notes and the 9 7/8% Notes, (ii) Indebtedness of the Company that is expressly subordinated in right of payment to any Indebtedness of the Company, (iii) Indebtedness of the Company that by operation of law is subordinate to any general unsecured obligations of the Company, (iv) that portion of any Indebtedness of the Company that at the time of incurrence is incurred in violation of any covenant of the Indenture, (v) any liability for federal, state or local taxes or other taxes, owed or owing by the Company, (vi) trade accounts payable owed or owing by the Company, (vii) Indebtedness of the Company to any Subsidiary or any other Affiliate of the Company, (viii) Redeemable Capital Stock of the Company and (ix) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code is without recourse to the Company or any Subsidiary.

        "Designated Senior Indebtedness" means (i) all Senior Indebtedness under the Bank Credit Agreement and (ii) following the full repayment of indebtedness under the Bank Credit Agreement and the termination of the commitments thereunder, any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding of at least $17 million and is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by the Company.


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Sinking Fund

        The Notes will not be entitled to the benefit of any sinking fund.

Redemption

        Optional Redemption. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after November 1, 2003, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning on March 1 of the years indicated below:


                                                              Redemption
      Year                                                      Price
      ----                                                     ------
      2003.............................................        104.750%
      2004.............................................        103.167%
      2005.............................................        101.583%
      2006 and thereafter..............................        100.000%

        In addition, at any time or from time to time, on or prior to November 1, 2001, the Company may, at its option, redeem up to 35% of the aggregate principal amount of Notes originally issued under the Indenture at a redemption price equal to 109 1/2% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that at least 65% of the aggregate principal amount of Notes issued under the Indenture on the Issuance Date remains outstanding immediately after the occurrence of such redemption; provided further such redemption occurs within 60 days of the date of closing of each such Equity Offering. The Trustee shall select the Notes to be purchased in the manner described under "--Selection and Notice."

        As described below, (a) upon the occurrence of a Change of Control, the Company is obligated to make an offer to purchase all outstanding Notes at a redemption price of 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase and (b) upon certain sales or other dispositions of assets, the Company may be obligated to make offers to purchase Notes with a portion of the Net Cash Proceeds of such sales or other dispositions at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase. See "Certain Covenants--Change of Control" and "--Limitation on Disposition of Proceeds of Asset Sales." (Section 1101)

        Selection and Notice. In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Note of a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption and accepted for payment. (Sections 1104, 1105, 1107 and 1108)

Certain Covenants

        The Indenture will contain, among others, the covenants described below.

        Limitation on Indebtedness. (a) The Indenture will provide that the Company will not create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, "incur"), any Indebtedness (including any Acquired Indebtedness), other than Permitted Indebtedness, unless (x) the Company's Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness, taken as one period (and after giving pro forma effect to: (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred and the application of such proceeds occurred at the beginning of such four-quarter period; (ii) the incurrence, repayment or retirement of any other Indebtedness by

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the Company or its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period; and (iii) notwithstanding clause (d) of the definition of Consolidated Adjusted Net Income, the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by the Company or its Restricted Subsidiaries, as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition occurred at the beginning of such four-quarter period, reflecting, in the case of such an acquisition, any amount attributable to operating expense that will be eliminated or cost reduction that will be realized (in each case, net of any operating expense or other cost increase) in connection with such acquisition, as determined in good faith by the chief financial officer of the Company in accordance with GAAP and the rules, regulations and guidelines of the Commission, as if such elimination of operating expense or the realization of such cost reduction were achieved at the beginning of such four-quarter period), would have been at least equal to 2.0 to 1 and (y) if such Indebtedness is Subordinated Indebtedness, such Indebtedness shall have an Average Life longer than the Average Life of the Notes and a final Stated Maturity of principal later than the final Stated Maturity of principal of the Notes.

        (b) The Company will not permit any Restricted Subsidiary to incur any Indebtedness (including any Acquired Indebtedness), other than Permitted Subsidiary Indebtedness, unless (x) the Company's Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness, taken as one period (and after giving pro forma effect to the matters referred to in clauses (i), (ii) and (iii) in the parenthetical in paragraph (a) of the "Limitation on Indebtedness" covenant), would have been at least equal to 3.0 to 1, and (y) any Restricted Subsidiary which incurs any Indebtedness pursuant to clause (x) of this paragraph (b) shall Guarantee the Notes in compliance with clause (i) of paragraph (b) and clauses
(i)(A), (ii) and (iii) of paragraph (a) of the "Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" covenant. (Section 1010)

        Limitation on Other Senior Subordinated Indebtedness. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, incur, create, assume, guarantee or in any other manner become directly or indirectly liable with respect to or responsible for, or permit to remain outstanding, any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness unless such Indebtedness is also pari passu with, or subordinate in right of payment to, the Notes pursuant to subordination provisions substantially similar to those contained in the Indenture. (Section
1019)

        Limitation on Restricted Payments. (a) The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take the following actions:

              (i) declare or pay any dividend on, or make any distribution to holders of, any shares of the Company's Capital Stock (other than dividends or distributions payable in shares of its Capital Stock or in options, warrants or other rights to purchase such Capital Stock, but excluding dividends or distributions payable in Redeemable Capital Stock or in options, warrants or other rights to purchase Redeemable Capital Stock),

              (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any options, warrants or other rights to acquire such Capital Stock,

              (iii) make any principal payment on or repurchase, redeem, defease or otherwise acquire or retire for value, prior to a scheduled principal payment, scheduled sinking fund payment or maturity, any Subordinated Indebtedness,

              (iv) make any Investment (other than any Permitted Investment) in any Person, or

              (v) incur any guarantee of Indebtedness of any Affiliate, including any Unrestricted Subsidiary (other than with respect to (a) guarantees of Indebtedness of any wholly-owned Restricted Subsidiary by the Company or (b) guarantees of Indebtedness of the Company by any Restricted Subsidiary),

(such payments or other actions described in (but not excluded from) clauses (i) through (v) are collectively referred to as "Restricted Payments"), unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution), (1) no Default or Event of Default shall have occurred and be continuing, (2) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant, and (3) the aggregate amount of all

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



Restricted Payments declared or made after the date of the 9 7/8% Notes Indenture shall not exceed the sum of (A) 50% of the aggregate cumulative Consolidated Adjusted Net Income of the Company accrued on a cumulative basis during the period beginning on the first day after the date of the 9 7/8% Notes Indenture and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Adjusted Net Income shall be a loss, minus 100% of such loss), plus (B) the aggregate net cash proceeds received after the date of the 9 7/8% Notes Indenture by the Company from the issuance or sale (other than to any Restricted Subsidiary) of shares of Capital Stock of the Company (other than Redeemable Capital Stock) or warrants, options or rights to purchase such shares of Capital Stock of the Company, plus (C) the aggregate net cash proceeds received after the date of the 9 7/8% Notes Indenture by the Company from the issuance or sale (other than to any Restricted Subsidiary) of debt securities that have been converted into or exchanged for Capital Stock of the Company (other than Redeemable Capital Stock) to the extent such debt securities were originally sold for cash, together with the aggregate cash received by the Company at the time of such conversion or exchange, plus (D) to the extent not otherwise included in the Company's Consolidated Adjusted Net Income, the net reduction in Investments in Unrestricted Subsidiaries resulting from the payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or a Restricted Subsidiary after the date of the 9 7/8% Notes Indenture from any Unrestricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of "Investment"), not to exceed in the case of any Unrestricted Subsidiary the total amount of Investments (other than Permitted Investments), after the date of the 9 7/8% Notes Indenture in such Unrestricted Subsidiary by the Company and its Restricted Subsidiaries, plus (E) $10 million.

        (b) Notwithstanding paragraph (a) above, the Company and its Restricted Subsidiaries may take the following actions so long as (with respect to clauses
(ii), (iii), (iv), (v) and (vi) below) no Default or Event of Default shall have occurred and be continuing:

              (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such declaration date such declaration complied with the provisions of paragraph (a) above;

              (ii) the purchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company, in exchange for, or out of the net cash proceeds of, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Capital Stock (other than Redeemable Capital Stock) of the Company;

              (iii) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Capital Stock (other than Redeemable Capital Stock) of the Company;

              (iv) the repurchase of any Subordinated Indebtedness of the Company at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control pursuant to a provision similar to the "Change of Control" covenant; provided that prior to such repurchase the Company has made the Change of Control Offer as provided in such covenant with respect to the Notes and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer;

              (v) the purchase, redemption or other acquisition or retirement for value of Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for, or out of the net cash proceeds of a substantially concurrent incurrence (other than to a Restricted Subsidiary) of, Indebtedness of the Company so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Indebtedness being so purchased, redeemed, acquired or retired, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Subordinated Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of expenses of the Company incurred in connection with such refinancing, (B) such new Indebtedness is subordinated to the Notes to the same extent as the Notes are subordinated to Senior Indebtedness and (C) such new Indebtedness has an Average Life longer than the Average Life of the Notes and a final Stated Maturity of principal later than the final Stated Maturity of principal of the Notes; and


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              (vi) the purchase, redemption or other acquisition or retirement for value of shares of Common Stock of the Company issued pursuant to non-qualified options granted under stock option plans of the Company, in order to pay withholding taxes due as a result of income recognized upon the exercise of such options, provided that (1) the Company is required, by the terms of such plans, to effect such purchase, redemption or other acquisition or retirement for value of such shares and (2) the aggregate consideration paid by the Company for such shares so purchased, redeemed or otherwise acquired or retired for value does not exceed $2 million during any fiscal year of the Company.

        The actions described in clauses (i), (ii), (iii), (iv) and (vi) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a) (provided that any dividend paid pursuant to clause (i) of this paragraph (b) shall reduce the amount that would otherwise be available under clause (3) of paragraph (a) when declared, but not also when subsequently paid pursuant to such clause (i)) and the actions described in clause (v) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a).

        (c) In computing Consolidated Adjusted Net Income of the Company under clause (3)(A) of paragraph (a) above, (1) the Company shall use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (2) the Company shall be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Company that are available on the date of determination. If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment would in the good faith determination of the Company be permitted under the requirements of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company's financial statements affecting Consolidated Adjusted Net Income of the Company for any period. (Section 1011)

        Limitation on Issuances and Sales of Restricted Subsidiary Stock. The Indenture will provide that the Company (i) will not permit any Restricted Subsidiary to issue any Capital Stock (other than to the Company or a wholly-owned Restricted Subsidiary) and (ii) will not permit any Person (other than the Company or a wholly-owned Restricted Subsidiary) to own any Capital Stock of any Restricted Subsidiary; provided, however, that this covenant shall not prohibit (1) the issuance and sale of all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary owned by the Company or any of its Restricted Subsidiaries in compliance with the other provisions of the Indenture, (2) the ownership by directors of director's qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law or (3) the issuance and sale of Capital Stock by a Restricted Subsidiary, or the ownership by any Person of any Capital Stock of a Restricted Subsidiary, if, in each case, the Company has made, or is making, an Investment in such Restricted Subsidiary pursuant to clause (v) of the definition of "Permitted Investment." (Section
1012)

        Limitation on Transactions with Affiliates. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction with, or for the benefit of, any Affiliate of the Company or any beneficial owner of 5% or more of any class of the Company's Capital Stock at any time outstanding ("Interested Persons"), unless (i) such transaction is among the Company and wholly-owned Restricted Subsidiaries or (ii) (A) such transaction is on terms that are no less favorable to the Company, or such Restricted Subsidiary, as the case may be, than those which could have been obtained in an arm's length transaction with third parties who are not Interested Persons, (B) with respect to any transaction involving aggregate consideration equal to or greater than $2 million, the Company has delivered an Officers' Certificate to the Trustee certifying that such transaction complies with clause (ii)(A) above, and (C) with respect to any transaction involving aggregate consideration equal to or greater than $5 million, such transaction has been approved by the Board of Directors (including a majority of the Disinterested Directors); provided, however, that this covenant will not restrict the Company from paying reasonable and customary regular compensation and fees to directors of the Company or any Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary. (Section 1013)

        Limitation on Liens Securing Pari Passu Indebtedness or Subordinated Indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist

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any Lien (other than Permitted Liens) securing Pari Passu Indebtedness or
Subordinated Indebtedness of the Company on or with respect to any of its property or assets, including any shares of stock or indebtedness of any Restricted Subsidiary, whether owned at the date of the Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Pari Passu Indebtedness of the Company, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to or pari passu with such Lien and (y) in the case of any Lien securing Subordinated Indebtedness of the Company, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien.

        (b) The Company will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) securing Indebtedness of such Restricted Subsidiary that is pari passu or subordinate in right of payment to the Guarantee of such Subsidiary, on or with respect to any of such Restricted Subsidiary's properties or assets, including any shares of stock or Indebtedness of any Subsidiary of such Restricted Subsidiary, whether owned at the date of the Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Indebtedness of the Restricted Subsidiary that is pari passu in right of payment to the Guarantee of such Restricted Subsidiary, such Guarantee is secured by a Lien on such property, assets or proceeds that is senior in priority to or pari passu with such Lien and (y) in the case of any Lien securing Indebtedness of the Restricted Subsidiary that is subordinate in right of payment to the Guarantee of such Restricted Subsidiary, such Guarantee is secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien. (Section 1014)

        Change of Control. Upon the occurrence of a Change of Control, the Company shall be obligated to make an offer to purchase all of the then outstanding Notes (a "Change of Control Offer"), and shall purchase, on a business day (the "Change of Control Purchase Date") not more than 70 nor less than 60 days following the Change of Control, all of the then outstanding Notes validly tendered pursuant to such Change in Control Offer, at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Purchase Date. The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Purchase Date.

        In order to effect such Change of Control Offer, the Company shall, not later than the 30th day after the Change of Control, mail to each Noteholder and the Banks notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that Noteholders must follow to accept the Change of Control Offer.

        If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by Noteholders seeking to accept the Change of Control Offer. The Bank Credit Agreement prohibits the purchase of the Notes by the Company prior to full repayment of indebtedness under the Bank Credit Agreement and the termination of the commitments thereunder and, upon a Change of Control, all amounts outstanding under the Bank Credit Agreement may become due and payable. In addition, under the terms of the indenture governing the Senior Notes, the repurchase of the Notes by the Company would constitute a restricted payment that may be prohibited at the time of a Chance of Control. There can be no assurance that in the event of a Change of Control the Company will be able to obtain the necessary consents from the lenders under the Bank Credit Agreement, or, if necessary, from the holders of the Senior Notes, to consummate a Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due would result in an Event of Default and would give the Trustee and the holders of the Notes the rights described under "--Events of Default."

        One of the events which constitutes a Change of Control under the Indenture is the disposition of "all or substantially all" of the Company's assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event holders of the Notes elect to require the Company to purchase the Notes and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase.

        The existence of a holder's right to require the Company to purchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.


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        The definition of "Change of Control" in the Indenture is limited in scope. The provisions of the Indenture may not afford holders of Notes the right to require the Company to purchase such Notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its affiliates, including a reorganization, restructuring, merger or similar transaction involving the Company (including, in certain circumstances, an acquisition of the Company by management or its affiliates) that may adversely affect holders of the Notes, if the transaction is not a transaction defined as a Change of Control. See "--Certain Definitions" for the definition of "Change of Control."

        The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that a Change of Control occurs and the Company is required to purchase Notes as described above. (Section 1015)

        Limitation on Disposition of Proceeds of Asset Sales. (a) The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless (i) such Asset Sale is for not less than the Fair Market Value of the assets sold (as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) the consideration received by the Company or the relevant Restricted Subsidiary in respect of such Asset Sale consists of at least 75% cash or Cash Equivalents; provided that the Company and its Restricted Subsidiaries may engage in Asset Sales for consideration not in the form of cash or Cash Equivalents in amounts in excess of that permitted in this clause (ii), so long as (x) such excess consideration is in the form of Fully Traded Common Stock, (y) the aggregate Fair Market Value of such Fully Traded Common Stock received by the Company and its Restricted Subsidiaries (measured as of the date of receipt) from all Asset Sales in reliance on this proviso since the date of the Indenture that has not been converted into cash or Cash Equivalents does not exceed $10 million and (z) any Fully Traded Common Stock that is converted into cash or Cash Equivalents shall be applied as provided in paragraphs (b) and (c) of this "Limitation on Disposition of Proceeds of Asset Sales" covenant.

        (b) If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company may use the Net Cash Proceeds thereof, within 12 months after such Asset Sale, to (i) repay or prepay any then outstanding Senior Indebtedness of the Company or Indebtedness of any Restricted Subsidiary or Indebtedness represented by the 8% Notes or the 9 7/8% Notes or (ii) invest (or enter into a legally binding agreement to invest) in properties and assets to replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in businesses of the Company or its Restricted Subsidiaries, as the case may be, existing on the Closing Date or in businesses reasonably related thereto. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, then the Company may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, invest such Net Cash Proceeds as provided in clause (i) or (ii) (without regard to the parenthetical contained in such clause (ii)) above. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph (b) constitutes "Excess Proceeds."

        (c) When the aggregate amount of Excess Proceeds exceeds $10 million, the Company shall, within 15 business days, make an Offer to Purchase (an "Excess Proceeds Offer") from all holders of Notes, on a pro rata basis, in accordance with the procedures set forth below, the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased with the Excess Proceeds. The offer price as to each Note shall be payable in cash in an amount equal to 100% of the principal amount of such Note plus accrued and unpaid interest, if any, to the date such Excess Proceeds Offer is consummated. To the extent that the aggregate principal amount of Notes tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. If the aggregate principal amount of Notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, Notes to be purchased will be selected on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset to zero. (Section 1016)

        Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. (a) The Indenture will provide that the Company will not permit any Restricted Subsidiary to guarantee the payment of any Indebtedness of the Company or any Indebtedness of any other Restricted Subsidiary unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of payment of the Notes by such Restricted Subsidiary except that (A) if the Notes are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary's guarantee with respect to such Indebtedness substantially to the same extent as the Notes are subordinated to such Indebtedness under the Indenture and (B) if such Indebtedness is by its express terms subordinated in right of payment to the Notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of

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payment to such Restricted Subsidiary's Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes; (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; (iii) such Restricted Subsidiary shall appoint CT Corporation in New York City as its agent for the service of process; and
(iv) such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that (A) such appointment of CT Corporation is valid, (B) such Guarantee of the Notes has been duly executed and authorized and (C) such Guarantee of the Notes constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity; provided that this paragraph (a) shall not be applicable to any Guarantee of any Restricted Subsidiary that (x) existed at the time such Person became a Restricted Subsidiary of the Company and (y) was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company.

        (b) Notwithstanding the foregoing and the other provisions of the Indenture, any Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such Guarantee. (Section 1017)

        Limitation on Dividends and other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary of the Company, (c) make loans or advances to the Company or any other Restricted Subsidiary of the Company, (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary of the Company or (e) guarantee any Indebtedness of the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary nonassignment provisions of any lease governing a leasehold interest of the Company or any Restricted Subsidiary of the Company, (iii) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary of the Company in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (iv) any agreement in existence on the Closing Date (to the extent of any encumbrances or restrictions in existence thereunder on the Closing Date) and (v) any agreement providing for the incurrence of Indebtedness of Restricted Subsidiaries pursuant to either clause (x) of paragraph (b) of the "Limitation of Indebtedness" covenant or clause (vii) of the definition of Permitted Subsidiary Indebtedness; provided that any Restricted Subsidiary that becomes subject to any such encumbrances or restrictions pursuant to this clause (v) shall Guarantee the Notes in compliance with the provisions of clause (i) of paragraph (b) and clauses (i)(A), (ii) and (iii) of paragraph (a) of the "Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" covenant. (Section 1018)

        Reports. The Indenture will require that the Company file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to
Section 13 or 15 of the Exchange Act. The Company will also be required (a) to file with the Trustee, and provide to each holder of Notes, without cost to such holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective holder of Notes promptly upon written request. (Section 1009)

Merger, Consolidation and Sale of Assets, Etc.


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        The Company will not, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any Person or Persons, and the Company will not permit any Restricted Subsidiary to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or Persons, unless at the time and after giving effect thereto (i) either (A) if the transaction or transactions is a merger or consolidation, the Company shall be the surviving Person of such merger or consolidation, or (B) the Person formed by such consolidation or into which the Company or such Restricted Subsidiary is merged or to which the properties and assets of the Company or such Restricted Subsidiary, as the case may be, substantially as an entirety, are sold, assigned, transferred, leased or otherwise disposed of (any such surviving Person or transferee Person being the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, and, in each case, the Indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing and the Company or the Surviving Entity, as the case may be, after giving effect to such transaction or series of transactions on a pro forma basis, could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant; and (iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Consolidated Net Worth of the Company or the Surviving Entity, as the case may be, is at least equal to the Consolidated Net Worth of the Company immediately before such transaction or series of transactions. (Section 801)

        In connection with any consolidation, merger, transfer, lease or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in the form and substance reasonably satisfactory to the Trustee, an Officers' Certificate stating that such consolidation, merger, transfer, lease or other disposition and the supplemental indenture in respect thereto comply with the requirements under the Indenture and an Opinion of Counsel stating that the requirements of clause (i) of the preceding paragraph have been complied with.

        Upon any consolidation or merger or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company in accordance with the immediately preceding paragraphs in which the Company is not the continuing obligor under the Indenture, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company therein. When a successor assumes all the obligations of its predecessor under the Indenture or the Notes, the predecessor shall be released from those obligations; provided that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the Notes.

Events of Default

        The following will be "Events of Default" under the Indenture:

              (i) default in the payment of the principal of or premium, if any, when due and payable, on any of the Notes; or

              (ii) default in the payment of an installment of interest on any of the Notes, when due and payable, for 30 days; or

              (iii) default in the performance or breach of the provisions of the "Merger, Consolidation and Sale of Assets" section of the Indenture, the failure to make or consummate a Change of Control Offer in accordance with the provisions of the "Change of Control" covenant or the failure to make or consummate an Excess Proceeds Offer in accordance with the provisions of the "Limitation on Disposition of Proceeds of Asset Sales" covenant; or

              (iv) the Company or any Guarantor shall fail to perform or observe any other term, covenant or agreement contained in the Notes, any Guarantee or the Indenture (other than a default specified in (i), (ii) or (iii) above) for a period of 30 days after written notice of such failure requiring the Company to remedy the

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        same shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of 25% in aggregate principal amount of the Notes then outstanding; or

              (v) default or defaults under one or more mortgages, bonds, debentures or other evidences of Indebtedness under which the Company or any Significant Subsidiary then has outstanding Indebtedness in excess of $5 million, individually or in the aggregate, and either (a) such Indebtedness is already due and payable in full or (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness; or

              (vi) one or more final judgments, orders or decrees of any court or regulatory or administrative agency of competent jurisdiction for the payment of money in excess of $5 million, either individually or in the aggregate, shall be entered against the Company or any of its Significant Subsidiaries or any of their respective properties and shall not be discharged or fully bonded and there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree shall not be in effect; or

              (vii) (A) any holder of at least $5 million in aggregate principal amount of secured Indebtedness of the Company or of any Significant Subsidiary as to which a default has occurred and is continuing shall commence judicial proceedings (which proceedings shall remain unstayed for 5 Business Days) to foreclose upon assets of the Company or any Significant Subsidiary having an aggregate Fair Market Value, individually or in the aggregate, in excess of $5 million or shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure or
        (B) any action described in the foregoing clause (A) shall result in any court of competent jurisdiction issuing any order for the seizure of such assets; or

              (viii) any Guarantee ceases to be in full force and effect or is declared null and void or any Guarantor denies that it has any further liability under any Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture) and such condition shall have continued for a period of 30 days after written notice of such failure requiring the Guarantor and the Company to remedy the same shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of 25% in aggregate principal amount of the Notes then outstanding; or

              (ix) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary. (Section 501)

        If an Event of Default (other than as specified in clause (ix) above) shall occur and be continuing, the Trustee, by notice to the Company, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Trustee and the Company, may declare the principal of, premium, if any, and accrued interest on all of the outstanding Notes due and payable immediately, upon which declaration all amounts payable in respect of the Notes shall be immediately due and payable, provided, however, that, for so long as the Bank Credit Agreement is in effect, such declaration shall not become effective until the earlier of (i) five Business Days following delivery of notice to the Agent Bank of the intention to accelerate the Notes or (ii) the acceleration of any Indebtedness under the Bank Credit Agreement. If an Event of Default specified in clause (ix) above occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes. (Section 502)

        After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes,
(iii) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate some by the Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate some by the Notes which has become due otherwise than by such declaration of acceleration; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the nonpayment

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of principal of, premium, if any, and interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived. (Section
502)

        Notwithstanding the preceding paragraph, in the event of a declaration of acceleration in respect of the Notes because an Event of Default shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and written notice of such discharge or rescission, as the case may be, shall have been given to the Trustee by the Company and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the Notes, and no other Event of Default has occurred during such 30-day period which has not been cured or waived during such period. (Section 502)

        The holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the holders of all the Notes waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding. (Section 513)

        No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within 15 days after receipt of such notice and the Trustee, within such 15-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note. (Section 507)

        During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Noteholders unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture. (Sections 512 and 602)

        If a Default or an Event of Default occurs and is continuing and is actually known to the Trustee, the Trustee shall mail to each holder of the Notes notice of the Default or Event of Default within five days after the occurrence thereof Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any Notes, the Trustee may withhold the notice to the holders of such Notes if a committee of its Trust Officers in good faith determines that withholding the notice is in the interest of the Noteholders. (Section 601)

        The Company is required to furnish to the Trustee annual and quarterly statements as to the performance by the Company and the Guarantors of their respective obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within ten days of any Default.

Defeasance or Covenant Defeasance of Indenture

        The Company may, at its option and at any time, terminate the obligations of the Company and the Guarantors with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of holders of outstanding Notes to receive payment in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company and any Guarantor with respect to certain covenants that are set forth in the Indenture,

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some of which are described under "Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance"). The Company is permitted to exercise defeasance or covenant defeasance only with the consent of the Banks. (Sections 1202 and 1203)

        In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes to redemption or maturity; (ii) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws); (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit; (iv) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of the Company or any Guarantor; (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any Guarantor is a party or by which it is bound; (vi) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (vii) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel satisfactory to the Trustee, which, taken together, state that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with. (Section 1204)

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel satisfactory to the Trustee, which, taken together, state that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with. (Section 401)

Amendments and Waivers

        From time to time, the Company and the Trustee may, without the consent of the Noteholders, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act of 1939, or making any change that does not adversely affect the rights of any Noteholder; provided, however, that the Company has delivered to the Trustee an Opinion of Counsel stating, in certain cases, that such change does not adversely affect the rights of any Noteholder. Other amendments and modifications of the Indenture or the Notes may be made by the Company and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) reduce the principal amount of, extend the fixed maturity of or alter the redemption provisions of, the Notes, (ii) change the currency in which an Notes or any premium or the interest thereon is payable, (iii) reduce the percentage in principal amount of outstanding Notes that must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the Notes, (iv) modify the "Limitation on Other Senior Subordinated Indebtedness" covenant or any of

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the provisions in the Indenture relating to the subordination of the Notes in a manner adverse to the holders, (v) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes, (vi) waive a default in payment with respect to the Notes, (vii) alter the Company's obligation to purchase the Notes in accordance with the Indenture or waive any default in the performance thereof, (viii) reduce or change the rate or time for payment of interest on the Notes, or (ix) release any Guarantor from any of its obligations under its Guarantee or the Indenture other than in accordance with the terms of the Indenture. (Sections 901 and 902) The ability of the Company to amend the Indenture will be restricted by the terms of the Bank Credit Agreement.

The Trustee

        The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs. (Section 602)

        The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

Governing Law

        The Indenture and the Notes will be governed by the laws of the State of New York, without regard to the principles of conflicts of law.

Certain Definitions

        "Acquired Indebtedness" means Indebtedness of a Person (a) assumed in connection with an Asset Acquisition from such Person or (b) existing at the time such Person becomes a subsidiary of any other Person (other than any Indebtedness incurred in connection with, or in contemplation of, such Asset Acquisition or such Person becoming such a subsidiary).

        "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and, in the case of the Company and its Restricted Subsidiaries, also means AET and The K.A.D. Companies, Inc.

        "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or any Restricted Subsidiary shall be merged with or into the Company or any Restricted Subsidiary or (b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person or any division or line of business of such Person.

        "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition to any Person other than the Company or a wholly-owned Restricted Subsidiary, in one or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary held by the Company or any Restricted Subsidiary; (b) all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary; or (c) any other properties or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets (i) that is governed by the provisions of the Indenture governing "Merger, Consolidation and Sale of Assets," (ii) to an Unrestricted Subsidiary, if permitted under the "Limitation on Restricted Payments" covenant or (iii) having a Fair Market Value of less than $250,000.

        "Average Life" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such

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Indebtedness multiplied by (ii) the amount of each such principal payment by (b)
the sum of all such principal payments.

        "Bank Credit Agreement" means the Credit Agreement dated as of October 29, 1993, amended and restated as of August 7, 1998, between the Company and the Banks as in effect on the date hereof and as such Agreement may be amended, restated, supplemented, replaced, refinanced, substituted or otherwise modified from time to time.

        "Banks" means the banks and other financial institutions from time to time that are lenders under the Bank Credit Agreement.

        "BEAH (UK)" means BE Aerospace Holdings (UK) Limited (Company number 516846).

        "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock.

        "Capitalized Lease Obligation" means any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

        "Cash Equivalents" means (i) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; and (iii) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's.

        "Change of Control" means the occurrence of any of the following events:
(a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total Voting Stock of the Company; (b) the Company consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (2) cash, securities and other property in an amount which could be paid by the Company as a Restricted Payment under the Indenture and (ii) immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total Voting Stock of the surviving or transferee corporation; (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 662/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (d) any final order, judgment or decree of a court of competent jurisdiction shall be entered against the Company decreeing the dissolution or liquidation of the Company.

        "Closing Date" means the date of the closing of the offering of the Notes.


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        "Commission" means the Securities and Exchange Commission.

        "Common Stock" means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of, such Person's common stock, whether outstanding at the Closing Date or issued after the Closing Date, and includes, without limitation, all series and classes of such common stock.

        "Consolidated Adjusted Net Income" means, for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding (a) net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions, (c) the net income (or net loss) of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or its Restricted Subsidiaries in cash by such other Person during such period, (d) net income (or net loss) of any Person combined with the Company or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (e) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders and (f) income resulting from transfers of assets received by the Company or any Restricted Subsidiary from an Unrestricted Subsidiary.

        "Consolidated Fixed Charge Coverage Ratio" of any Person means, for any period, the ratio of (a) the sum of Consolidated Adjusted Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Noncash Charges, in each case, for such period, of such Person and its subsidiaries on a consolidated basis, all determined in accordance with GAAP, to
(b) the sum of such Consolidated Interest Expense for such period; provided that
(i) in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness computed on a pro forma basis and bearing, a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period, (ii) in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, and (iii) notwithstanding clauses (i) and (ii) above, interest on Indebtedness determined on a fluctuating, basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements. If such Person or any of its subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the above clause shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or such subsidiary had directly incurred or otherwise assumed such Guaranteed Indebtedness.

        "Consolidated Income Tax Expense" means, with respect to any Person for any period, the provision for federal, state, local and foreign income taxes of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (i) the interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including, any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (e) all accrued interest, (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP and (iii) the aggregate dividends paid or accrued on Preferred Stock of such Person or its Subsidiaries, to the extent such Preferred Stock is owned by Persons other than such Person and its Subsidiaries.

        "Consolidated Net Tangible Assets" of any Person means, as of any date,
(a) all amounts that would be shown on the latest consolidated balance sheet of such Person and its Subsidiaries prepared in accordance with GAAP, at the date of determination less (b) the amount thereof constituting goodwill and other intangible assets as calculated in accordance with GAAP.


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



        "Consolidated Net Worth" means, with respect to any Person at any date, the consolidated stockholders' equity of such Person less the amount of such stockholders' equity attributable to Redeemable Capital Stock or treasury stock of such Person and its Subsidiaries, as determined in accordance with GAAP.

        "Consolidated Noncash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Subsidiaries reducing Consolidated Adjusted Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

        "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

        "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

        "Eligible Inventories" as of any date means the consolidated inventories of the Company and its Restricted Subsidiaries (net of any reserve) on the basis of the method of accounting (either last in/first out or first in/first out) used by the Company in the preparation of its financial statements included in the latest Form 10-K filed by the Company under the Securities Act, as shown on a consolidated balance sheet of the Company and its Restricted Subsidiaries, all in accordance with GAAP.

        "Eligible Receivables" as of any date means the consolidated accounts receivables (net of any reserve) of the Company and its Restricted Subsidiaries that are not more than 60 days past their due date and that were entered into on normal payment terms as shown on a consolidated balance sheet of the Company and its Restricted Subsidiaries, all in accordance with GAAP.

        "Equity Offering" means any public or private sale of common stock of the Company, other than (i) any public offerings with respect to the Company's Common Stock registered on Form S-8 or Form S-4 and (ii) any private placement occurring in connection with or after the occurrence of a Change of Control when the Company's Common Stock is eligible for delisting from a national securities exchange or automated quotation dealer system on which such Common Stock was trading or quoted prior to such Change of Control.

        "Event of Default" has the meaning set forth under "Events of Default" herein.

        "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

        "Fully Traded Common Stock" means Common Stock issued by any corporation if (A) such Common Stock is listed on either The New York Stock Exchange, The American Stock Exchange, The London Stock Exchange or the Nasdaq National Market; provided that such Common Stock is freely tradeable under the Securities Act (or, in the case of The London Stock Exchange, any applicable law, rule or regulation) upon issuance; and (B) such Common Stock does not constitute more than 15% of the issued and outstanding Common Stock of such corporation held by Persons other than 10% holders of such Common Stock and Affiliates and insiders of such corporation.

        "GAAP" means generally accepted accounting principles, consistently applied, that are set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are applicable as of the Closing Date.

        "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of nonperformance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

        "Guarantee" means any guarantee of any Indebtedness of the Company incurred by any Restricted Subsidiary pursuant to (1) paragraph (a) of the "Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" covenant,
(2) clause (v) of the "Limitation on Dividends and other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (3) clause (y) of paragraph (b) of the "Limitation on Indebtedness" covenant, or (4) clause (ii) of the definition of Permitted Investment. When used as a verb, "Guarantee" shall have a corresponding meaning.

        "Guarantor" means any Restricted Subsidiary which incurs a Guarantee.

        "Indebtedness" means, with respect to any Person, without duplication,
(a) all liabilities of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit, bankers' acceptance or other similar credit transaction and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such Person, (e) all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (f) all guarantees by such Person of Indebtedness referred to in this definition, (g) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends, (h) all obligations of such Person under or in respect of currency exchange contracts and Interest Rate Protection Obligations and (i) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of such Person of the types referred to in clauses
(a) through (h) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

        "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. In addition, the Fair Market Value of the net assets of any Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by the Company in such Unrestricted Subsidiary at such time. "Investments" shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

        "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

        "Maturity" means, with respect to any Note, the date on which any principal of such Note or an installment of interest becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP consistently applied against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee.

        "Pari Passu Indebtedness" means Indebtedness of the Company which is pari passu with the Notes.

        "Permitted Indebtedness" means any of the following:

              (i) Indebtedness of the Company in an aggregate principal amount at any one time outstanding not to exceed the greater of (i) $200 million and (ii) the sum of 80% of the aggregate amount of Eligible Receivables and 50% of the aggregate amount of Eligible Inventory, measured as of the most recent fiscal quarter preceding the time such Indebtedness is incurred;

              (ii) Indebtedness of the Company under the Notes;

              (iii) Indebtedness of the Company outstanding on the date of the Indenture (other than Indebtedness incurred pursuant to clause (i) of this definition);

              (iv) obligations of the Company pursuant to Interest Rate Protection Obligations, which obligations do not exceed the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations and obligations under currency exchange contracts entered into in the ordinary course of business;

              (v) Indebtedness of the Company to any wholly-owned Restricted Subsidiaries;

              (vi) Indebtedness of the Company consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock of Restricted Subsidiaries;

              (vii) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") by the Company of any Indebtedness of the Company incurred pursuant to the "Limitation on Indebtedness" covenant or clauses (ii) and (iii) of this definition, including any successive refinancings by the Company, so long as (A) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of expenses of the Company incurred in connection with such refinancing, (B) in the case of any refinancing of Pari Passu Indebtedness or Subordinated Indebtedness, such new Indebtedness is made pari passu with or subordinate to the Notes at least to the same extent as the Indebtedness being refinanced and (C) such new Indebtedness has an Average Life longer than the Average Life of the Notes and a final Stated Maturity later than the final Stated Maturity of the Notes; and

              (viii) Indebtedness in an aggregate principal amount not in excess of $30 million at any one time outstanding, less the amount of Permitted Subsidiary Indebtedness then outstanding pursuant to clause (vii) of the definition thereof.

        "Permitted Investments" means any of the following:

              (i) Investments in Cash Equivalents;

              (ii) Investments in the Company or wholly-owned Restricted Subsidiaries;

              (iii) Investments in an amount not to exceed $15 million at any one time outstanding;

              (iv) Investments by the Company or any Restricted Subsidiary of the Company in another Person, if as a result of such Investment (A) such other Person becomes a wholly-owned Restricted Subsidiary or (B) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a wholly-owned Restricted Subsidiary; or

              (v) Investments from the date of the Indenture in a Restricted Subsidiary that is less than wholly-owned in an aggregate amount measured at the time of Investment (less payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary, to the extent not included in clause (D) of the last paragraph of Subsection (a) of the "Limitation on Restricted Payments" covenant) not to exceed 5% of Consolidated Net Tangible Assets of the Company. In connection with any assets or property contributed or transferred to any Person as an Investment, such property and assets shall be equal to the Fair Market Value (as determined by the Company's Board of Directors) at the time of Investment.

        "Permitted Liens" means the following types of Liens:

              (a) Liens on any property or assets of a Restricted Subsidiary granted in favor of the Company or any Restricted Subsidiary;

              (b) Liens securing the Notes;

              (c) Liens securing the Guarantees;

              (d) Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary; provided that any such Lien does not extend to any property or assets of the Company or any Restricted Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Indebtedness; and

              (e) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (d); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect that the Lien so extended, renewed or replaced and shall not extend to any additional property or assets.

        "Permitted Subsidiary Indebtedness" means any of the following:

              (i) Indebtedness of any Restricted Subsidiary outstanding on the date of the Indenture;

              (ii) obligations of any Restricted Subsidiary pursuant to Interest Rate Protection Obligations, which obligations do not exceed the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations;

              (iii) Indebtedness of any Restricted Subsidiary to any wholly-owned Restricted Subsidiary of the Company or to the Company;

              (iv) Indebtedness of any Restricted Subsidiary consisting of guaranties, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock of Restricted Subsidiaries;

              (v) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") by any Restricted Subsidiary of any Indebtedness of such Restricted Subsidiary incurred pursuant to clause (i) of this definition, including any successive refinancings by such Restricted Subsidiary, so long as any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by such Restricted Subsidiary as necessary to accomplish such refinancing, plus the amount of expenses of such Restricted Subsidiary incurred in connection with such refinancing and such new Indebtedness has an Average Life longer than the Average Life of the Notes and a final Stated Maturity later than the final Stated Maturity of the Notes;

              (vi) Indebtedness (as defined in clauses (e) and (f) of the definition of Indebtedness) to the Noteholders incurred pursuant to provisions of the Indenture;

              (vii) Indebtedness in an amount not to exceed $30 million at any one time outstanding, less the amount of Permitted Indebtedness then outstanding pursuant to clause (viii) of the definition thereof; and

              (viii) Guarantees of Indebtedness of the Company permitted under the "Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" covenant.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock whether now outstanding, or issued after the Closing Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

        "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "S&P" means Standard and Poor's Ratings Group, a division of McGraw-Hill, Inc. and its successors.

        "Significant Subsidiary" of the Company means any Restricted Subsidiary of the Company that is a "significant subsidiary" as defined in Rule 1.02(v) of Regulation S-X under the Securities Act, and in any event shall include any Guarantor.

        "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

        "Subordinated Indebtedness" means Indebtedness of the Company which is expressly subordinated in right of payment to the Notes.

        "Subsidiary" means, with respect to any Person, (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) other Person (other than a corporation), including, without limitation, a joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions). Unless specifically provided to the contrary herein, Unrestricted Subsidiaries shall not be included in the definition of Subsidiaries for any purpose of the Indenture (other than for the purposes of the definition of "Unrestricted Subsidiary" herein).

        "Unrestricted Subsidiary" means (1) any Subsidiary of the Company which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns, or holds any Lien on, any property o the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated; provided that either (x) the Subsidiary to be designated has total assets of $1,000 or less at the time of its designation or
(y) immediately after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant. The Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary; provided that immediately after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant.

        "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

        "wholly owned" with respect to any Subsidiary, means any Subsidiary of any Person of which at least 99% of the outstanding Capital Stock is owned by such Person or another wholly-owned Subsidiary of such Person. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

        "8% Notes" means the Company's 8% Senior Subordinated Notes due 2008.

        "9 7/8% Notes" means the Company's 9 7/8% Senior Subordinated Notes due 2006.

Book-Entry Delivery and Form

        The certificates representing the Notes will be issued in fully registered form, without coupons. Except as described in the next paragraph, the Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), and registered in the name of Cede & Co., as DTC's nominee in the form of a global Note certificate (the "Global Certificate") or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between DTC and the Trustee.

                              PLAN OF DISTRIBUTION

        Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales. In addition, the Company agreed that it would not for a period of 120 days from October 28, 1998, the date of the Offering Memorandum distributed in connection with the sale of the Old Notes, directly or indirectly offer, sell, grant any options to purchase or otherwise dispose of any debt securities other than in connection with this Exchange Offer.

        The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have been advised by Merrill Lynch, Pierce, Fenner & Smith Incorporated, BT Alex. Brown Incorporated, Chase Securities Inc., Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated and Paine Webber Incorporated, the Initial Purchasers of the Old Notes, that following completion of the Exchange Offer they intend to make a market in the New Notes to be issued in the Exchange Offer; however, such entities are under no obligation to do so and any market activities with respect to the New Notes may be discontinued at any time.


                                  LEGAL MATTERS

        Certain legal matters with respect to the legality of the issuance of the New Notes offered hereby will be passed upon for the Company by Shearman & Sterling, New York, New York.


                                     EXPERTS

        The consolidated financial statements and the related consolidated financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended February 28, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated and combined financial statements of SMR as of December 31, 1997 and 1996 and for the years ended December 31, 1997 and 1996, have been audited by Zalick, Torok, Kirgesner, Cook & Co., independent auditors, as stated in their reports incorporated herein by reference and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

================================================================================



                                  $200,000,000

                                 EXCHANGE OFFER

                               BE Aerospace, Inc.





                                     [LOGO]






                           9 1/2% Senior Subordinated
                                 Notes due 2008





                                   PROSPECTUS




                                          , 1998






================================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a part to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

        The Registrant's Restated Certificate of Incorporation (the "Certificate") provides that the Company's directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. The Registrant's Certificate further provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

        The directors and officers of the Company are covered under directors' and officers' liability insurance policies maintained by the Company.

Item 21.  Exhibits and Financial Statement Schedules.

        (a) The following exhibits are filed herewith or to be filed by amendment:


Exhibit
Number                        Description
------                        -----------
Exhibit 1         Underwriting Agreement
1.1 Purchase Agreement dated October 28, 1998 by and among the Registrant, Merrill Lynch & Co., BT Alex. Brown, Chase Securities Inc., Credit Suisse First Boston, Morgan Stanley Dean Witter and Paine Webber Incorporated**

Exhibit 3         Articles of Incorporation and By-Laws
3.1               Amended and Restated Certificate of Incorporation*
3.2               Certificate of Amendment of the Restated Certificate of
                  Incorporation*
3.3               Amended and Restated By-Laws*

Exhibit 4 Instruments Defining the Rights of Security Holders, including debentures
4.1               Specimen Common Stock Certificate*
4.2 Form of Note for the Registrant's 9 1/2% Senior Subordinated Notes (included in Exhibit 4.3)
4.3 Indenture dated November 2, 1998 between The Bank of New York, as trustee, and the Registrant relating to the Registrant's
                  9 1/2% Senior Subordinated Notes**
4.4 Form of Note for the Registrant's Series B 9 7/8% Senior Subordinated Notes (included in Exhibit 4.5)
4.5 Indenture dated January 24, 1996 between Fleet National Bank, as trustee, and the Registrant relating to the Registrant's 9-7/8% Senior Subordinated Notes and Series B 9 7/8% Senior Subordinated Notes*
4.6 Form of Note for the Registrant's 8% Series B Senior Subordinated Notes (included in Exhibit 4.7)
4.7 Indenture dated February 13, 1998 for the Registrant's issue of 8% Senior Subordinated Notes*
4.8 Form of Stockholders' Agreement by and among the Registrant, Summit Ventures II, L.P., Summit Investors II, L.P. and Wedbush Capital Partners*
4.9 Rights Agreement between the Registrant and BankBoston, N.A., as rights agent, dated as of November 12, 1998*

Exhibit 5         Opinion Re Legality
5.1               Opinion of Shearman & Sterling

Exhibit 10(i)     Material Contracts
10.1 Supply Agreement dated as of April 17, 1990 between the Registrant and Applied Extrusion Technologies, Inc.*
10.2              Fifth Amended and Restated Credit Agreement dated August 7,
                  1998*
10.3 Receivables Sales Agreement dated January 24, 1996 among the Registrant, First Trust of Illinois, N.A. and Centrally Held Eagle Receivables Program, Inc.*
10.4 Escrow Agreement dated January 24, 1996 among the Registrant, Eagle Industrial Product Corporation and First Trust of Illinois, N.A. as Escrow Agent*
10.5 Acquisition Agreement dated as of December 14, 1995 by and among the Registrant, Eagle Industrial Products Corporation, Eagle Industries, Inc. and Great American Management and Investment, Inc.*
10.6 Asset Purchase Agreement dated as of April 16, 1998 by and between Stanford Aerospace Group, Inc. and the Registrant*
10.7 Stock Purchase Agreement dated as of March 31, 1998 by and between the Registrant and Puritan Bennet Corporation*
10.8 Acquisition Agreement dated July 21, 1998 among the Registrant and Sellers named therein*
Exhibit 10(ii)    Leases
10.9 Lease dated May 15, 1992 between McDonnell Douglas Company, as lessor, and the Registrant, as lessee, relating to the Irvine, California property*
10.10             Lease dated September 1, 1992 relating to the Wellington,
                  Florida property*
10.11 Chesham, England Lease dated October 1, 1973 between Drawheath Limited and the Peninsular and Oriented Stem Navigation Company (assigned in February 1985)*
10.12 Utrecht, The Netherlands Lease dated December 15, 1988 between the Pension Fund Foundation for Food Supply Commodity Boards and Inventum*
10.13 Utrecht, The Netherlands Lease dated January 31, 1992 between G.W. van de Grift Onroerend Goed B.V. and Inventum*
10.14 Lease dated October 25, 1993 relating to the property in Longwood, Florida*
Exhibit 10 (iii)  Executive Compensation Plans and Arrangements
10.15             Amended and Restateted 1989 Stock Option Plan*

10.16             Directors' 1991 Stock Option Plan*
10.17             1990 Stock Option Agreement with Richard G. Hamermesh*
10.18             1990 Stock Option Agreement with B. Martha Cassidy*
10.19             1990 Stock Option Agreement with Jim C. Cowart*
10.20             1990 Stock Option Agreement with Petros A. Palandjian*
10.21             1990 Stock Option Agreement with Hansjorg Wyss*
10.22             1991 Stock Option Agreement with Amin J. Khoury*
10.23             1991 Stock Option Agreement with Jim C. Cowart*
10.24             1992 Stock Option Agreement with Amin J. Khoury*
10.25             1992 Stock Option Agreement with Jim C. Cowart*
10.26             1992 Stock Option Agreement with Paul W. Marshall*
10.27             1992 Stock Option Agreement with David Lahar*
10.28             United Kingdom 1992 Employee Share Option Scheme*
10.29             1994 Employee Stock Purchase Plan*
10.30 Amended and Restated Employment Agreement as of May 29, 1998 between the Registrant and Amin J. Khoury*
10.31 Amended and Restated Employment Agreement as of May 29, 1998 between the Registrant and Robert J. Khoury*
10.32 Employment Agreement dated as of March 1, 1992 between the Registrant and Marco Lanza (the "Lanza Agreement")*
10.33             Amendment No. 1 dated as of January 1, 1996 to the Lanza
                  Agreement*
10.34 Employment Agreement dated as of April 1, 1992 between the Registrant and G. Bernard Jewel*
10.35 Amended and Restated Employment Agreement dated as of May 29, 1998 between the Registrant and Thomas P. McCaffrey*
10.36 Amended and Restated Employment Agreement dated as of May 29, 1998 between the Registrant and Paul E. Fulchino*
10.37 BE Aerospace, Inc. Savings and Profit Sharing Plan and Trust-- Financial Statements for the Ten Months Ended December 31, 1995 and the Year Ended February 28, 1995, Supplemental Schedules and Independent Auditors' Report*
10.38 BE Aerospace, Inc. 1994 Employee Stock Purchase Plan Financial Statements as of February 29, 1996 and February 26, 1995; and for the Year Ended February 29, 1996 and the period from May 15, 1994 (inception) to February 28, 1995 and Independent Auditors' Report*
10.39 Amendment No. 1 to Employment Agreement dated November 12, 1998 between the Registrant and Amin J. Khoury**
10.40 Amendment No. 1 to Employment Agreement dated November 12, 1998 between the Registrant and Robert J. Khoury**
10.41 Amendment No. 1 to Amended and Restated Employment Agreement dated as of November 12, 1998 between the Registrant and Thomas P. McCaffrey
10.42 Amendment No. 1 to Amended and Restated Employment Agreement dated as of November 12, 1998 between the Registrant and Paul E. Fulchino
10.43             Amendment No. 2 dated as of November 12, 1998 to the
                  Lanza Agreement

Exhibit 21        Subsidiaries of the Registrant
21.1              Subsidiaries*

Exhibit 23        Consents of Experts and Counsel
23.1              Consent of Independent Accountants -Deloitte & Touche LLP**
23.2              Consent of Shearman & Sterling (included in Exhibit 5.1)
23.3              Consent of Independent Accountants - Zalick, Torok, Kirgesner,
                  Cook & Co.**

Exhibit 24        Power of Attorney
24.1              Power of Attorney (Included on page II-5)

Exhibit 25        Statement of Eligibility of Trustee
25.1              Statement of Eligibility of The Bank of New York, Trustee**

---------------------
* Previously filed and incorporated by reference herein. See Exhibit Index. ** Filed herewith.


Item 22.  Undertakings.

          The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication to such issue.

          The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, `10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston and the Commonwealth of Massachusetts, on the 20th day of November, 1998.

                                               BE AEROSPACE, INC.



                                               By:  /S/ AMIN J. KHOURY
                                                   -------------------------
                                                      Amin J. Khoury
                                                   Chairman of the Board

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 20th day of November, 1998. Each person whose signature appears below hereby authorizes Amin J. Khoury, Thomas P. McCaffrey and Robert J. Khoury and each of them, with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement and to file the same, with any exhibits thereto and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints each of Amin J. Khoury, Thomas P. McCaffrey and Robert J. Khoury and each of them, with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with any exhibits thereto and other documents in connection therewith.


       Signature                              Title
       ---------                              -----
 /S/ AMIN J. KHOURY
------------------------     Chairman of the Board of Directors
   Amin J. Khoury

 /S/ ROBERT J. KHOURY
------------------------     Vice Chairman of the Board of Directors and Chief
   Robert J. Khoury              Executive Officer (principal executive officer)

 /S/ PAUL E. FULCHINO
------------------------     President, Chief Operating Officer and Director
   Paul E. Fulchino

/S/ THOMAS P. MCCAFFREY
------------------------     Corporate Senior Vice President of Administration,
  Thomas P. McCaffrey            Chief Financial Officer and Assistant Secretary
                                 (principal financial and accounting officer)
   /S/ JIM C. COWART
------------------------     Director
     Jim C. Cowart


------------------------     Director
  Richard G. Hamermesh

   /S/ BRIAN H. ROWE
------------------------     Director
     Brian H. Rowe

  /S/ HANSJOERG WYSS
------------------------     Director
     Hansjoerg Wyss

                                  Exhibit Index
Exhibit
Number            Description
------            -----------
Exhibit 1         Underwriting Agreement
1.1               Purchase Agreement dated October 28, 1998 by and among the
                  Registrant, Merrill Lynch & Co., BT Alex. Brown,
                  ChaseSecurities Inc., Credit Suisse First Boston, Morgan
                  Stanley Dean Witter and Paine Webber Incorporated**

Exhibit 3         Articles of Incorporation and By-Laws
3.1               Amended and Restated Certificate of Incorporation (1)
3.2               Certificate of Amendment of the Restated Certificate of
                  Incorporation (2)
3.3               Amended and Restated By-Laws (18)

Exhibit 4 Instruments Defining the Rights of Security Holders, including debentures
4.1               Specimen Common Stock Certificate (1)
4.2 Form of Note for the Registrant's 9 1/2% Senior Subordinated Notes (included in Exhibit 4.3)**
4.3 Indenture dated November 2, 1998 between The Bank of New York, as trustee, and the Registrant relating to the Registrant's
                  9 1/2% Senior Subordinated Notes**
4.4 Form of Note for the Registrant's Series B 9 7/8% Senior Subordinated Notes (3)
4.5 Indenture dated January 24, 1996 between Fleet National Bank, as trustee, and the Registrant relating to the Registrant's 9-7/8% Senior Subordinated Notes and Series B 9 7/8% Senior Subordinated Notes (3)
4.6               Form of Note for the Registrant's 8% Series B Senior
                  Subordinated Notes (4)
4.7 Indenture dated February 13, 1998 for the Registrant's issue of 8% Senior Subordinated Notes (4)
4.8 Form of Stockholders' Agreement by and among the Registrant, Summit Ventures II, L.P., Summit Investors II, L.P. and Wedbush Capital Partners (5)
4.9 Rights Agreement between the Registrant and BankBoston, N.A., as rights agent, dated as of November 12, 1998 (18)

Exhibit 5         Opinion Re Legality
5.1               Opinion of Shearman & Sterling***

Exhibit 10(i)     Material Contracts
10.1 Supply Agreement dated as of April 17, 1990 between the Registrant and Applied Extrusion Technologies, Inc. (1)
10.2              Fifth Amended and Restated Credit Agreement dated August 7,
                  1998 (17)
10.3 Receivables Sales Agreement dated January 24, 1996 among the Registrant, First Trust of Illinois, N.A. and Centrally Held Eagle Receivables Program, Inc. (3)
10.4 Escrow Agreement dated January 24, 1996 among the Registrant, Eagle Industrial Product Corporation and First Trust of Illinois, N.A. as Escrow Agent (3)
10.5 Acquisition Agreement dated as of December 14, 1995 by and among the Registrant, Eagle Industrial Products Corporation, Eagle Industries, Inc. and Great American Management and Investment, Inc. (8)
10.6 Asset Purchase Agreement dated as of April 16, 1998 by and between Stanford Aerospace Group, Inc. and the Registrant (9)
10.7 Stock Purchase Agreement dated as of March 31, 1998 by and between the Registrant and Puritan Bennet Corporation (10)
10.8 Acquisition Agreement dated July 21, 1998 among the Registrant and Sellers named therein (16)

Exhibit 10(ii)    Leases
10.9 Lease dated May 15, 1992 between McDonnell Douglas Company, as lessor, and the Registrant, as lessee, relating to the Irvine, California property (2)
10.10 Lease dated September 1, 1992 relating to the Wellington, Florida property (2)
10.11 Chesham, England Lease dated October 1, 1973 between Drawheath Limited and the Peninsular and Oriented Stem Navigation Company (assigned in February 1985) (14)
10.12 Utrecht, The Netherlands Lease dated December 15, 1988 between the Pension Fund Foundation for Food Supply Commodity Boards and Inventum (14)
10.13 Utrecht, The Netherlands Lease dated January 31, 1992 between G.W. van de Grift Onroerend Goed B.V. and Inventum (14)

10.14 Lease dated October 25, 1993 relating to the property in Longwood, Florida(6)

Exhibit 10(iii)   Executive Compensation Plans and Arrangements
10.15             Amended and Restated 1989 Stock Option Plan (11)
10.16             Directors' 1991 Stock Option Plan (11)
10.17             1990 Stock Option Agreement with Richard G. Hamermesh (11)
10.18             1990 Stock Option Agreement with B. Martha Cassidy (11)
10.19             1990 Stock Option Agreement with Jim C. Cowart (11)
10.20             1990 Stock Option Agreement with Petros A. Palandjian (11)
10.21             1990 Stock Option Agreement with Hansjorg Wyss (11)
10.22             1991 Stock Option Agreement with Amin J. Khoury (11)
10.23             1991 Stock Option Agreement with Jim C. Cowart (11)
10.24             1992 Stock Option Agreement with Amin J. Khoury (11)
10.25             1992 Stock Option Agreement with Jim C. Cowart (11)
10.26             1992 Stock Option Agreement with Paul W. Marshall (11)
10.27             1992 Stock Option Agreement with David Lahar (11)
10.28             United Kingdom 1992 Employee Share Option Scheme (2)
10.29             1994 Employee Stock Purchase Plan (12)
10.30 Amended and Restated Employment Agreement as of May 29, 1998 between the Registrant and Amin J. Khoury (15)
10.31 Amended and Restated Employment Agreement as of May 29, 1998 between the Registrant and Robert J. Khoury (15)
10.32 Employment Agreement dated as of March 1, 1992 between the Registrant and Marco Lanza (the "Lanza Agreement") (14)
10.33             Amendment No. 1 dated as of January 1, 1996 to the Lanza
                  Agreement (13)
10.34 Employment Agreement dated as of April 1, 1992 between the Registrant and G. Bernard Jewel (14)
10.35 Amended and Restated Employment Agreement dated as of May 29, 1998 between the Registrant and Thomas P. McCaffrey (15)
10.36 Amended and Restated Employment Agreement dated as of May 29, 1998 between the Registrant and Paul E. Fulchino (15)
10.37 BE Aerospace, Inc. Savings and Profit Sharing Plan and Trust-- Financial Statements for the Ten Months Ended December 31, 1995 and the Year Ended February 28, 1995, Supplemental Schedules and Independent Auditors' Report (14)
10.38 BE Aerospace, Inc. 1994 Employee Stock Purchase Plan Financial Statements asof February 29, 1996 and February 26, 1995; and for the Year Ended February 29, 1996 and the period from May 15, 1994 (inception) to February 28, 1995 and Independent Auditors' Report (14)
10.39 Amendment No. 1 to Employment Agreement dated November 12, 1998 between the Registrant and Amin J. Khoury**
10.40 Amendment No. 1 to Employment Agreement dated November 12, 1998 between the Registrant and Robert J. Khoury**
10.41 Amendment No. 1 to Amended and Restated Employment Agreement dated as of November 12, 1998 between the Registrant and Thomas P. McCaffrey**
10.42 Amendment No. 1 to Amended and Restated Employment Agreement dated as of November 12, 1998 between the Registrant and Paul E. Fulchino**
10.43             Amendment No. 2 dated as of November 12, 1998 to the
                  Lanza Agreement**

Exhibit 21        Subsidiaries of the Registrant
21.1              Subsidiaries (14)

Exhibit 23        Consents of Experts and Counsel
23.1              Consent of Independent Accountants -Deloitte & Touche LLP**
23.2              Consent of Shearman & Sterling (included in Exhibit 5.1)***
23.3              Consent of Independent Accountants - Zalick, Torok, Kirgesner,
                  Cook & Co.**

Exhibit 24        Power of Attorney
24.1              Power of Attorney (Included on page II-5)**

Exhibit 25        Statement of Eligibility of Trustee
25.1              Statement of Eligibility of The Bank of New York, Trustee**

---------------------
*    Previously filed.
**   Filed herein.
***  To be filed by amendment

(1) Incorporated by reference to the Company's Registration Statement on Form S-1, as amended (No. 33-33689), filed with the Commission on March 7, 1990.
(2) Incorporated by reference to the Company's Registration Statement on Form S-1, as amended (No. 33-54146), filed with the Commission on November 3, 1992.

(3) Incorporated by reference to the Company's Registration Statement on Form S-4 (No. 333-00433), filed with the Commission on January 26, 1996.
(4) Incorporated by reference to the Company's Registration Statement on Form S-4 (No. 333-47649), filed with the Commission on March 10, 1998.
(5) Incorporated by reference to the Company's Registration Statement on Form S-2 (No. 33-66490), filed with the Commission on July 23, 1993.
(6) Incorporated by reference to the Company's Annual Report on Form 10-K as amended for the Fiscal year ended February 26, 1994, filed with the Commission on May 25, 1994.
(7) Incorporated by reference to the Company's Annual Report on Form 10-K as amended for the Fiscal year ended February 25, 1995, filed with the Commission on May 26, 1995.
(8) Incorporated by reference to the Company's Current Report on Form 8-K dated December 14, 1995, filed with the Commission on December 28, 1995.
(9) Incorporated by reference to the Company's Current Report on Form 8-K dated May 8, 1998, filed with the Commission on May 8, 1998.
(10) Incorporated by reference to the Company's Current Report on Form 8-K dated March 31,1998, filed with the Commission on April 27, 1998.
(11) Incorporated by reference to the Company's Registration Statement on Form S-8 (No. 33-48119), filed with the Commission on May 26, 1992.
(12) Incorporated by reference to the Company's Registration Statement on Form S-8 (No. 33-82894), filed with the Commission on August 16, 1994.
(13) Incorporated by reference to the Company's Current Report on Form 8-K dated March 26, 1996, filed with the Commission on April 5, 1996.
(14) Incorporated by reference to the Company's Annual Report on Form 10-K as amended for the Fiscal year ended February 28, 1998, filed with the Commission on May 29, 1998.
(15) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended May 30, 1998, filed with the Commission on July 14, 1998.
(16) Incorporated by reference to the Company's Current Report on Form 8-K dated August 24, 1998, filed with the Commission on August 24, 1998.
(17) Incorporated by reference to the Company's Registration Statement on Form S-3 (No. 333-60209), filed with the Commission on July 30, 1998.
(18) Incorporated by reference to the Company's Current Report on Form 8-K dated November 12, 1998, filed with the Commission on November 18, 1998.